Exhibit 4.13

SALE AND PURCHASE AGREEMENT

11 October 2012

By and Between

Telefónica, S.A.

and

The Buyers

Table of Contents

		Page
1	DEFINITIONS AND INTERPRETATION	3
2	SALE AND PURCHASE	4
3	CONDITIONS PRECEDENT	5
4	CLOSING	8
5	PURCHASE PRICE AND PAYMENT	10
6	MANAGEMENT OF THE COMPANY AND ITS SUBSIDIARIES UNTIL THE CLOSING DATE	12
7	REPRESENTATIONS AND WARRANTIES	19
8	RULES REGARDING LIABILITY FOR DAMAGES	19
9	INDEMNITY	27
10	POST-CLOSING COVENANTS	30
11	CONFIDENTIALITY	32
12	MISCELLANEOUS	33
13	GOVERNING LAW	38
14	JURISDICTION	38

This Sale and Purchase Agreement is entered into in Madrid, this 11th day of October 2012

BY AND BETWEEN

ON THE ONE PART

Telefónica, S.A. (the “Seller”), a company duly incorporated and in existence in accordance with the laws of the Kingdom of Spain, with Spanish Tax Identification Number (CIF) A-28.015.865 and registered office in Calle Gran Vía, nº 28, Madrid, represented by Mr. Angel Vilã Boix, of age, duly empowered to act by virtue of the Board of Directors meeting held on 26 September 2012;

AND ON THE OTHER PART

B.C. Brazilco Participacoes S.A. (“Brazil Holdco”), a company duly incorporated and in existence in accordance with the laws of Brazil, enrolled with the Corporate Taxpayers’ Registry (CNPJ/MF) under No. 15.418.674/0001-88 and registered office in the City of São Paulo, State of São Paulo, Brazil, at Avenida Bernardino de Campos, 98, 3th floor, room 18, ZIP Code 04004-040, represented by Mr. Antonio de Santiago Pèrez, of legal age, duly empowered to act by virtue of the power of attorney granted on October 8th, 2012, duly notarized;

B.C. Atalaya Mexholdco, S. de R.L. de C.V. (“Mexico Holdco”), a company duly incorporated and in existence in accordance with the laws of the United Mexican States, with Tax Identification Number PAC120605V77  and registered office in Angel Urraza Eje 6 Sur 314, Colonia del Valle, 03100, Mexico, Federal District, represented by Mr. Antonio de Santiago Pèrez, of legal age, duly empowered to act by virtue of public deed number 37,433, dated as of October 8th, 2012, granted before Mr. José Luis Villavicencio Castañeda, Notary Public Number 218 of Mexico, Federal District;

Global Chaucer, S.L.U. (“Spain Holdco”), a company duly incorporated and in existence in accordance with the laws of the Kingdom of Spain, with Tax Identification Number B-86445731 and registered office in Calle Pradillo nº 5, bajo exterior, derecha, 28002, Madrid, represented by Mr. Antonio de Santiago Pérez, of legal age, duly empowered to act by virtue of his appointment as joint and several director of the company;

Global Laurentia, S.L.U. (“Spain Holdco 2”), a company duly incorporated and in existence in accordance with the laws of the Kingdom of Spain, with Tax Identification Number B-86521267 and registered office in Calle Pradillo nº 5, bajo exterior, derecha, 28002, Madrid, represented by Mr. Antonio de Santiago Pérez, of legal age, duly empowered to act by virtue of a public deed granted before the Notary Public of Madrid, Mr. Ignacio Martinez-Gil Vich, under number 2,107 of his records;

B.C. Spain HoldCo 4, S.A.U. (“Spain Holdco 4”), a company duly incorporated and in existence in accordance with the laws of the Kingdom of Spain, with Tax Identification Number A-86542776 and registered office in Calle Pradillo nº 5, bajo exterior, derecha, 28002, Madrid, represented by Mr. Antonio de Santiago Pérez, of legal age, duly empowered to act by virtue of his appointment as sole director of the company; and

Global Kiowa, S.L.U. (“Spain Holdco 5”), a company duly incorporated and in existence in accordance with the laws of the Kingdom of Spain, with Tax Identification Number B-86521226 and registered office in Calle Pradillo nº 5, bajo exterior, derecha, 28002, Madrid, represented by

Mr. Antonio de Santiago Pérez, of legal age, duly empowered to act by virtue of his appointment as joint and several director of the company.

BC Luxco 1 (“Luxco 1”), a société à responsabilité limitée duly incorporated and in existence in accordance with the laws of the Grand Duchy of Luxembourg having its registered office at 9A, rue Gabriel Lippmann, L-5365 Munsbach, registered with the Luxembourg Trade and Companies’ Register under number B 170329 represented by Mr. Antonio de Santiago Pèrez, of legal age, duly empowered to act by virtue of the power of attorney granted by Luxco 1 on October 8th, 2012, duly notarized.

BC Luxco 2 (“Luxco 2”), a société à responsabilité limitée duly incorporated and in existence in accordance with the laws of the Grand Duchy of Luxembourg having its registered office at 9A, rue Gabriel Lippmann, L-5365 Munsbach, registered with the Luxembourg Trade and Companies’ Register under number B 171 762 represented by Mr. Antonio de Santiago Pèrez, of legal age, duly empowered to act by virtue of the power of attorney granted by Luxco 2 on October 8th, 2012, duly notarized.

The Seller and the Buyers will be jointly named as the “Parties” and each one of them a “Party”.

RECITALS

I.
Whereas the Seller is the holder of 100% of the share capital of Atento Inversiones y Teleservicios, S.A. (sociedad unipersonal) (the “Company”), a Spanish company, with registered office in calle Quintanavides, Nº 17-1ª Planta, 28050, Las Tablas (Madrid) registered with the Commercial Registry of Madrid, at tome 25.149, folio 109, section 8, page number M-452.906 and with Spanish Tax Identification Number (CIF) A-85.308.930.

II.	Whereas the Company directly or indirectly owns the issued share capital of the subsidiaries as described in Schedule I (the “Subsidiaries”).

III.	Whereas the main activity of the Company and its Subsidiaries consists of rendering outsourcing customer and business process outsourcing services.

IV.	Whereas the Seller was interested in selling and transferring a controlling interest up to 100% of the share capital of the Company and for such purpose it initiated an open bid process.

V.
Whereas Bain Capital, Ltd. participated in such process and for such purpose has, together with its accounting, legal, tax, business and other advisers, carried out a due diligence process consisting of (i) analyzing to its satisfaction the documents delivered to Bain Capital, Ltd., or made available to it in the Data Room, during the due diligence process, including the Vendor Due Diligence Reports, as well as other information oral or written made available to Bain Capital, Ltd. with respect to the Company, and/or the transaction hereunder and (ii) discussions with certain managers and officers of the Company during management presentation sessions. In addition, Bain Capital, Ltd. and its advisors have been able to ask questions and to carry out those investigations they deemed necessary in relation to the Company and its Subsidiaries. The list of all documents, together with all the written answers to the written questions asked by Bain Capital, Ltd. or its advisers, provided during the due diligence process through the virtual data room are contained on the Diligence CD-ROM, which shall be in Agreed Form and deposited with a Spanish notary public on the date hereof (the content of such Diligence CD-ROM being the “Information Disclosed”).

VI.
Whereas pursuant to the Confidentiality Agreement, Bain Capital, Ltd. agreed to keep (and to procure that its permitted disclosees keep) confidential certain information relating to the Company and its Subsidiaries on and subject to the terms of the Confidentiality Agreement.

VII.	Whereas, after reviewing the Information Disclosed then available to it, Bain Capital, Ltd. submitted to the Seller, on 10 July 2012 a binding offer to acquire 100% of the Shares.

VIII.
Whereas, following negotiations between the Parties, the Seller has agreed to procure the sale to the Buyers of: (i) the Atento Assets and Liabilities; and (ii) the Shares, in each case on the terms and subject to the conditions of this Agreement (the “Agreement”).

CLAUSES

1	DEFINITIONS AND INTERPRETATION

1.1	Capitalized terms used but not defined in the body of the Agreement shall have the meanings given to such terms in Schedule II.

1.2	The singular includes the plural and vice versa.

1.3
References to the Schedules are to the schedules to this Agreement.  The Schedules form an integral part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules hereto.

1.4	All headings in this Agreement are for ease of reference only and shall not affect the meaning or construction of any provision of this Agreement.

1.5	The words “include” or “including” (or any similar term) are not to be construed as implying any limitation.

1.6	General words shall not be given a restrictive meaning by reason of the fact that they are preceded or followed by words indicating a particular class of acts, matters or things.

1.7
Any reference to a “person” includes any individual, company, trust, partnership, joint venture, unincorporated association or governmental, quasi-governmental, judicial or regulatory entity (or any department, agency or political sub-division of any such entity), in each case whether or not having a separate legal personality, and any reference to a “company” includes any company, corporation or other body corporate, wherever and however incorporated or established.

1.8	Words indicating gender shall be treated as referring to the masculine, feminine or neuter as appropriate.

1.9
A reference to a statute, statutory provision or subordinate legislation (“legislation”) refers to such legislation as amended and in force from time to time and to any legislation that (either with or without modification) re-enacts, consolidates or enacts in rewritten form any such legislation, provided that as between the Parties no such amendment, re-enactment or modification shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or would otherwise adversely affect the rights of, any Party.

1.10
Any reference to any document other than this Agreement is a reference to that other document as amended, varied, supplemented, or novated (in each case, other than in breach of the provisions of this Agreement) at any time.

1.11	A reference to something being “in writing” or “written” includes that thing being produced by any legible and non-transitory substitute for writing (but not including in electronic form).

1.12
“Directly or indirectly” means either alone or jointly with any other person and whether on such person’s own account or in partnership with another or others or as the holder of any interest in or as officer, employee or agent of or consultant to any other person.

1.13	References to the time of day are to Madrid time.

2	SALE AND PURCHASE

2.1
In accordance with the terms and subject to the conditions of this Agreement, the Seller hereby agrees to procure the sale and transfer to the Buyers of the following assets in the following order (in each case with all rights accruing thereto as at Closing, provided that the Buyers shall only be entitled to dividends, distributions and/or return of capital resolved upon and declared, paid or made after the Effective Time (other than the Brazil Dividend and the Mexico Dividend) and free from any Encumbrances):

2.1.1	the Brazil Shares to Brazil Holdco and Spain Holdco 4 in the proportions set out in paragraph 1 of Part 1 of Schedule III and each of Brazil Holdco and Spain Holdco 4 agrees to acquire the same;

2.1.2	the Mexico Shares to Mexico Holdco and Spain Holdco 5 in the proportions set out in Clause 4.1.2, and each of Mexico Holdco and Spain Holdco 5 agrees to acquire the same;

2.1.3	the Argentina Shares to Luxco 1 and Luxco 2 in the proportions set out in Part 4 of Schedule III, and Luxco 1 and Luxco 2 agree to acquire the same;

2.1.4	the Spain Shares and the NV Shares to Spain Holdco 2, and Spain Holdco 2 hereby agrees to acquire the same;

2.1.5
the Atento Assets and Liabilities (but, for the avoidance of doubt, not the AIT Assets and Liabilities) to Spain Holdco on and subject to the terms of this Agreement and the APA, and Spain Holdco hereby agrees to acquire the same;

2.1.6	the Czech Shares to Spain Holdco and Spain Holdco agrees to acquire the same;

2.1.7	the Chile Shares to Atento Chile Holdco and Atento NV, in the proportions set out in Part 8 of Schedule III, and Atento Chile Holdco and Atento NV agree to acquire the same; and

2.1.8	the Chile Holdco Shares to Spain Holdco 2, and Spain Holdco 2 agrees to acquire the same.

2.2
No Buyer shall be obliged to purchase and/or acquire any of the Atento Assets and Liabilities or the Shares unless all of the Atento Assets and Liabilities and Shares can be (and are) duly transferred to the Buyers on the Closing Date in the sequence set out in Clause 2.1 and in accordance with this Agreement.  This Clause 2.2 shall not apply if the failure to complete such steps in the sequence described is due to any action or omission of any Buyer.

3	CONDITIONS PRECEDENT

The enforceability of the purchase and sale commitments referred to in Clause 2 above is subject to the conditions set out in Clauses 3.1.1, 3.2.1, 3.3.1, 3.4.1, 3.5.1 and 3.6 (collectively, the “Conditions Precedent”) being satisfied or waived (or their satisfaction being subject only to Closing occurring).

3.1	Antitrust Approvals

3.1.1
All regulatory or antitrust approvals necessary to approve the transactions contemplated in this Agreement (other than approval of the Authority in Argentina) must be obtained without any restrictions or conditions of any kind imposed on the Seller (the “Regulatory Condition Precedent”).  For the avoidance of doubt, should the relevant authorities (the “Authorities”) impose any conditions or restrictions on any Buyer or the Subsidiaries, the Regulatory Condition Precedent shall be deemed fulfilled unless: (i) such conditions or restrictions could have a material adverse change on the businesses of the Subsidiaries, taken as a whole; or (ii) proceeding with Closing in such circumstances could constitute a  breach of applicable law or regulation.

3.1.2
The Buyers’ Representative shall as soon as reasonably practicable prepare and file with the Authorities all necessary documents (including notifications, notices, applications and subsequent submissions) to satisfy the Regulatory Condition Precedent and the mandatory filing in Argentina. The Seller shall have at least three (3) Business Days to comment on any draft written or material communication to be filed or exchanged with any Authority, and to attend all material meetings with it and the Buyers’ Representative shall keep the Seller properly informed and shall timely provide the Seller with copies of all material documents filed and correspondence exchanged with the Authorities.  The Parties shall agree in good faith the content of the mandatory joint filing in Brazil.  Provided that the Buyers’ Representative has received timely input  from the Seller, all such filings shall be made no later than twenty-five (25) days after the execution of this Agreement.

3.1.3
The Parties shall use their reasonable best efforts to cooperate with regard to the fulfillment of the Regulatory Condition Precedent, to execute all documents and take all actions which may be necessary in order to fulfill the Regulatory Condition Precedent without undue delay, including without limitation to supply any additional information and documentation that may be requested by an Authority and, in relation to the Buyer,  to negotiate with and offer the Authorities any necessary commitments.

3.1.4	The Buyers agree to notify the Seller of the fulfillment of the Regulatory Condition Precedent on the same day on which such condition has been fulfilled.

3.2	Pre-Closing Actions

3.2.1
The Seller shall procure as soon as possible following the notification described in Clause 3.1.4 and in any event by no later than 12:00 noon on the Business Day immediately prior to Closing that the following steps have been duly taken and completed and that each relevant person has complied with its respective obligations as specified in Schedule XIV:

(a)
Atento Chile Holdco and Atento NV shall transfer to TEF Company 1 such number of its Argentina Shares as are set out in paragraph 1 of Part 1 of Schedule XIV at book value (being approximately €17,499,000) for the Majority Promissory Note;

(b)
Atento Chile Holdco and Atento NV shall transfer to TEF Company 2 such number of its Argentina Shares as are set out in paragraph 1 of Part 1 of Schedule XIV at book value (being approximately €1,944,000)for the Minority Promissory Note;

(c)	Atento NV shall transfer the Guatemala Shares to Atento Mexico at fair market value for cash consideration;

(d)
Atento Brazil shall declare a dividend up to the amount of Brazilian Reals 332,273,000 (the “Brazil Dividend”), which amount shall be notified to the Buyer’s Representative in writing no later than 5 Business Days prior to Closing and shall be left outstanding after declaration as an intercompany balance;

(e)
Atento Mexico shall declare a dividend up to the amount of 657,532,000 Mexican Pesos (the “Mexico Dividend”), which amount shall be notified to the Buyer’s Representative in writing no later than 5 Business Days prior to Closing and shall be left outstanding after declaration as an intercompany balance;

(f)
Atento Venezuela S.A. and Atento Brazil shall transfer 100% of their respective holdings of shares in Atento Colombia to those Subsidiaries as are set out in Part 3 of Schedule XIV (in such proportions as are set out therein), in each case for cash consideration; and

(g)
Atento Mexico shall transfer 100% of its holding of shares in Atento Colombia to those Subsidiaries as are set out in Part 3 of Schedule XIV (in such proportions as are set out therein) at fair market value for cash consideration.

For purposes of sub-Clauses 3.2.1(c), 3.2.1(f) and 3.2.1(g), the Seller and the Buyers Representative shall agree the fair market value by no later than 5 Business Days prior to Closing.

3.3	Master Services Agreement

3.3.1
At Closing: (i) the Seller shall have duly executed and delivered its counterpart to the Master Services Agreement to the Buyers; and (ii) Spain Holdco (or its nominee incorporated in a Core Jurisdiction) shall have duly executed and delivered its counterpart to the Master Services Agreement to the Seller.

3.4	Brazilian Financing Conditions

3.4.1	The following condition precedent to the issuance of the Debentures shall have been duly satisfied or waived by the Brazilian Banks:

(a)
no event or circumstance has occurred which is unforeseeable, and out of any  Buyer control (including force majeure events) in relation to: (i) the issuance of the Debentures (including the failure to obtain the registration with the CETIP for distribution of the Debentures on the primary market and for negotiation of Debentures on the secondary market) or (ii) Brazil Holdco, which makes it impossible to issue the Debentures or would result in the Brazilian Banks acting contrary to any order of any court, arbitral body, administrative body or any law, regulation, treaty or official directive or request applicable to them;

(b)
the Brazilian Banks have not exercised their right to terminate the commitments to fund and subscribe for the Debentures following any judicial or extrajudicial reorganization, bankruptcy, intervention or liquidation of Atento Brazil or Seller;

(c)	there having been no judicial or extrajudicial reorganization, bankruptcy, intervention or liquidation of any of the Brazilian Banks.

3.4.2
Brazil Holdco undertakes to the Seller that, prior to Closing, it will not terminate or make any amendments to the Debentures that adversely affect its ability to satisfy its obligations hereunder, or that would delay such satisfaction, without the consent of the Seller.

3.4.3
If one of the Brazilian Banks notifies Brazil Holdco prior to Closing that it will not advance its commitments under the Financing for any of the reasons set out in Clause 3.4.1, Brazil Holdco shall use its reasonable efforts to procure that a replacement lender provides such commitments.  For the avoidance of doubt, if Brazil Holdco is unable to procure a replacement lender, the Condition Precedent in Clause 3.4.1 shall not be deemed satisfied unless the Buyers’ Representative has exercised its right of waiver under Clause 3.8.

3.5	Atento Venezuela Transfers

3.5.1
The Seller shall procure that: (i) Atento NV transfers the Venezuela Shares to a person that is a member of the Retained Group (and not a Subsidiary); and (ii) Atento Venezuela S.A. transfers its entire holding of shares in Atento Colombia to Atento Spain (in accordance with Clause 3.2.1(f)) for cash consideration, in each case by no later than the Business Day immediately prior to the Closing Date.

3.6	BBVA

The BBVA Master Framework Agreement has been fully executed and extended on terms and conditions substantially in the form set out in Schedule XIII, with the term extended for a period of at least five years.

3.7	Each of the Parties undertakes, to the extent permitted by law, to use reasonable endeavours and to co-operate with each other in good faith with a view to satisfying the Conditions Precedent.

3.8
The Buyers’ Representative shall have the right (on behalf of the Buyers) to waive the Regulatory Condition Precedent (in relation only to conditions imposed on a Buyer or a Subsidiary) and/or the Conditions Precedent set out in Clauses 3.2.1, 3.3.1(i), 3.4, 3.5.1 and 3.6, and the Seller shall have the right to waive the Regulatory Condition Precedent (in relation only to conditions imposed on the Seller) and the Condition Precedent set out in Clause 3.3.1(ii).

3.9	Any waiver of the Regulatory Condition Precedent in respect of Brazil shall be agreed between the Seller and the Buyers’ Representative (on behalf of the Buyers).

3.10
If the Conditions Precedent set forth in this Clause 3 are not fulfilled (or waived) at least 10 Business Days prior to the Long Stop Date, or become incapable of satisfaction on or before the Long Stop Date, or Closing does not otherwise occur on or prior to the Long

Stop Date, this Agreement (except for Clauses 1, 11, 12.3 through 12.11 (inclusive), 13 and 14) will automatically terminate. If this Agreement is so terminated, the Parties shall no longer be bound by this Agreement and the Parties shall have no rights and obligations hereunder save for those rights and obligations that have accrued prior to termination.

3.11	For the avoidance of doubt,

3.11.1
if all of the Conditions Precedent are satisfied (or waived) at least 10 Business Days prior to the Long Stop Date the Parties shall be obligated to complete or procure the completion of the sale and purchase commitments set out in Clause 2;

3.11.2
if a Party fails to satisfy its obligations in respect of the Conditions Precedent set out in Clause 3.2.1, 3.3.1 or 3.5 and the other Party elects to waive such Condition Precedent (if it is permitted to do so) and proceed with Closing, or if this Agreement is terminated in accordance with Clause 4.3.4 below, then the waiving or terminating Party (as applicable) shall not be prohibited from making a claim for breach of this Agreement or from seeking any other remedy available to it under the terms of this Agreement with respect to accrued claims.

4	CLOSING

4.1
Subject to all of the Conditions Precedent having been duly satisfied (or duly waived) in accordance with Clause 3, Closing shall take place on the Closing Date at the offices of the Seller in Madrid, Spain (or such other place and in such other manner as the Parties may agree) and the following actions shall be taken in the following order:

4.1.1
Atento NV and the Minority Brazil Holders shall transfer the Brazil Shares to Brazil Holdco and Spain Holdco 4, in the proportions set out in paragraph 1 of Part 1 of Schedule III, and the Seller shall procure that Atento NV and the Minority Brazil Holders shall comply with their respective obligations as specified in Part 1 of Schedule III and Brazil Holdco and Spain Holdco 4 shall comply with their respective obligations as specified in Part 1 of Schedule III;

4.1.2
Atento NV shall transfer to Mexico Holdco 100% of its holding of the Mexico Shares and Atento Colombia shall transfer 100% of its holding of the Mexico Shares to Spain Holdco 5, and the Seller shall procure that Atento NV and Atento Colombia shall comply with their respective obligations as specified in Part 2 of Schedule III and Mexico Holdco and Spain Holdco 5 shall comply with their respective obligations as specified in Part 2 of Schedule III;

4.1.3
Brazil Holdco will subscribe for shares in Atento Brazil in an amount equal to the Brazil Dividend, and Atento Brazil shall use such funds to satisfy the Brazil Dividend; and Mexico Holdco will subscribe for shares and/or make a loan to Atento Mexico in an amount equal to the Mexico Dividend, and Atento Mexico shall use such funds to satisfy the Mexico Dividend;

4.1.4
the Company shall transfer the NV Shares to Spain Holdco 2 (the consideration for which shall be net of all Taxes), and the Seller shall procure that the Company complies with its obligations as specified in Part 3 of Schedule III and Spain Holdco 2 shall comply with its obligations as specified in Part 3 of Schedule III;

4.1.5	(i) TEF Company 2 shall transfer 100% of its holding of Argentina Shares to Luxco 1 and Luxco 1 will assume TEF Company 2’s obligations under the Minority Promissory Note;

(ii) TEF Company 1 shall transfer 100% of its holding of Argentina Shares to Luxco 2 and Luxco 2 will assume TEF Company 1’s obligations under the Majority Promissory Note; and (iii) the Seller shall procure that TEF Company 1 and TEF Company 2 comply with their respective obligations as specified in Part 4 of Schedule III and Luxco 1 and Luxco 2 shall comply with their respective obligations as specified in Part 4 of Schedule III;

4.1.6
the Company shall transfer the Spain Shares to Spain Holdco 2, and the Seller shall procure that the Company complies with its obligations as specified in Part 5 of Schedule III and Spain Holdco 2 shall comply with its obligations as specified in Part 5 of Schedule III;

4.1.7
the Company shall transfer the Atento Assets and Liabilities to Spain Holdco on and subject to the terms of the APA and the Seller shall procure that the Company complies with its obligations thereunder and as specified in Part 6 of Schedule III, and Spain Holdco shall comply with its obligations as specified in Part 6 of Schedule III; and

4.1.8
the Company shall transfer the Czech Shares to Spain Holdco, and the Seller shall procure that the Company complies with its obligations as specified in Part 7 of Schedule III and Spain Holdco shall comply with its obligations as specified in Part 7 of Schedule III.

4.2
On or prior to Closing, (i) the Seller shall repay (or procure the repayment of) the Seller Debt Repayment Amount; and (ii) the Buyers shall repay (or procure the repayment of) the Buyer Debt Repayment Amount.

4.3	At Closing:

4.3.1
Subject to Clause 3.10, if the obligations of the Buyers or the Seller under Clause 4.1 and Schedule III are not complied with on the Closing Date, the Seller, in case of non-compliance by the Buyers, or the Buyers, in case of non-compliance by the Seller, shall be entitled (in addition to and without prejudice to all other rights or remedies available, including the right to claim Damages) by written notice to the Buyers' Representative or the Seller, as the case may be:

4.3.2	to defer Closing for a period of up to 10 Business Days (and the provisions of this Clause 4 shall apply to Closing as so deferred);

4.3.3	to require the Parties to proceed to Closing as far as practicable, having regard to the defaults which have occurred; or

4.3.4
subject to Closing having first been deferred for a period of at least 10 Business Days under Clause 4.3.2 and the Parties having used reasonable endeavours to effect Closing during that period, to terminate this Agreement by written notice to the Buyers' Representative or the Seller, as the case may be, in which case this Agreement (except for Clauses 1, 11, 12.3 through 12.11 (inclusive), 13 and 14) will terminate. If this Agreement is so terminated, the Parties shall no longer be bound by this Agreement and the Parties shall have no rights and obligations hereunder save for those rights and obligations that have accrued prior to termination.

4.4	Immediately following (and on the day of) Closing:

4.4.1
the Minority Chile Holders shall transfer the Chile Shares to Atento Chile Holdco and Atento NV in the proportions set out in Part 8 of Schedule III, and the Seller shall procure that the Minority Chile Holders comply with their respective obligations as specified in

Part 8 of Schedule III and Spain Holdco 2 shall procure that Atento Chile Holdco and Atento NV comply with their respective obligations as specified in Part 8 of Schedule III; and

4.4.2
TEF BV will transfer the Chile Holdco Shares to Spain Holdco 2, and the Seller shall procure that TEF BV complies with its obligations as specified in Part 9 of Schedule III and Spain Holdco 2 shall comply with its obligations as specified in Part 9 of Schedule III.

4.4.3
The Parties agree that, with respect to any Shares, if a transfer agreement is legally required or customary in a relevant jurisdiction in order to transfer legal and beneficial title to such Shares, the relevant seller and the relevant Buyer shall use the form of agreement attached as Schedule XII.  Further, the Parties agree that the documents transferring the Shares (other than, for the avoidance of doubt, this Agreement or the APA), shall not contain any representations, warranties, covenants or indemnities that would extend any Party’s rights or obligations under this Agreement and if any such representations, warranties, covenants or indemnities must be contained in such transfer documents pursuant to applicable law or regulation, such Party shall irrevocably waive any right it may have to enforce such provisions and, further, the Parties agree that if there is any conflict between any document transferring any of the Shares and this Agreement, the terms of this Agreement shall prevail.

5	PURCHASE PRICE AND PAYMENT

5.1
The aggregate purchase price for the sale and purchase of the Atento Assets and Liabilities and the Shares is €929,443,000 and the Contingent Value Instruments with an aggregate maximum principal amount equal to the Argentinean Peso equivalent of €110,000,000 (allocated as set forth in Schedule XXIII); less

5.1.1	the Actual Debt Amount; less

5.1.2	the Actual Working Capital Shortfall (if any); plus

5.1.3	the Actual Working Capital Excess (if any); less

5.1.4	all Leakage between 1 December 2012 and Closing (inclusive); less

5.1.5	the TEF Trade Receivables DSO Shortfall Amount (if any); plus

5.1.6	the December Ticking Fee and, if applicable, the 2013 Ticking Fee.

(the “Purchase Price”).

5.2	[Intentionally omitted]

5.3
The Closing Purchase Price will be satisfied at Closing through: (i) the cash payments of €628,043,000 (less each of (A) the Closing Brazil Tax and (B) the Closing Mexico Tax and (C) all Notified Leakage) to the Company to such bank accounts in the Core Jurisdictions as the Seller shall notify to the Buyer’s Representative in writing no later than 5 Business Days prior to Closing; (ii) the issuance of the Contingent Value Instruments; (iii) the issuance of the Vendor Loan Note; (iv) the assumption of the obligations under the Majority Promissory Note and the assumption of the obligations under the Minority Promissory Note; and (iv) the payment of the December Ticking Fee and, if applicable, the 2013 Ticking Fee to the Company to such bank accounts in the Core Jurisdictions as the

Seller shall notify to the Buyer’s Representative in writing no later than 5 Business Days prior to Closing.

5.4	After final agreement on, or final determination of, the Payment Statement in accordance with Part 1 of Schedule V, the following payments shall be made:

5.4.1	if the Balancing Amount is zero, no payment shall be made by the Seller or any Buyer;

5.4.2
subject always to Clauses 5.7 or 5.8 and Clauses 12.8.4 and 12.8.5, if the Balancing Amount is a positive number, (without prejudice to Clause 12.14) the relevant Buyers shall (in such proportions as the Buyers’ Representative shall determine) pay to the Seller an amount equal to the Balancing Amount; or

5.4.3
if the Balancing Amount is a negative number, an amount equal to the Balancing Amount (for these purposes expressed as a positive amount) shall be paid by the Seller to the Buyers at the Buyers’ Representative’s direction.

5.5
Any payment to be made under Clause 5.4 (which, for the avoidance of doubt shall not include any amount to be paid by a Buyer to a Tax Authority pursuant to Clauses 5.7 or 5.8), shall be made within five Business Days after the date on which the Payment Statement is agreed or determined in accordance with Schedule V by same day bank transfer to:

5.5.1
in the case of payments to the Seller, such account(s) in the Core Jurisdictions as shall be notified by the Seller to the Buyers’ Representative at least three Business Days prior to the due date for payment ; and

5.5.2
in the case of payments to the Buyers, such account(s) in the Core Jurisdictions of such Buyers as the Buyers’ Representative shall notify to the Seller at least three Business Days prior to the due date for payment.

5.6
For the avoidance of doubt, the obligation to pay the Purchase Price shall be satisfied once the Closing Purchase Price has been settled in accordance with Clause 5.3and the Balancing Amount (if any) has been paid in accordance with Clauses 5.4.2 and 5.4.3.

5.7
If any payment required to be made under Clause 5.4.2 is attributable to the Brazil Shares, Brazil Holdco and Spain Holdco 4 shall withhold the Post-Closing Brazil Tax (if any) and shall, provided the Seller has complied with Clause 9.2.7, pay such amount to the Brazil Tax Authorities within 20 Business Days of final agreement on, or final determination of, the Payment Statement in accordance with Part 1 of Schedule V.

5.8
If any payment required to be made under Clause 5.4.2 is attributable to the Mexico Shares, Mexico Holdco and Spain Holdco 5 shall withhold the Post-Closing Mexico Tax (if any) and shall, provided the Seller has complied with Clause 9.2.7, pay such amount to the Mexican Tax Authorities within 20 Business Days of final agreement on, or final determination of, the Payment Statement in accordance with Part 1 of Schedule V.

5.9
If, as a consequence of Clause 5.4, a payment is made by the Seller to the Buyers then to the extent this payment is attributable to the Brazil Shares and/or the Mexico Shares, the relevant Buyers shall claim from the Brazil Tax Authorities and/or the Mexican Tax Authorities, as the case may be, the refund of the amount of the Closing Brazil Tax and/or Closing Mexican Tax paid that exceeds the Tax that corresponds to the gain resulting from the final Purchase Price, as determined pursuant to the provisions of Schedule V, attributable to the Brazil Shares and/or the Mexico Shares.  The Seller shall provide to the relevant Buyers the information about the amount of the Closing Brazil Tax and/or Closing Mexico Tax to be claimed, and the Buyers undertake to collaborate in good faith with the Seller during the Tax refund claim procedure. The Buyer shall reimburse to the Sellers any amount so received from the Tax Authorities within 30 Business Days of receipt.

6	MANAGEMENT OF THE COMPANY AND ITS SUBSIDIARIES UNTIL THE CLOSING DATE

6.1	For the purposes of this Agreement, the transition period shall be the period that elapses between the execution of this Agreement and Closing (the “Transition Period”).

6.2
During the Transition Period, the Seller shall cause the Company and each of its Subsidiaries to conduct its business in the ordinary course consistent with past practice and to preserve its business organization and, except as pursuant to (i) existing written contracts or written commitments that have been Fairly Disclosed in the Information Disclosed or (ii) the provisions of this Agreement, the Seller shall not (and shall cause the Company and its Subsidiaries not to), without the prior written approval of the Buyers’ Representative (which shall not be unreasonably denied):

6.2.1	materially change the nature, strategy or scope of, or discontinue or cease to operate all or a material part of, the business of any of the Subsidiaries or the Atento Assets and Liabilities;

6.2.2	change the legal form of any Subsidiary;

6.2.3	change the legal or corporate structure of any of the Subsidiaries, unless otherwise required by law;

6.2.4
modify the articles of association or other constitutional documents (other than in connection with a Share Cancel Event (as defined in Clause 6.2.15) of, or approve the transformation, merger or demerger, spin-off, or the global or partial assignment of any material assets or liabilities of, any Subsidiary, unless otherwise required by law, in which case the Company shall use all reasonable endeavours to procure that such modifications do not have an adverse effect on such Subsidiary;

6.2.5	acquire through any Subsidiary any assets from the Seller, the Company or any Third Party in excess of €1,000,000;

6.2.6
except for those commitments already undertaken by the Subsidiaries before the execution of this Agreement, incur any capital expenditure other than in the ordinary course of business consistent with past practice, and only  to the extent (and not in excess of) the 2012 budget as set forth in the Information Disclosed;

6.2.7	acquire through any Subsidiary any securities or other equity or debt interest in excess of €1,000,000 in the Seller, the Company or any Third Party;

6.2.8
sell, lease, license, or otherwise dispose of the Atento Assets and Liabilities or any other assets of any of the Subsidiaries with individual value in excess of €50,000 or aggregate value in excess of €250,000;

6.2.9	directly or indirectly sell, transfer or otherwise dispose of, or create any Encumbrance over, any securities of the Subsidiaries or over the Atento Assets and Liabilities;

6.2.10	take any action that would incur or increase any indebtedness, in each case in excess of €500,000 except for repayment of any or all the Existing Facilities or in respect of the Argentina Transaction;

6.2.11
grant or extend from any Subsidiary any loan (of any amount) with an individual value in excess of €100,000 or with an aggregate value in excess of €500,000 to the Seller, the Company, any other member of the Retained Group or any Third-Party(ies);

6.2.12	grant any new Encumbrance over any of the material assets of any of the Subsidiaries or over the Atento Assets and Liabilities, in each case relating an amount higher than €100,000;

6.2.13
enter into, terminate (unless such termination occurs in accordance with the terms of the Material Contract) or change any material terms or conditions of any Material Contracts that could affect the Subsidiaries and/or the Atento Assets and Liabilities);

6.2.14
negotiate, enter into, or terminate any agreement having a value in excess of €100,000 that could affect the Subsidiaries or the Atento Assets and Liabilities except in the ordinary course of business consistent with past practice and on arm’s length terms;

6.2.15
issue, offer, grant, redeem, repurchase or cancel any shares or any other securities of any of the Subsidiaries (other than redeem or cancel any shares or other securities of Atento Brazil or Atento Mexico (a “Share Cancel Event”)) or grant any option or other right to acquire or subscribe for any securities of any of the Subsidiaries;

6.2.16
subject to Clause 6.2.17 make any material change to the terms and conditions: (a) of employment of any Senior Employee; (b) of any material consultancy arrangement; or (c) upon which any director or officer or Senior Employee serves any Subsidiary, except for any modification that is mandatory by law or required by any government authority or is made pursuant to the terms of any existing applicable collective bargaining agreement;

6.2.17
unless for reasonable cause, dismiss any Senior Employee or engage or appoint any person who will be a Senior Employee of any of the Subsidiaries or any Senior Employee to be transferred with the Atento Assets and Liabilities;

6.2.18	enter into any guarantee or indemnity by any of the Subsidiaries other than in the ordinary course of trading;

6.2.19
change its accounting reference date, make any change to the accounting method, practices or policies or Tax procedures, change its residence for Taxation purposes, make or change any election with respect to Taxation or amend any Tax Return, settle any inquiry, audit or dispute relating to Taxation, except for mandatory changes deriving from the Subsidiaries departing from the consolidated tax group of the Seller;

6.2.20	liquidate, wind-up, or put any Subsidiary into any insolvency procedure;

6.2.21
regarding the Subsidiaries, compromise, release, settle or discharge any litigation, arbitration proceedings or insurance claim, in respect of an amount exceeding €100,000 per each single litigation, claim or proceeding, and except for debt collection in the ordinary course;

6.2.22	conduct its business otherwise than in compliance with all applicable laws, by-laws and regulations;

6.2.23	request (or accept) the return of any amount forming part of the Judicial Deposits unless such amount relates to a Labour Dispute that has been finally settled or determined;

6.2.24	permit Atento Brazil, Atento Mexico or Atento NV to declare or pay any dividend except for the Brazil Dividend and the Mexico Dividend; or

6.2.25	enter into an agreement or commitment to do or approve any of the foregoing.

6.3
Notwithstanding the above, the Seller shall be entitled to: (i) enter into foreign exchange derivative instruments in connection with the Brazil Dividend and the Mexico Dividend; and (ii) carry out any of the transactions referred to above if the Seller has obtained the Buyers’ Representative’s prior written consent which shall not be reasonably withheld. If the Seller gives the Buyer written notice of its desire to carry out any transaction referred to in Clause 6.2 and the Buyers’ Representative does not express any opposition or objection within a period of ten (10) Business Days (or in the case of Clause 6.2.13, five (5) Business Days) following receipt by the Buyers’ Representative of such written notice, the relevant transaction shall be considered authorized by the Buyers’ Representative.

6.4	The Seller undertakes to notify the Buyer in writing promptly after becoming aware of any matter which would, or is reasonably likely to, constitute a breach of Clause 6.2.

6.5	Financing Cooperation

During the Transition Period, the Seller shall and shall cause the Group Companies to cooperate with the Buyers and their advisors as reasonably necessary in connection with the third party debt financing (the “Financing”) obtained by any of the Buyers and/or their Affiliates in connection with the transactions contemplated by this Agreement as long as it does not constitute a breach of applicable law or regulation or any confidentiality obligation, including by:

6.5.1
subject to appropriate confidentiality protections, upon reasonable notice furnishing the Buyers’ Representative, lenders and prospective lenders (and their advisors) with financial and other available and existing information regarding the Group Companies as may be reasonably required by such lenders and of a type generally used in connection the Financing (including all financial statements, bank account details, pro forma financial information, financial data, audit reports and projections);

6.5.2
upon reasonable notice, reasonably assisting in the preparation of any bank information memoranda, business projections and financial statements and similar documents that may be reasonably required by the lenders and the prospective lenders, subject to appropriate confidentiality protections, in connection with the Financing and provided that the Seller shall only be required to provide information that is or has been produced by the Company and the Subsidiaries in the ordinary course; and

6.5.3
regarding the Subsidiaries, cooperating in good faith with the Buyers in the preparation of the corporate actions, subject to the occurrence of Closing, reasonably requested by the Buyers’ Representative in connection with the Financing.

Notwithstanding any other provisions of this Agreement, the Buyers shall pay all the documented and reasonable Third Party expenses and costs incurred by the Seller, the Seller’s Affiliates and the Company in relation to any action properly taken by such person in compliance with the written request of a Buyer or the Buyers´ Representative in connection with this Clause 6.5. The Seller does not represent and warrant any of the information provided to the Buyers, lenders or prospective lenders pursuant to this Clause 6.5.

6.6	Access / Maintenance of Books and Records

6.6.1
During the Transition Period, the Buyers' Representative may send a notice to the Seller (addressed to Mr. Alberto Horcajo Aguirre or any other person that the Seller may designate in writing) including a list of any reasonable information relating to the business and activities of the Group Companies that the Buyers' Representative wishes to review. Subject to appropriate confidentiality protections and any applicable regulations in each jurisdiction, the Seller shall provide the information reasonably requested by the Buyers' Representative within a reasonable period from the date of the request, including setting up a meeting between the persons authorized by the Buyers' Representative and the Atento group of companies’ senior management.

6.6.2
Other than as provided in Clause 6.6.1, the Buyers undertake during the Transition Period, without the prior written consent of the Seller, not to, and not to permit any of its representatives or any other person acting on its behalf to, directly or indirectly, contact, solicit, communicate with (whether orally, in writing or in any other manner) or otherwise engage in any discussions or communications with, or attempt to contact, solicit, communicate or otherwise engage in any discussions or communications with, any employees, director, creditors, lenders, or agent of, any Group Company in connection with or pertaining to any subject matter of this Agreement, including future employment, consulting, creditor, lender, agency or distribution relationships or the terms thereof, post-closing staffing issues, post-closing benefits matters, compensation and bonus matters, severance issues or any other matters.  Notwithstanding the foregoing sentence, Buyers (and their representatives and other persons acting on their behalf) may contact the CEO of the Atento group of companies with respect to the establishment of a management incentivisation programme.

6.7	Related Party Arrangements

6.7.1
All existing agreements and arrangements between a Subsidiary on the one hand and a Related Party on the other hand that are listed in Schedule XVI shall be terminated by the Seller on or prior to Closing.

6.7.2
All existing agreements and arrangements between a Subsidiary on the one hand and a Related Party on the other hand (other than Service Contracts (as defined in the Master Services Agreement)) not listed in Schedule XVII shall be terminated within 10 Business Days of the Buyers´ Representative’s request (without any liability to any of the parties therein) provided that such request is submitted to the Seller within six (6) months from the Closing Date.

6.7.3
If any portion of the Atento Payable is not settled by the Effective Time, within 60 Business Days of the Closing Date the Seller may by written notice to the Buyers’ Representative elect to either: (i) keep such portion outstanding on market terms; or (ii) subject to the Seller indemnifying and holding harmless the Buyers in respect of all Damages (including for the avoidance of doubt all Tax incurred by the Buyers or the Subsidiaries), assign the Atento Payable for no consideration to a designee or have the outstanding amount forgiven.

6.7.4
If the Argentina Payable is an amount in Argentinean Pesos equal to €10,000,000 or less than, the Seller may elect (by written notice to the Buyer prior to the Effective Time) to leave the Argentina Payable (or part thereof) outstanding between the Atento Argentina Companies and the Retained Group on market terms for a period of no less than ten years from the Closing Date.  Any such Argentina Payable left outstanding shall be excluded from Debt.

6.8	Existing Facilities

No later than five (5) Business Days prior to Closing, the Seller shall deliver to the Buyers’ Representative confirmation of: (i) the total amount that will be owed by the Subsidiaries collectively under the Existing Facilities as at Closing (the “Notified Debt Amount”); (ii) the portion of the Notified Debt Amount (the “Seller Debt Repayment Amount”) that will be repaid by the Subsidiaries; and (iii) the portion of the Notified Debt Amount  that will be repaid by the Buyers and included in Debt, being the difference between the Notified Debt Amount and the Seller Debt Repayment Amount (the “Buyer Debt Repayment Amount”).

6.9	Locked Box

6.9.1	The Seller covenants, undertakes and warrants to the Buyers that between 1 December 2012 and Closing (inclusive) (save to the extent it constitutes Permitted Leakage):

(a)
no dividend or other distribution of profits or assets will be declared, paid or made by any Subsidiary or would be treated as having been paid or made by a Subsidiary to or for the benefit of a Related Party;

(b)	no payments will be made by or on behalf of a Subsidiary to or for the benefit of a Related Party (for avoidance of doubt, including making the payment with respect to the ‘Caribou’ payable);

(c)	no share capital of a Subsidiary will be redeemed, repurchased, reduced, waived or repaid or result in a payment to or an agreement or obligation to make a payment to a member of the Related Party;

(d)	no amounts owed to a Subsidiary by a Related Party will be reduced, waived or forgiven;

(e)
no management, advisory, monitoring or other shareholder or director's fees, charges or bonuses or payments of a similar nature will be paid by or on behalf of a Subsidiary to or for the benefit of a Related Party;

(f)	no changes will be made to the terms of any borrowing between a Related Party and a Subsidiary;

(g)
no indebtedness of any kind (including all accrued interest thereon) due or owing to (or for the benefit of) any Related Party by (or on behalf of) any Subsidiary will be created, incurred, increased, repaid, reduced or waived;

(h)	no sale, transfer or other disposal (whether in whole or in part) or waiver of any assets, rights or other benefits or value of a Subsidiary will be made to any Related Party;

(i)	no Encumbrance will be created or permitted to exist over any of the assets of any Subsidiary in favour of (or for the benefit of) any Related Party;

(j)	no liability will be assumed or incurred and no indemnity has been or will be given by a Subsidiary in favour of (or for the benefit of) any Related Party;

(k)
no Third Party costs or expenses relating to the sale of the Shares or the Atento Assets and Liabilities and the other transactions contemplated by this Agreement (including any professional adviser’s fees and any transaction or sale bonuses or other payments payable as a result of or in connection with the transactions contemplated by this Agreement) have been or will be paid or incurred by or on behalf of any Subsidiary;

(l)
no management incentive payment (other than the existing management incentive programme in which certain of the employees of the Subsidiary participate as at the date hereof) or transaction bonus will be paid by any Subsidiary to any Related Party as an incentive to complete, or triggered by, the transactions contemplated by this Agreement;

(m)	no Subsidiary will agree or commit to do any of the things set out in sub-Clauses (a) to (l) (inclusive); and

(n)
no Tax whatsoever will become payable by any Subsidiary (including social security charges, irrecoverable value added tax or payroll and other withholding taxes) as a consequence of any of the matters described in sub-Clauses (a) to (m) (inclusive), provided however, sub-Clauses (a) to (n) (inclusive) shall not be deemed to include any ordinary course emoluments and/or other entitlements, fees and/or expenses (in each case consistent with past practice) payable to a Related Party that is an employee, director, consultant or officer of any Subsidiary under, and in accordance with, such Related Party’s service or consultancy agreement with the relevant Subsidiary by virtue and in respect of employment, directorship or consultancy.  For the avoidance of doubt, the payments described in the Representation and Warranty set out in paragraph 21.2 of Schedule VII shall not constitute ordinary course payments for purposes of the preceding proviso.

6.9.2	The Seller shall promptly notify the Buyers’ Representative in writing if it becomes aware of a payment, event or transaction which constitutes or might constitute a breach of Clause 6.9.1.

6.9.3
The Seller hereby covenants to indemnify, defend and hold each of the Buyers harmless for all Leakage.  For the avoidance of doubt, the Buyers shall not be entitled to any double counting of the same item.  To the extent that an amount forming part of Debt in the Closing Statements gives rise to an adjustment of the Purchase Price, the Buyers shall not be permitted to also make a claim for such amount under this Clause 6.9.3.

6.10	Brazil 13th Month Salary

The Seller shall procure that the Brazil 13th Month Salary are paid in full prior to the Effective Time.

6.11	Brazil Merger

The Seller shall and shall cause the Group Companies to cooperate with, and provide all reasonable assistance to, the Buyers and their advisors as is reasonably necessary in connection with the Brazil Merger, including by (subject to appropriate confidentiality protections and any applicable regulations in Brazil), providing Brazil Holdco and any person authorized by Brazil Holdco reasonable access to such Books and Records, senior management and advisors of the Group Companies as is reasonably necessary in order for Atento Brazil and Brazil Holdco to implement the Brazil Merger.  Notwithstanding any provision of this Agreement to the contrary, the Buyers shall pay all the documented and reasonable Third Party expenses and costs incurred by the Retained Group in relation to any action properly taken by such person in compliance with a written request of a Buyer or the Buyers´ Representative in connection with this Clause 6.11.

6.12	Argentina Capital Expenditures

The Seller shall procure that the Argentina Capex Budget is fully committed by no later than the earlier of Closing and 31 December 2012.  If any portion of the Argentina Capex Budget is not committed by such date and the amount of such non-committed Capex exceeds the amount of Cash in Atento Argentina in excess of the Argentinean Pesos equivalent to € 2,000,000 (the “Non-committed Capex Amount”) at the Effective Time, then the Seller shall on Closing either (i) pay to the Atento Argentina Companies an amount equal to the Non-committed Capex Amount in Argentinean Pesos; or (ii) grant a loan (or procure that a loan is granted) to Atento Argentina in ordinary course in Argentinean Pesos for the Non-Committed Capex Amount with a maturity of no less than ten years from the Closing Date; provided that, such loan shall be offset against the Contingent Value Instrument.

6.13	[Intentionally left blank]

6.14	Transfer of Atento Assets and Liabilities

6.14.1
The Seller (on behalf of the Company) and Spain Holdco shall use, and cause each of their Affiliates to use, commercially reasonable efforts (including after the Closing Date) to obtain all consents and approvals necessary to transfer full legal and beneficial title to the Atento Assets and Liabilities to Spain Holdco (free and clear of all Encumbrances).

6.14.2
In the event and to the extent that Seller and Spain Holdco are unable to obtain any required consent, approval or amendment required to transfer any Atento Assets and Liabilities, the Seller shall, and shall cause its Affiliates to, use reasonable commercial efforts to (subject to entering into a customary indemnity agreement): (i) continue to hold, and to the extent required by the terms applicable to such Atento Assets and Liabilities, operate such Atento Assets and Liabilities, for the benefit of Spain Holdco, and be bound thereby in the case of contracts; (ii) cooperate in any reasonable and lawful arrangement requested by Spain Holdco designed to provide to Spain Holdco the benefits arising under such Atento Assets and Liabilities, including accepting such reasonable direction as Spain Holdco shall request; and (iii) enforce at Spain Holdco's request, or allow Spain Holdco and its Affiliates to enforce in a commercially reasonable manner, any rights of the Company under such Atento Assets and Liabilities against the issuer thereof or the other party or parties thereto (including the right to elect to terminate such of the foregoing in accordance with the terms thereof upon the request of Spain Holdco).  The Seller shall, and shall cause its Affiliates to, without further consideration therefore, and without right of set off, pay and remit to Spain Holdco (without any deduction or withholding for Tax) promptly all monies, rights and other considerations received in respect of such performance.  Notwithstanding anything else set forth in this Clause 6.14.2 the Seller shall not be required to take any action that would (a) result in a violation of any obligation that the Seller or the Company has to any Third-Party or (b) otherwise violate applicable law.

7	REPRESENTATIONS AND WARRANTIES

7.1	Representations and Warranties of the Seller. Liability for damages

7.1.1
The Seller represents and warrants to the Buyers that all of the statements included in Schedule VII attached hereto (the “Representations and Warranties”) are at the date hereof true, accurate and not misleading in any respect.

7.1.2
Furthermore, the Seller represents and warrants that on the Closing Date, the Representations and Warranties will be true, accurate and not misleading in any respect, provided that if any action is taken pursuant to Clause 6.2 with the Buyers’ Representative’s written consent, the Seller shall not be liable to the Buyers under this Clause 7.1.2 to the extent such action has caused a Representation and Warranty to be untrue, incorrect or misleading.

7.1.3
Each Representation and Warranty is separate and independent, and is not to be limited by reference to any other Representation and Warranty and the Representations and Warranties shall not be extinguished or affected by Closing.

7.1.4
Where a Representation and Warranty is qualified by the knowledge, information, belief or awareness of the Seller, the Seller shall be deemed to have the knowledge, information, belief or awareness that the Seller would have following a due and careful enquiry of the Seller Representatives (which shall be deemed to include (without limiting the generality of the foregoing) the Seller Representatives having read each Representation and Warranty with due care).

7.1.5	The liability of the Seller for breach of the Representations and Warranties shall be subject to Clause 8 below.

7.2	Representations and Warranties of the Buyers. Liability for Damages

7.2.1
Each Buyer represents and warrants to the Seller that all of the statements included in Schedule VIII attached hereto (the “Buyer Representations and Warranties”) are in respect of such Buyer at the date hereof true, accurate and not misleading in any respect and will on the Closing Date be true, accurate and not misleading in any respect.

7.2.2
A Buyer shall be liable to the Seller for any breach by such Buyer of the Buyer Representations and Warranties and such Buyer shall be obliged to indemnify and hold harmless the Seller for any Damages suffered by the Seller as a result of such breach.

7.2.3	Each Buyer shall carry out all reasonable steps for the purpose of mitigating any Damages arising out of any claim by such Buyer against the Seller under this Agreement.

8	RULES REGARDING LIABILITY FOR DAMAGES

8.1	Indemnity Liability. Duty to Indemnify. Scope to Indemnify

8.1.1
Subject to the limitations set forth in this Clause 8, the Seller shall be liable to the Buyers and the Subsidiaries for the breach of any indemnity, Representations and Warranties, covenant, agreement, undertaking or other matter whatsoever provided under or pursuant to this Agreement and/or any other Sale and Purchase Documents and shall indemnify and hold harmless the Buyers for any Damages suffered by the Buyers or by the Subsidiaries as a result of any breach thereof.

8.2	Exceptions to the Liability of the Seller

8.2.1
The Parties agree that the Seller shall not be liable for a Non-compliance to the extent that the facts, acts or circumstances giving rise to such Non-compliance have been Fairly Disclosed or to the extent that the Buyer or any of its officers has actual knowledge of the claim or of the matters giving rise to the claim as at the date hereof.

8.2.2	Furthermore, the Parties agree the following limitations to the Seller´s liability pursuant this Clause 8:

(a)
The Seller shall not be liable for any such claim (or a portion thereof) for a Non-compliance to the extent that the matter giving rise to the claim has been provided for and specifically itemized in the Financial Statements (either in whole or in part, and if in part, the Seller will not be liable for the portion provided for in the Financial Statements).

(b)
The Seller shall not be liable for any claim for a Non-compliance as a consequence of any change, amendment or modification of any applicable law or regulation (or any change in the interpretation of such law or regulation) or the administrative practices of any government, administrative body, agency or regulatory body, in each case occurring after the Closing Date (irrespective of the fact that any such amendment or change may have retrospective effect).

(c)
The Seller shall not be liable for any claim for a Non-compliance to the extent such claim arises out of any change subsequent to the Closing Date to the terms of the accounting principles, policies, practices and methods applicable to the preparation of the Financial Statements or to the valuation of the assets and liabilities of the Company and its Subsidiaries.

(d)
The Seller shall not be liable for any claim for a Non-compliance to the extent such claim is attributable to any act, omission or transaction carried out as a result of any written instruction of the Buyers’ Representative, or with the written consent of the Buyers’ Representative, its successors, or assignees, provided that this limitation shall not apply to any act or omission done at the Buyers’ Representative’s written instruction in connection with the enforcement of its rights under this Agreement.

(e)
The Seller shall not be liable for any portion of a claim for a Non-compliance that is a covered loss and in respect of which the Buyers have actually recovered Damages from a Third-Party (taking account of any Taxes payable on any amount so recovered) (which for these purposes shall be deemed to include all costs incurred by the Buyers or any of their Affiliates in enforcing any insurance policy, indemnity or other claim again such Third Party) and, for the avoidance of doubt, to the extent the Buyers have not actually recovered Damages from a Third-Party in respect of any portion of such claim, the Seller shall be liable to the Buyers for such unrecovered portion.  For the purpose of this Clause, the term “covered loss” shall mean:

(i)	Damages that are reimbursable by an insurance policy in force in favor of the Company or its Subsidiaries on the Closing Date;

(ii)	Damages that would have been reimbursable by an insurance policy but for any change in the terms of such insurance policy since the date of Closing;

(iii)	Damages in respect of which the Buyer is entitled to an indemnity from a Third-Party.

In connection with this sub-Clause 8.2.2(e), each relevant Buyer shall be obligated to comply with its obligations under Clause 8.2.3(a) and its reasonable efforts to claim under all applicable insurance policies and Third-Party indemnities.

(f)
If the Seller pays a Buyer an amount in connection with a claim for Non-compliance and afterwards such Buyer receives from a Third-Party (including, for the avoidance of doubt, any Taxation Authority pursuant to Clause 8.2.3(b)) any payment or benefit in respect of such claim, such Buyer will refund the Seller an amount equivalent to the value of the payment received, less the aggregate costs and expenses (including Tax) incurred by such Buyer and its Affiliates in recovering such payment from such Third-Party.

(g)	The Buyers shall not be entitled to more than one indemnity, reimbursement or compensation in respect of the same Damage.

(h)
The Seller shall not be liable for either the accuracy or the effective fulfillment of the business plans, budgets or any other future forecasts made with respect to the business of the Company or the Subsidiaries.

(i)
The Seller shall not be liable for any claim to the extent the Damages arising from such claim have been paid or offset in any other way, without any cost (or loss of benefit) to the Buyers or any of their Affiliates.

8.2.3	In respect of the scope of the Seller´s liability, the following shall apply:

(a)	The relevant Buyer shall carry out reasonable steps for the purpose of mitigating any loss or liability arising out of any claim by such Buyer under this Agreement.

(b)
When assessing the amount of any Damages owed as a result of any claim under this Agreement, there shall be deducted from the relevant amount of the Damages any deductions, set-offs, credits or other reliefs that are available to the relevant Buyers or the Subsidiaries (and could not have otherwise been used by a Buyer or any Subsidiary) directly in consequence of the matter which gave rise to such claim and which have directly resulted at the time of determination of the Damages in a reduction in an actual payment of Tax by any of those entities that would otherwise have been payable. if at a later date the matter which gave rise to such claim result directly in a reduction (or a reduction in addition to one that has already been taken into account under this sub-clause) in an actual payment of Tax by any of those entities that would otherwise have been payable, the value of such later reduction shall be paid to the Seller no later than 60 days from the date of the relevant reduction in payment of Tax, and the Buyers agree that they shall (and shall procure that the relevant Subsidiaries shall after Closing) as far as is reasonable in relation to the value involved take such reasonable actions as are necessary administratively to realise any reduced Tax payment as referred to in this sentence but shall not be required to take other actions such as making elections and claims that prevent the aims of normal post-Closing Tax planning being fully achieved or undertaking any reorganisation of any entity or its business and assets.  Nothing in the previous sentence shall require any Buyer or Subsidiary to make any payment or otherwise grant any benefit to the Seller when a relevant Tax repayment arises in circumstances in which the Buyer or the relevant Subsidiary has an alternative relief, set-off or credit that would have been used but is displaced and so deferred or lost because the relief, set-off or credit from the claim takes precedence under relevant tax law.

(c)
The Parties expressly agree to apply the liability terms of this Agreement and to exclude the subsidiary application of the liability regime applicable to the purchase and sale operations foreseen in the Spanish Civil Code and particularly excluding (i) the right to terminate this Agreement under article 1.124 of Spanish Civil Code, and (ii) the regime of hidden defects of article 1.484 et seq. of the Spanish Civil Code (vicios ocultos).

(d)
The Seller shall not be liable in respect of any claim to the extent that the subject of such claim is in respect of: (i) indirect or consequential loss; (ii) loss of goodwill or future profits, save to the extent such future profits (x) are reasonably foreseeable; (y) based on binding agreements entered into by the person suffering such loss of profit and (z) the loss of such profit arises as a direct consequence of a Non-compliance.

(e)
The Seller shall not be liable in respect of any claim to the extent that it relates to a liability which is contingent or not capable of being quantified unless and until the liability ceases to be contingent or becomes capable of being quantified, as the case may be; provided that, for the purpose of the time limitations set forth in Clause 8.3, notice of a claim that is given to the Seller in accordance with clause 8.5 shall be deemed validly and timely given, notwithstanding the fact that a liability is contingent only or is otherwise not capable of being quantified at the time when written notice of that claim is given.

8.2.4	The provisions of this Clause 8.2 shall be applicable notwithstanding any other contrary provision set forth in this Agreement (other than Clause 8.5.3).

8.3	Periods of Guaranty

A Buyer may bring an indemnity claim against the Seller pursuant to Clause 8.1:

(a)	at any time in respect of Damages arising from any Non-compliance of the Representations and Warranties set out in paragraphs 1, 2 and 3 of Schedule VII (the “Core Warranties”);

(b)
within three months of the expiry of the relevant legal statute period of limitation for any Damages arising from any Non-compliance of the Representations and Warranties set out in paragraphs 10 and 11 of Schedule VII; and

(c)	during the period of 18 months after the Closing Date in respect of all other Representations and Warranties.

8.4	Deductibles and Limit of Liability

8.4.1	The Seller’s liability and its obligation to indemnify the Buyers for any Damages shall have an overall, aggregate maximum limit of:

(a)	100% of the Cash Purchase Price in respect of any Non-compliance with the Core Warranties;

(b)	20% of the Cash Purchase Price in respect of all other Non-compliances with the Representations and Warranties; and

(c)	25% of the Cash Purchase Price in respect of Clause 9.2.1(e),

provided that (i) in no event shall the aggregate Damages actually recovered by a Buyer from the Seller in respect of Non-compliances and all other claims under this Agreement exceed 100% of the Cash Purchase Price; and (ii) all Damages actually recovered by a Buyer from the Seller in respect of any Warranties (other than Core Warranties) may not exceed 25% of the Cash Purchase Price.

8.4.2
The relevant Buyer shall be entitled to recover the entire amount of Damages incurred by the Buyers collectively as a consequence of all Non-compliances with the Core Warranties, and Clauses 8.4.3 and 8.4.4 shall not apply.

8.4.3
With respect to the Representations and Warranties (other than the Core Warranties), the amount to be paid by the Seller to a Buyer pursuant to Clause 8.1 may only be demanded by the latter in the event that the accumulated Damages incurred by the Buyers collectively as a consequence of all Non-compliances exceed the amount of €3,000,000, provided that (for the avoidance of doubt) if such threshold is met the relevant Buyer shall be entitled to recover the entire amount of its accumulated Damages.

8.4.4
In performing the calculation in Clause 8.4.3 above, only those instances of Non-compliance for which the value of the Damages arising therefrom exceeds €100.000 (the “Individual Deductible”) shall be counted.  All Damages arising out of the same set of facts or circumstances shall be aggregated for the purposes of determining whether the Individual Deductible has been met.

8.5	Claim Procedure

8.5.1	Procedure for asserting claims in the event of Damages not arising out of Third-Party claims

In the event of any Damages not arising out of or in connection with a Third-Party claim, the procedure to assert a claim shall be as follows:

(a)
The Buyers’ Representative shall notify the Seller of any claim within 30 Calendar Days of discovering the same. If the Buyers’ Representative fails to notify the Seller of a claim within such time period, the relevant Buyer shall only be prohibited from bringing a claim to the extent that the delay in doing so has prejudiced the Seller’s defense.

(b)
Such notification shall include (to the extent available) a description of the nature and amount of the Damages, with reference to the Clause of the Agreement that has been breached and a copy of any supporting documentation that is available in order to allow the Seller to properly evaluate the claim.

(c)
The Seller shall have a period of 60 Calendar Days from the receipt of such notification to reject or accept liability for the relevant Buyer’s claim (in whole or in part) in writing. If the Seller rejects any part of the claim in writing within such period, the Seller and the relevant Buyer shall negotiate in good faith to resolve the dispute for a further period of 30 Calendar Days. If the dispute is not resolved to the relevant Buyer’s satisfaction by the end of such further period, the relevant Buyer shall have the right to proceed with that part of its claim that is still in dispute in accordance with Clause 14. The value of each Determined Claim shall be increased to include interest thereon at the sole discretion of the arbitral tribunal referred to within Clause 14.

(d)
The Seller shall only be bound by a duty to indemnify (on and subject to the terms of this Agreement) the Buyers in respect of Damages for which it has accepted liability or that are confirmed in an arbitral award (and in the amount declared therein) made pursuant to, and in accordance with Clause 14.

(e)
The period for the payment of any amount to be indemnified hereunder, shall be 15 Calendar Days following: (1) the Seller notifying the Buyers’ Representative of its acceptance of liability in accordance with sub-Clause (c) above, or (2) an arbitral award pursuant to Clause 14 being notified to the Seller.

8.5.2	Procedure of asserting claims in the event of Damages arising out of Third-Party claims

In the case of any Damages arising out of a Third-Party claim, the procedure to assert any such claim shall be as follows:

(a)
Within 30 Calendar Days of receiving notice of a Third-Party claim (which, for the avoidance of doubt shall include an inspection procedure by an administrative authority having jurisdiction over a Subsidiary), the Buyers’ Representative must (save with respect to a Third-Party claim in respect of a Labour Dispute that has a value equal to at least €200,000) notify the Seller of the existence of the aforementioned claim (or, if the time limit for responding to any such claim is less than 30 Calendar Days then the Buyers’ Representative shall notify the Seller of such claim as soon as reasonably practicable after receiving notice thereof but in any case, with sufficient time (to the extent it is able to do so) to allow the Seller to exercise the right to take over conduct of any Third-Party claim). The Buyers’ Representative shall attach to such notice a copy of the Third-Party claim or inspection notice and specify the Clause of the Agreement by virtue of which the Buyers’ Representative believes that such claim should be indemnified. If the Buyers’ Representative fails to notify the Seller of a Third-Party claim procedure within such time period, the relevant Buyer shall only be prohibited from bringing a claim to the extent the delay in doing so has prejudiced the Seller’s defense. Should the notice of the Buyers’ Representative not allow the Seller to exercise the right to take over conduct of such claim according to the terms of this Clause, the Seller will not be liable for Damages arising out of such Third-Party to the extent that not taking over conduct of such claim has materially prejudiced the defense of such claim.

(b)
If the Seller wishes to take over conduct of a Third-Party claim (including any Labour Dispute) (and is not prohibited from doing so under sub-Clause (e) below), then the Seller shall have the right to do so by written notice to the Buyers’ Representative within 10 Calendar Days of receipt of the notice referred to in sub-Clause (a) provided that the Seller first agrees to indemnify and hold harmless the Buyers and/or their Affiliates (on terms reasonably satisfactory to the Buyers acting in good faith and subject to the limitations of liability set out in this Clause 8).  If the Seller is unwilling to provide the indemnity described in the preceding sentence, it may by written notice to the Buyers’ Representative within 10 Calendar Days of receipt of the notice referred to in sub-Clause (a) (and subject always to applicable law) require that the Parties have joint conduct of the Third-Party claim.  Following the delivery of such notice, the Buyers’ Representative shall within 15 Calendar Days select one of the Approved Firms in the relevant jurisdiction that represent the Atento group companies to represent the Buyers and/or the Subsidiaries that are named as defendants of the Third-Party claim and such firm shall be jointly instructed by the Seller and the Buyers.  If at any time the Seller and the Buyers’ Representative cannot agree on the direction or strategy of the proceedings of the Third-Party claim,  the Seller or the Buyers’ Representative (as applicable) shall forthwith notify the other in writing of such determination.  Following delivery of any such notice, the Seller shall have 3 Business Days in which to take over sole conduct of the Third-Party claim by delivering to the Buyers’ Representative the indemnity described at the beginning of this sub-Clause 8.5.2, failing which the relevant Buyers shall have sole conduct of the Third-Party claim.

(c)
If the Seller takes over conduct of any Third-Party claim: (A) the Seller shall be able to participate in the direction of all negotiations and the correspondence with the Third-Party claimant, appoint a lawyer and legal representative and request that the relevant Buyer contest or settle the claim in accordance with the instructions of the Seller (provided the relevant Buyer shall only be required to comply with a settlement request if the Seller has paid to the relevant Buyer or a Subsidiary (as applicable) the necessary funds to comply with the settlement agreement (having regard to the provisions of Clause 8.4); (B) the relevant Buyer shall share with the Seller in a timely manner any information it receives regarding the proceedings and the Seller shall keep the relevant Buyer informed of the proceedings in a timely and complete manner (but no less frequently than on a weekly basis); and (C) the relevant Buyer shall procure that, upon the prior written request and reasonable notice of the Seller and provided that it does not materially disrupt the business or operations of the affected Group Companies, the affected Group Companies take all steps reasonably required by the Seller to facilitate the defense of the Third-Party claim and minimize the Damages arising out of the claim, including providing information and documents that are necessary, including access to the pertinent commercial records and documents and consultations (save to the extent any such disclosure of information would constitute a breach of applicable law or regulation or any binding confidentiality obligation of the relevant Buyer or any Subsidiary or would compromise any legal privilege); and (D) not taking any measure regarding the claim that may conflict with the defense assumed by the Seller or may harm the same until the final resolution thereof, provided always that the Buyer shall not be bound by any obligation under this sub-Clause (b) if it would be detrimental to the interests of the Buyers or any Subsidiary.

(d)
If, in order to oppose a Third-Party claim, it is necessary to grant any type of guaranty and/or bond and/or make any type of deposit and/or anticipate payment of the amount of the claim, the relevant Buyer or the relevant Subsidiary shall do so, if this is required by the Seller with sufficient advance notice, always provided that the Seller has previously provided the relevant Buyer or the relevant Subsidiary with the necessary funds.

(e)
Notwithstanding any other provision of this Clause 8.5.2 to the contrary, the Seller shall not have the right to take over conduct of any Third-Party claim if: (a) taking over conduct could invalidate or render voidable any insurance policy under which any Buyer or any Subsidiary is a beneficiary; or (b) any Buyer or any Subsidiary has a continuing commercial relationship with the person bringing the Third-Party claim (as determined by the Buyers’ Representative acting reasonably and in good faith). If the events abovementioned are met, the Buyer may not settle or arrange extrajudicial agreements without the Seller's consent (not to be unreasonably withheld or delayed) or without (notwithstanding the foregoing) giving the Seller the opportunity to take over the conduct of such Third-Party Claim. Should the Buyer do so, or should the Buyer fail to defend such claim in good faith, the Seller will not be liable for any Damages arising out of such Third-Party claim.

(f)
If the Seller notifies the Buyers’ Representative that it will not take over conduct of any Third-Party claim or the Seller fails to notify the Buyers’ Representative of its desire to take over conduct within the time period set forth in sub-Clause (b) above, the relevant Buyer shall continue to conduct such Third-Party claim in good faith. In such cases, the relevant Buyer shall, subject to the foregoing sentence, be entitled in its sole and absolute discretion to act in any manner that it deems advisable to defend its interests and that of the Company and the Subsidiaries, and such Buyer shall keep the Seller reasonably informed of material developments. Notwithstanding the above, any settlement or extrajudicial agreement with respect to such Third-Party claim may not cause to the Seller Damages greater than the damages claimed by the Third-Party.  If the Seller is obligated to indemnify a Buyer under this sub-Clause (f) pursuant to its obligations under Clause 8.1, it shall pay the indemnified amount (as determined in accordance with the limitations of liability set out in this Clause 8) within 15 Calendar Days of the indemnification claim by the Buyer in relation to the Third-Party claim becoming a Determined Claim.

8.5.3	Non-Application

None of the limitations of liability set out in this Clause 8 shall apply to the indemnities referred to in Clause 9, Leakage or any other claim for breach of this Agreement (other than in respect of a Non-compliance) or a breach of paragraph 7.7 of Schedule VII.  Notwithstanding the foregoing sentence, Clause 8.4.1 shall apply to Clause 9.2.1(e) and 9.2.1(a).

8.6	Argentina

8.6.1
Notwithstanding any other provision of this Agreement to the contrary, the Seller’s liability to, and/or obligation to indemnify, the Buyers in respect of Damages suffered in respect of the Atento Argentina Companies as a result of any breach of the

Representations and Warranties or Seller’s covenants under this Agreement, shall be subject to the following:

(a)
if the Damages are suffered by an Atento Argentina Company and such company requires cash or liquidity to remedy or rectify such Damages in excess of 30% cash or cash equivalents of Atento Argentina at the time when the Damage is suffered (the “Argentinean Liquidity Threshold”), the Seller shall either settle the Damages claim with cash or make a loan to such company in the amount of the Damages.  Any such loan shall: (i) be on market terms, (ii) pay interest in-kind (rather than cash interest) on an annual basis; and (iii) become due and payable on the date on which a payment is made under the Contingent Value Instruments (if any); and

(b)
if Clause 8.6.1(a) does not apply because the Damages suffered are a decrease in the value of the Argentina Shares or remedy or rectification of the Damages does not require cash or liquidity above the Argentinean Liquidity Threshold, the maximum amount payable to the holders of the Contingent Value Instrument shall be reduced by an amount equal to the decrease in value of the Argentina Shares.

9	INDEMNITY

9.1	Labour Litigation

9.1.1
In the event that a Buyer or any Subsidiary suffers any Damages in excess of the Judicial Deposits as a result of or in connection with any Dispute with any current or former employee, consultant, officer or director of Atento Brazil, or with any relevant union or other employee representative body, the basis of which Dispute arose or arises on or prior to the Closing Date (a “Labour Dispute”),  the Seller hereby covenants to indemnify, defend and hold each of the Buyers harmless against all such Damages in excess of the Judicial Deposits.  The Buyer may bring an indemnity claim against the Seller for any such Labour Disputes no later than three months of the expiry of the relevant legal statute period of limitations.

9.1.2
The Buyers shall procure that (except as may be required by applicable law or regulation) after Closing all Labour Disputes are conducted by the Subsidiaries in the ordinary course and consistent with past practice.

9.1.3	The Seller may, at its discretion and at any time, decide to take over conduct of all or a portion of the Labour Disputes. In this event, the provisions of Clause 8.5.2 shall apply mutatis mutandis.

9.2	Tax

9.2.1
The Seller hereby covenants to indemnify, defend and hold each of the Buyers harmless from and against any Tax Liability incurred by any of the Subsidiaries or any of the Buyers, whether as a primary (responsable principal) or secondary liability (responsable subsidiario) for any Tax period or part thereof which arises directly (and excluding for the avoidance of doubt any indirect consequence or loss of future tax benefit or credit) as a consequence of:

(a)	any eventual difference between any portion of the Purchase Price agreed between the Parties as attributable to any of the Shares or Assets (as set out in

Schedule XXIII) and the amount attributable on the basis of applicable Tax laws or practice.

(b)
the actions taken pursuant to Clauses 2.1.7, 2.1.8, 3.2.1(a), 3.2.1(b),3.2.1(d) 3.2.1(e), 3.2.1(f), 3.5, 4.1.1 (but excluding the Brazil IOF Tax), 4.1.2, 4.1.3, 4.1.4, 4.1.5, 4.1.6, 4.1.7, 4.1.8, 4.4.1 and 4.4.2;

(c)
any information provided in Clause 9.2.7 proving to have been inaccurate or because the Seller or any of its Affiliates (as at the relevant time) has not otherwise provided such assistance as is referred to in that clause;

(d)	any Tax Liability of any Subsidiary (as the responsable subsidiario) which is a primary liability of any member of the Retained Group;

(e)	an event occurring or income, profits or gains accruing, earned or received on or before Closing (and income, profits or gains deemed for Tax purposes to be so accrued, earned or received);

(f)
all interest, fines and/or penalties levied by a Tax Authority as a result of the Post-Closing Brazil Tax and/or the Post-Closing Mexico Tax being withheld and paid after the date on which each such amount is due for payment to the relevant Tax Authorities; and

(g)	INSS Brazilian Claim.

9.2.2	The Seller shall not indemnify, defend or hold harmless any of the Buyers pursuant to Clause 9.2.1 from any Taxation:

(a)	to the extent that it is attributable solely to any Buyer Tax Act;

(b)
to the extent of the Closing Brazil Tax, the Post-Closing Brazil Tax, the Closing Mexico Tax and the Post-Closing Mexico Tax (and any other Tax required to be withheld under applicable law or regulations) are withheld;

(c)	to the extent included as a Debt item in the Closing Statements.

9.2.3
Furthermore, notwithstanding anything to the contrary contained in this Agreement, the Seller’s obligation to indemnify, defend and hold harmless any of the Buyers as set forth in Clause 9.2.1 shall terminate on the date which is 12 months after the expiration of the applicable statute of limitations (including extensions) in respect of  the relevant Tax Claim, provided, further, with respect to  a claim for indemnification that has been made by a Buyer with reasonable specificity, on or before such date, the Seller’s indemnification obligation shall continue until the date of a final determination of such Tax Claim.

9.2.4
The Buyers and each of their respective Affiliates on the one hand, and Seller and its Affiliates, on the other hand, shall cooperate in contesting any Tax Claim, which cooperation shall include the retention and (upon request) the provision to the requesting party of records and information which are reasonably relevant to such Tax Claim, making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.  The Buyers shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Clause 9.2.4.

9.2.5
The Buyers and each of their respective Affiliates on the one hand and the Seller and its Affiliates on the other, shall cooperate to recover to the extent permissible by law any of the Brazil Closing Tax or the Mexico Closing Tax to the extent that the amount of such Taxes paid to the applicable Tax Authority was calculated by reference to a purchase price for the Brazil Shares or the Mexico Shares which is higher than the price finally attributed to such shares in the Closing Statements.

9.2.6	Any costs of any actions taken under Clause 9.2.4 shall be shared equally between the Company and Spain Holdco.

9.2.7	The Seller undertakes to provide (and to procure that relevant members of the Retained Group provide) to the Buyers and the Buyers’ Representative:

(a)
at least 5 Business Days before Closing the amount to be withheld from that part of the Closing Purchase Price allocable to the Brazil Shares and the Mexico Shares (respectively) pursuant to applicable law or regulation;

(b)
within 5 Business Days of final agreement on, or final determination of, the Payment Statement in accordance with Part 1 of Schedule V, the amount to be withheld from that part of any payment required to be made under Clause 5.4.2 allocable to the Brazil Shares and the Mexico Shares (respectively) pursuant to applicable law or regulation; and

(c)
in a timely fashion all such assistance as may reasonably be required: (i) by the Buyers or any Subsidiary to make any statement or return or provide any other information to the Chilean Taxation Authority in relation to the sale of the NV Shares under Clause 2.1.4; or (ii) by the Buyers in order for them to meet their obligations properly in relation to Tax due on the sale of the Mexico Shares and the Brazil Shares pursuant to Clause 4.1.1 and 4.1.2.

9.2.8
The Company and Spain Holdco consider that the transaction between them contemplated by Clause 2.1.5 falls within the scope of Article 7.1. of Law 37/92, of 28 December, of Value Added Tax (“Spanish VAT Act”) as a transfer of a business (or a part thereof) as a going concern (the “TOGC Relief”).

9.2.9
If TOGC Relief is later contested by any relevant Taxation Authority the Seller and Spain Holdco shall take all reasonable steps to defend such contest, which may include appealing the matter to any court or tribunal, but only if in the opinion of a mutually acceptable counsel who is qualified to opine on such matter the outcome of such appeal is more likely than not to be favorable. In the event that such defense is unsuccessful, sub-Clause 9.2.1(b) above shall apply and the Company shall be responsible for any interest on late paid Tax and/or any penalties that may be levied.

9.2.10
In the event that such defense is unsuccessful, the Company shall, pursuant to the Spanish VAT Act and its regulations, amend the VAT invoice and charge the relevant VAT to Spain Holdco, and Spain Holdco shall pay to the Company the amount of VAT (which for the avoidance of doubt shall not include any interest or penalties or late paid Tax) in cash no later than 20 Business Days. The Company shall collaborate in good faith with Spain Holdco by making available the appropriate documentation to enable Spain Holdco to recover the VAT.

9.2.11	To the extent that a Buyer actually recovers any sum under this Clause 9.2 in respect of any Damage, such Buyer shall not have the right to claim under the Peru Indemnity for the same Damage.

10	POST-CLOSING COVENANTS

10.1
The Seller undertakes to the Buyers and to each Subsidiary that it will not (and it will procure that each member of the Retained Group does not), either alone or in conjunction with or on behalf of any other person, do any of the following things:

10.1.1	during the Restricted Period:

(a)
directly or indirectly carry on, be engaged or be economically interested in any business that is of the same, or is likely to be in competition with, the business of any Subsidiary as carried on at the date of this Agreement within the territories where the Subsidiaries currently render their services;

(b)
in competition with the business of any Subsidiary or the Atento group of companies as carried on at the date of this Agreement, canvass or solicit the custom of any person, firm or company that has within two years prior to Closing been a regular customer or supplier of any Subsidiary in relation to the business of the Group;

(c)	solicit, hire or entice away from the employment of any Subsidiary any Senior Employee;

10.1.2	make any derogatory or critical statements or comments in relation to, or otherwise disparage, any Subsidiary or any shareholder, investor, director, officer or employee of any Subsidiary; or

10.1.3
in relation to a business that is competitive or likely to be competitive with the business of any Subsidiary as carried on at the date of this Agreement, use any trade or business name or distinctive mark, style or logo used by or in the business of a Subsidiary at any time during the two years prior to Closing, or anything intended or likely to be confused with it; provided that, in order to comply with this provision, the Seller shall have a period of six months from the Closing to change any trade or business name or distinctive mark, style or logo used by or in the business of a Subsidiary; or

10.1.4	assist any other person to do any of the foregoing things.

10.2	Each Subsidiary may enforce the terms of Clause 10.1 as if it were a party hereto.

10.3
The undertakings in Clause 10.1 (a) do not prohibit the Seller and its Affiliates from: (a) holding or being interested in up to 5% of the outstanding issued share capital of a company listed on an internationally recognized stock exchange or in any other company which does not compete in the current territories where the Group Companies operate at the date of this Agreement; (b) fulfilling any obligation pursuant to any Sale and Purchase Document; (c) providing in-house call centre services to any company of the Retained Group; (d) engaging in any business that has competing services that are ancillary or accessory to such business, provided that, in order to assess if such services are ancillary, the total value of such services shall not exceed 25% of the total turnover generated by the Retained Group in respect of such business; or (e) engaging in any business the activities of which are not material and, for this purpose, the activities (taken as a whole)

shall not be considered material if the total revenue generated by the Retained Group in respect of such activities is below €25,000,000 per year.  Nothing in this Clause 10.3 shall be breached by any member of the Retained Group acquiring and operating the whole or any part of a business which, or the share capital of a company or group of companies whose business includes operations the carrying on of which would otherwise amount to a breach of the undertaking contained in this Clause 10.3 (the "Competitive Operations"), as part of a larger acquisition, if the Competitive Operations comprise a minor part of the business of such company, group of companies or businesses acquired or in which the Retained Group has acquired an interest. For the purpose of this Clause 10.3 a "minor part" of the business of such company, group of companies or business shall be part of its overall business in which the turnover of the Competitive Operations does not exceed 25 per cent. of the gross turnover of the company, group of companies or business acquired.

10.4
The Seller agrees that: (a) each undertaking contained in Clause 10.1 shall be construed as a separate undertaking; (b) the undertakings contained in Clause 10.1 are no greater than is reasonable and necessary for the protection of the interests of the Buyer and the Group Companies; and (c) if any such undertaking is held to be void, against the public interest or unlawful or in any way an unreasonable restraint of trade, but would be valid if deleted in part or reduced in application, such undertaking shall apply with such deletion or modification as may be necessary to make it valid and enforceable and the remaining undertakings shall continue to bind the Seller.

10.5	The consideration for the undertakings contained in Clause 10.1 forms part of the Purchase Price.

10.6
The Buyers undertake to the Seller that they will not (and will procure that each Subsidiary does not), either alone or in conjunction with or on behalf of any other person make any derogatory or critical statements or comments in relation to, or otherwise disparage, the Seller or any Affiliate, shareholder, investor, director, officer or employee of the Seller.

10.7
For a period of seven years, the Buyers shall preserve and retain, or cause the Subsidiaries (and in the case of the Atento Assets and Liabilities, Spain Holdco) to preserve and retain, all Books and Records of the Subsidiaries (and relating to the Atento Assets and Liabilities) prior to the Closing Date that are delivered to the Buyers pursuant to Schedule III.

10.8
For a period of seven years, and subject to appropriate confidentiality undertakings, all applicable laws and regulations and the Buyers’ attorney-client privilege not being prejudiced (as determined by the Buyers’ Representative acting reasonably and in good faith), the Buyers shall procure that the Seller and its representatives are given reasonable access to the Books and Records of the Subsidiaries (and relating to the Atento Assets and Liabilities) and the management of the Atento group of companies in connection with any actual or threatened Dispute or the Retained Group’s accounting, Tax and financial reporting matters.

10.9
For a period of seven years, the Seller shall preserve and retain, or cause the members of the Retained Group to preserve and retain, all Books and Records of the Retained Group that relate to the  Subsidiaries and the Atento Assets and Liabilities.

10.10
For a period of seven years and subject to appropriate confidentiality undertakings, all applicable laws and regulations and the Seller’s attorney-client privilege not being prejudiced (as determined by the Seller acting reasonably and in good faith) the Seller shall procure that the Buyers and their representatives are given reasonable access to the Books and Records referred to in Clause 10.9 and the management of the Retained Group in connection with any actual or threatened Dispute or any Buyer’s or Subsidiary’s accounting, Tax and financial reporting matters.

10.11
Any Tax Return required to be prepared by any of the Buyers or one of the Subsidiaries but for which the Seller may be responsible for the payment of any Taxes thereon pursuant to Clause 9.2.1 shall be provided to the Seller at least thirty (30) days prior to filing and shall be subject to the reasonable comments of the Seller. Any Tax Return prepared by Buyer which includes or is based on the operations, ownership, assets or activities of any of the Subsidiaries for any period for which the Seller is required to indemnify to the Buyer pursuant to 9.2.1(d) shall be prepared in accordance with past Tax accounting and other practices used by the Subsidiary with respect to the Tax Returns in question (unless such past practices are no longer permissible under applicable Tax law), and to the extent any items are not covered by past practices (or in the event such past practices are no longer permissible under applicable Tax law), in accordance with reasonable practices selected by the Buyer with the consent of the Seller, such consent not to be unreasonably withheld or delayed, provided that the Buyer shall always be free to adopt a different practice (consistent with applicable Tax law and accounting practice) in which case no claim may be made by the Buyer under 9.2.1 in respect of any Tax liability of the relevant Subsidiary which is directly related to such change in practice for the period in question. Any Tax credit or deduction that for any Tax purposes arises in connection with the operations for a period  ending (or event that occurs) before Closing shall be available to the relevant Subsidiary and shall be applied to the Tax Return required to be prepared by the Buyer or that Subsidiary but for which the Seller may be responsible for the payment of any Taxes thereon.

10.12
Between the date hereof and the Closing Date, the Parties shall use their best efforts to enter into a transitional services agreement in order for the Seller (or its Affiliates) to provide the Buyers and the Subsidiaries procurement services (via the Seller’s purchasing platform) for a period of six months on customary terms and conditions, and on standards appropriate for, for such services and on the basis of historical pricing for such services between.

11	CONFIDENTIALITY

11.1
Each Party undertakes to the other Parties that, subject to Clause 11.3 below, unless the prior written consent of the other Party shall first have been obtained it shall, and shall procure that its directors, officers, employees, advisers and agents shall, keep confidential and shall not by failure to exercise due care or otherwise by any act or omission disclose to any person whatever, or use or exploit commercially for its or their own purposes, any of the Confidential Information of any other Party (or any of its Affiliates).

11.2	The consent referred to in Clause 11.1 above shall not be required for disclosure by a Party of any Confidential Information:

(a)
to its Affiliates and its (and its Affiliates’ respective) directors, officers, employees, advisers, financing providers, its direct and indirect investors and agents, any future potential purchaser of any Subsidiary, who in each case are subject to a duty of confidentiality;

(b)
subject to Clause 11.3, to the extent required by applicable law or by the regulations of any stock exchange or regulatory authority to which such Party is or may become subject or pursuant to any order of court or other competent authority or tribunal or any other legal process;

(c)	to the extent that the relevant Confidential Information is in the public domain otherwise than by breach of this Agreement by any Party;

(d)	to the extent it is disclosed to such Party by a person who is not in breach of any undertaking or duty of confidentiality in respect of thereof, whether express or implied;

(e)	to the extent that a Party (or its Affiliates) lawfully possessed it prior to obtaining it from another Party; or

(f)	to the extent necessary to vest the full benefits of this Agreement in a Party.

11.3
If a Party becomes required, in circumstances contemplated by Clause 11.2(b) above, to disclose any Confidential Information such Party shall (save to the extent prohibited by law or regulation) give to the Party whose Confidential Information is required to be disclosed such notice as is reasonably practicable in the circumstances of such disclosure and shall co-operate with such Party and take such steps as such Party may reasonably require in order to enable it to mitigate the effects of, or avoid the requirements for, any such disclosure.

11.4
The Confidentiality Agreement shall cease to have any force or effect from the date of this Agreement. Bain Capital, Ltd. shall have the right to enforce this Clause 11.4 as if it were a party to the Agreement.

11.5
The Seller shall follow the Buyers’ Representative’s reasonable instruction (to the extent permitted) in the event of any breach of any confidentiality agreement (other than the Confidentiality Agreement) entered into by the Seller (or any Affiliate thereof) in connection with the potential sale of the Company (or any material business or assets thereof).

12	MISCELLANEOUS

12.1	Interest

If a Party defaults in the payment when due of any sum payable under this Agreement (other than the Closing Purchase Price), that Party’s liability shall be increased to include interest on such sum from the due date until the date of actual payment (after as well as before judgment) at a rate of 10% per annum, which interest shall accrue from day to day.

12.2	Cooperation

Each Party undertakes to take all measures necessary to give full force and effect to the Sale and Purchase Documents and to secure for every other Party the full benefit of the rights, powers and remedies conferred on the other Parties under the Sale and Purchase Documents. If at any time following the date on which this Agreement is executed it becomes necessary to take additional measures in order to fulfill the purposes of the Agreement, the Parties shall adopt such measures or ensure that they are adopted.

12.3	Announcements

The Parties herein state that they shall mutually agree the content of any press releases or regulatory disclosure (hecho relevante) that either (or both) of them wishes to publish in relation to the Sale and Purchase Documents or the transactions contemplated therein. For the avoidance of doubt, no Party may make any announcement regarding the Sale and Purchase Documents (or the transactions contemplated therein) without the prior written consent of the other Parties.

12.4	Assignment/Conversion

12.4.1
Unless otherwise indicated in any of the Clauses set out herein, this Agreement and the rights resulting from it are of a personal nature between the Parties and may not be assigned by any Party without the prior written consent of the other Parties, provided that any Buyer may transfer any or all of its rights under this Agreement to any of its Affiliates, finance providers or any future purchaser(s) of all or substantially all of the Atento group of companies (or any material business or assets thereof).

12.4.2
The Parties acknowledge that during the Transition Period, Luxco 1 may be converted into a société en commandite par actions or Luxco 1 may assign all or part of its rights (but not its obligations) under this Agreement to a newly incorporated société en commandite par actions that is an Affiliate of Luxco 1, and no Party shall raise any objection to such conversion or assignment.

12.5	Entire Agreement

This Sale and Purchase Documents represent the entire agreement between the Parties in relation to their subject matter, and it replaces all prior negotiations, conversations, correspondence, communications, agreements or contracts between the Parties in relation to such subject matter. Each Party acknowledges that it does not enter into this Agreement in reliance on any warranties, representations, covenants or undertakings whatsoever made except insofar as such are set out in this Agreement.

12.6	Integral nature

In the event that any of the Clauses contained in this Agreement become null and void, or may be annulled, or cannot be applied under applicable law or regulation, this shall not affect the Agreement’s other provisions, which shall remain in full force and affect. If any provision of this Agreement is held to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted, the provision in question will apply with the minimum modifications necessary to make it valid and enforceable.

12.7	Notifications and Communications

12.7.1	Any notice (including any approval, consent or other communication) in connection with this Agreement and the documents referred to in it:

(a)	must be in writing in the English language;

(b)
must be left at the address of the addressee or sent by pre-paid recorded delivery (airmail if posted to or from a place outside Spain) to the address of the addressee or sent by facsimile to the facsimile number of the addressee in each case as specified in this Clause in relation to the Party to whom the notice is addressed, and marked for the attention of the person so specified.

(c)	must not be sent by electronic mail.

12.7.2	The relevant details of the Seller and BC Luxco 1 (on behalf of the Buyers for purposes of this Clause 12.7) at the date of this Agreement are:

BC Luxco 1
Address:	9a rue Gabriel Lippmann, L-5365 Munsbach, the Grand Duchy of Luxembourg
Attention:	Ailbhe Jennings, Melissa Bethel and Devin O’Reilly

With a copy to:	Bain Capital, Ltd., Devonshire House, Mayfair Place, London , W1J 8AJ, United Kingdom
Facsimile:	+44 (0)207 514 5250
Attention:	Felipe Merry del Val; Melissa Bethel and Devin O’Reilly

With a copy to:	Kirkland & Ellis International LLP 20 St Mary Axe, London, EC3A 8AF
Facsimile:	+44 (0)207 469 2001
Attention:	Sam Pakbaz

TELEFÓNICA
Address:	Ronda de la Comunicación, Edificio Central, Planta 1ª, s/n 28050 Madri
Facsimile:	91 727 14 05
Attention:	Secretario General

12.7.3
Any changes to the address for notices (including address or facsimile number), if they are to take effect between the Parties, must be notified to the other Party at least 5 Calendar Days in advance by one of the methods indicated above for giving notice.

12.7.4	In the absence of evidence of earlier receipt, any notice shall take effect from the time that it is deemed to be received in accordance with Clause 12.7.5 below.

12.7.5	Subject to Clause 12.7.4 above, a notice is deemed to be received:

(a)	in the case of a notice left at the address of the addressee, upon delivery at that address;

(b)	in the case of a posted letter, on the third day after posting or, if posted to or from a place outside Spain, the seventh day after posting; and

(c)
in the case of a facsimile, on production of a transmission report from the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient.

12.7.6
A notice received or deemed to be received in accordance with Clause 12.7.5 above on a day which is not a Calendar Day or after 5 p.m. (local time) on any Calendar Day in the place of receipt, shall be deemed to be received on the next following Calendar Day.

12.7.7	Each Party undertakes to notify all of the other Parties by notice served in accordance with this Clause if the address specified herein is no longer an appropriate address for the service of notices.

12.8	Costs and Taxes

12.8.1
Unless otherwise indicated in this Agreement and without prejudice to Clause 9.2.1, each Party shall be responsible for paying all of the costs and expenses that it has incurred in relation to the negotiation and implementation (and if applicable termination) of the Sale and Purchase Documents and the transactions provided for therein, including the fees and costs of their respective financial advisors, accountants and legal representatives and the Seller hereby confirms and undertakes to the Buyers that no Subsidiary shall be responsible for, or will incur, any costs or expenses in connection with the Seller’s negotiation and implementation of the transactions contemplated by the Sale and Purchase Documents (other than as a direct result, and necessary consequence, of implementing the Pre-Closing Actions and the transactions set out in Clause 2.1 (taken as a whole).

12.8.2
If the Seller completes (or procures the completion of) the Pre-Closing Actions in accordance with this Agreement and Closing does not subsequently occur, the Buyers shall (unless the Closing has not occurred due to a Seller default) be liable to the Seller for the reasonable and documented Third-Party costs (including Tax) and expenses that are a direct result, and necessary consequence, of the Seller: (i) having completed the Pre-Closing Actions; or (ii) having reversed the Pre-Closing Actions.

12.8.3	The expenses of executing and formalizing the Agreement before a Public Notary shall be paid by the Buyers.

12.8.4
All sums payable under this Agreement (other than the Closing Purchase Price and any amount payable under Clause 5.4.2) to a recipient in Brazil, Mexico, Spain or Luxembourg (each a “Core Jurisdiction”) shall be paid gross, free and clear of any rights of counterclaim or set-off and without any deduction or withholding, unless the deduction or withholding is required by law, in which event the payor shall pay such additional amount as shall be required to ensure that the net amount received and retained (free of any liability) by the payee will equal the full amount that would have been received by it if no such deduction or withholding had been required.  For the avoidance of doubt, the Closing Purchase Price and any payment made under Clause 5.4.2 shall be paid net of any deduction or withholding required under applicable law.

12.8.5
Where any payment is made under this Agreement to a Buyer, other than Brazil Holdco and Mexico Holdco, pursuant to an indemnity, compensation or reimbursement provision, or in respect of any claim, and that sum is subject to a charge to Taxation in the hands of the recipient (other than Taxation attributable to a payment of the Closing Purchase Price or any amount payable under Clause 5.4.2) despite of this payment being made by way of adjustment to the Purchase Price, the sum payable shall be increased to such sum as will ensure that after payment of such Taxation (subject to giving credit for any tax relief available to any of the Buyers or the Subsidiaries in respect of the matter giving rise to the payment on the basis set out in Clause 8.2.3(b)) the recipient shall be left with a sum equal to the sum that it would have received in the absence of such a charge to Taxation.  For the avoidance of doubt, no Buyer shall be obligated to gross-up the payment of the Closing Purchase Price or any payment made under Clause 5.4.2.

12.8.6
Unless otherwise permitted or indicated in this Agreement, all sums payable under a Sale and Purchase Document to any Subsidiary, Buyer or Buyer’s Affiliate shall be paid at the direction of the Buyers' Representative.  Any such payment shall be deemed to satisfy the obligation of the Seller or Seller’s Affiliate under such Sale and Purchase Document  to make such payment to any other entity.

12.9	No waiver

The failure to exercise any right arising from this Agreement, or a delay in the exercise of any such right, shall not constitute a waiver of that right, and its individual or partial exercise shall not prevent the subsequent exercise of this or any other right.

12.10	Variation

No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each Party.

12.11	Remedies

The rights and remedies conferred on any Party by, or pursuant to, this Agreement are cumulative and are in addition, and without prejudice, to all other rights and remedies otherwise available to such Party under applicable law or regulation.

12.12	Adjustment of Purchase Price

If any payment is to be made by the Seller to a Buyer in respect of any claim for breach of this Agreement (including a Non-Compliance or a Damage), the payment shall be made by way of adjustment of the Purchase Price, which shall be deemed to have been reduced by the amount of such payment.

12.13	Further Assurance

The Seller undertakes to execute and deliver (at the cost of the Buyers) all such instruments and other documents and take all such actions as the Buyers may from time to time reasonably require in order to effect the transfer of the Atento Assets and Liabilities and the Shares to the Buyers.

12.14	Several Liability

Following Closing, the liability of each Buyer under this Agreement shall be several (mancomunada) and not joint (and not joint and several).  Notwithstanding the foregoing sentence, Luxco 1 shall be jointly and severally liable with each individual Buyer in respect of such Buyer’s liabilities to the Seller under this Agreement.

13	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the Spanish Common Law.

14	JURISDICTION

14.1
All Disputes arising out of or in connection with this Agreement (including a Dispute relating to any non-contractual obligation arising out of or in connection with this Agreement or the transactions contemplated hereby (or the negotiation hereof)) shall be referred to and finally resolved by binding arbitration under the Rules of Arbitration of the International Chamber of Commerce, which Rules are deemed to be incorporated by reference into this clause. The Parties irrevocably waive their right to have any Dispute determined in any other forum.

14.2
There shall be three arbitrators, and the Parties agree that one arbitrator shall be nominated by the Buyers’ Representative and one arbitrator shall be nominated by the Seller for confirmation by the ICC Court in accordance with the ICC Rules. The third arbitrator, who shall act as the chairman of the tribunal, shall be nominated by agreement of the two party-appointed arbitrators within fourteen Calendar Days of the appointment of the second arbitrator, or in default of such agreement, appointed by the ICC Court. All the arbitrators shall be fluent in English.

14.3	The seat of the arbitration shall be Paris.

14.4	The language of the arbitration will be English.

14.5	The award shall be final and binding and may be entered and enforced in any court having jurisdiction.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed by the Parties, all as of the date first above written.

/s/ Ángel Vilá Boix	/s/ Antonio de Santiago Pérez
Name: Ángel Vilá Boix	Name: Antonio de Santiago Pérez
TItle: Attorney in Power	TItle: Attorney in Power
For and on behalf of Telefónica, S.A.	For and on behalf of B.C. Brazilco Participacoes S.A.

/s/ Antonio de Santiago Pérez	/s/ Antonio de Santiago Pérez
Name: Antonio de Santiago Pérez	Name: Antonio de Santiago Pérez
TItle: Attorney in Power	TItle: Attorney in Power
For and on behalf of B.C. Atalaya Mexholdco, S. de R.L. de C.V.	For and on behalf of Global Chaucer, S.L.U.

/s/ Antonio de Santiago Pérez	/s/ Antonio de Santiago Pérez
Name: Antonio de Santiago Pérez	Name: Antonio de Santiago Pérez
TItle: Attorney in Power	TItle: Attorney in Power
For and on behalf of Global Laurentia, S.L.U.	For and on behalf of B.C. Spain HoldCo 4, S.A.U.

/s/ Antonio de Santiago Pérez	/s/ Antonio de Santiago Pérez
Name: Antonio de Santiago Pérez	Name: Antonio de Santiago Pérez
TItle: Attorney in Power	TItle: Attorney in Power
For and on behalf of Global Kiowa, S.L.U.	For and on behalf of BC Luxco 1

/s/ Antonio de Santiago Pérez
Name: Antonio de Santiago Pérez
TItle: Attorney in Power
For and on behalf of BC Luxco 2

Schedule I – Subsidiaries

Part 1

Subsidiary	Shareholder(s)	Number of shares
ARGENTINA
Atento Argentina S.A.	Atento Holding Chile S.A.	3,299,738
	Atento N.V.	1,067,342
Centro de Contacto Salta S.A.	Atento Holding Chile S.A.	47,500
	Atento N.V.	2,500
Mar del Plata Gestiones y Contactos S.A.	Atento Holding Chile S.A.	47,500
	Atento N.V.	2,500
Microcentro de Contacto S.A.	Atento Holding Chile S.A.	47,500
	Atento N.V.	2,500
Cordoba Gestiones y Contactos S.A.	Atento Holding Chile S.A.	47,500
	Atento N.V.	2,500
Atusa S.A.	Atento Holding Chile S.A.	2,500
	Atento N.V.	47,500
BRAZIL
Atento Brazil S.A.	Atento N.V.	152,170,495
	Maria Reyes Cerezo Rodriguez-Sedano	1
	Francisco Borja Garcia-Altamirano	1
	Jose Roberto Beraldo	1
CHILE
Atento Chile S.A.	Atento Holding Chile S.A.	7,918,735
	Telefónica Chile S.A.	3,049,998
	Telefónica Empresas S.A.	106,474
	Compañía de Teléfonos de Chile - Transmisiones Regionales S.A.	52,732
Atento Holding Chile S.A.	Atento N.V.	42,646,074
	TEF BV	4

Subsidiary	Shareholder(s)	Number of shares
Atento Centro de Formacion Tecnica Limitada1	Atento Chile S.A.	99%
	Atento Holding Chile S.A.	1%
Atento Educacion Limitada2	Atento Chile S.A.	99%
	Atento Holding Chile S.A.	1%
COLOMBIA
Atento Colombia S.A.	Atento N.V.	2,846,949
	Atento Mexicana, S.A. de C.V.	150,001
	Atento Venezuela, S.A.	256
	Teleatento del Peru S.A.C.	127
	Atento Brazil, S.A.	127
CZECH REPUBLIC
Atento Ceska Republica, A.S.	Atento Inversiones y Teleservicios, S.A.U.	100
EL SALVADOR
Atento El Salvador SA de CV	Atento Guatemala S.A.	340,738
	Atento Centroamerica, S.A.	27,251
GUATEMALA
Atento Guatemala, S.A	Atento Centroamerica, S.A.	10,472,824
	Atento El Salvador	1
Atento Centroamerica, S.A.	Atento N.V.	10,967,714
	Atento El Salvador S.A. de C.V.	1
MEXICO
Atento Mexicana, S.A. de C.V.	Atento N.V.	46,588,359
	Atento Colombia S.A.	1
Atento Servicios, S.A. de C.V.	Atento Mexicana, S.A. de C.V.	199,999
	Atento N.V.	1
Atento Atencion y Servicios	Atento Mexicana, S.A. de C.V.	49,999
	Atento Servicios, S.A. de C.V.	1
MAROCCO
Atento Maroc, S.A.	Atento Teleservicios España, S.A.U.	408,431
	María Reyes Cerezo Rodríguez-Sedano	1
	Abdelaziz Boumahdi	1
	Carlos José Liévano Serrano	1
	Virginia Beltramini Trapero	1

1 Attending to its specific nature (i.e. limited company – “sociedad de responsabilidad limitada”), this company does not have its capital divided into shares. Notwithstanding, according to the applicable law in Chile, the capital of a limited company consist in social rights for its partners.
2  Please see footnote n.1.

Subsidiary	Shareholder(s)	Number of shares
THE NETHERLANDS
Atento NV	Atento Inversiones y Teleservicios, S.A.U.	116,112
PANAMA
Atento Panama, S.A.	Atento N.V.	99
	Atento Mexicana, S.A de C.V.	1
PERU
Teleatento del Peru S.A.C.	Atento N.V.	11,617,210
	Atento Holding Chile S.A.	2,323,442
PUERTO RICO
Atento Puerto Rico, Inc.	Atento N.V.	1,999,900
SPAIN
Atento Inversiones y Teleservicios, S.A.U	Telefónica S.A.	60,000,000
Atento Teleservicios Espana, S.A.U.	Atento Inversiones y Teleservicios, S.A.U.	1,382,300
Atento Impulsa, S.L.U.	Atento Teleservicios España, S.A.U.	3,006
Atento Servicios Tecnicos y Consultoria, S.L.U.	Atento Teleservicios España, S.A.U.	3,006
Atento Servicios Auxiliares de Contact centre S.L.U.	Atento Teleservicios España, S.A.U.	3,000
URUGUAY
Woknal, S.A.	Atento N.V.	30,650,000
USA
Contact US Teleservices, Inc.	Atento Mexicana, S.A. de C.V.	4,153

Part 2 – Structure Chart

Schedule II – Definitions

•	“2013 Ticking Fee” means (A) €289,000 times (B) the number of days from 1 January 2013 to the Closing Date (inclusive).

•	“Accounting Policies” means the accounting policies set out in Parts 1 to 4 (inclusive) of Schedule VI.

•	“Accounting Records” means the accounts, books and records mandatory in each relevant jurisdiction.

•	“Accounts Date” means 31 December 2011.

•	“Actual Debt Amount” means the amount of Debt calculated in accordance with Schedule VI.

•	“Actual Debt Statement” means a statement setting out the Actual Debt Amount, in the form set out in Part 2(b) of Schedule V, being the consolidated amount of Debt.

•
“Actual TEF Trade Receivables DSO" means the actual number of the ‘days of sales’ (“DSO”) ratio of the Trade Receivables with Telefónica Group companies net of advances received on orders from Telefonica at the Effective Time calculated, using the ‘count back method’, in accordance with the illustrative example set out in Schedule XXVII.

•	“Actual Working Capital Amount” means the amount calculated in accordance with Schedule VI, being the consolidated amount of Working Capital of the Subsidiaries.

•	“Actual Working Capital Excess” means the amount (if any) by which the Actual Working Capital Amount exceeds the Working Capital Target.

•	“Actual Working Capital Shortfall” means the amount (if any) by which the Actual Working Capital Amount is less than the Working Capital Target.

•	“Actual Working Capital Statement” means a statement setting out the Actual Working Capital Amount, in the form set out in Part 3(b) of Schedule V.

•
“Affiliate” means in relation to any person: (i) any other person which from time to time directly or indirectly controls, is controlled by or is under common control with such first person (and for these purposes “control” shall mean the power to directly or indirectly manage or govern (or appoint the majority of the members of the governing body) whether through the ownership of voting securities, by contract or otherwise); or (ii) any other person who directly or indirectly holds a 20% or more economic interest in such first person or in whom such first person holds a 20% or more economic interest.

•
“Agreed Form” means in relation to any document, such document in the form agreed between the Seller and the Buyers' Representative and initialed for identification purposes by or on behalf of the Seller and the Buyers' Representative with such alterations as may be agreed between the parties to such document in writing from time to time.

•	“Agreement” has the meaning given in paragraph VIII of the Recitals.

•	“AIT Assets and Liabilities” means all assets and liabilities of the Company other than the Atento Assets and Liabilities.

•
“Applicable Period” shall mean the period between the date on which the New Vivo Contract comes into force and effect and the earlier of: (i) the last Business Day of the calendar month which is immediately preceding the calendar month in which the Buyers deliver the draft

Closing Statements to the Seller pursuant to paragraph 2 of Part 2 of Schedule V and (ii) 28 February 2013.

•	“Approved Firms” means one of the top five law firms by reference to numbers of fee earners.

•
“APA” means the asset purchase agreement to be entered into by the Seller, the Company and Spain Holdco at Closing substantially in the form set out in Schedule IX pursuant to which the Company shall sell the Atento Assets and Liabilities to Spain Holdco on and subject to the terms thereof and this Agreement.

•
“Argentina Capex Budget” means the Argentina Pesos equivalent of €3,837,000, being the amount of capital expenditures for the Atento Argentina Companies projected for the period 1 January 2012 to the Effective Time.

•	“Argentina Payable” means the portion (if any) of Inter-company Indebtedness that is attributable to amounts lent by the Retained Group to the Argentinean Companies.

•	“Argentina Shares” means 100% of the issued and outstanding shares of each of the Atento Argentina Companies.

•
“Argentina Transaction” means the substitution of Third-Party financial Debt in Argentina for ordinary course Inter-company Indebtedness to the extent that (i) such Inter-company Indebtedness is in Argentinean Pesos; (ii) it is for an amount not higher than the equivalent to €10,000,000; and (iii) the maturity of no less than ten years from the Closing Date.

•	“Atento” means the Subsidiaries or any one of them.

•	“Atento Assets and Liabilities” means the assets set out in Schedule XI and corresponding liabilities.

•	“Atento Assets and Liabilities Closing Purchase Price” means €19,961,500.

•
“Atento Argentina Companies” means, collectively, Atento Argentina S.A., Centro de Contacto Salta S.A., Mar del Plata Gestiones y Contactos S.A., Microcentro de Contacto S.A., Cordoba Gestiones y Contactos S.A. and Atusa S.A.

•	“Atento Brazil” means Atento Brasil S.A.

•	“Atento Chile” means Atento Chile S.A .

•	“Atento Chile Holdco” means Atento Holding Chile S.A .

•	“Atento Colombia” means Atento Colombia S.A.

•	“Atento Czech” means Atento Ceska Republica, A.S.

•	“Atento Guatemala” means Atento Centroamerica, S.A.

•	“Atento Mexico” means Atento Mexicana, S.A. de C.V.

•	“Atento Mexico Servicios” means Atento Servicios, S.A. de C.V.

•	“Atento Panama” means Atento Panama, S.A.

•	“Atento Payable” means the portion (if any) of Inter-company Indebtedness that is attributable to amounts owing by the Retained Group to the Subsidiaries (other than the Argentinean Companies).

•	“Atento Puerto Rico” means Atento Puerto Rico, Inc.

•	“Atento Spain” means Atento Teleservicios Espana, S.A.U.

•	“Atento Venezuela Companies” means, collectively, Atento Venezuela, S.A. and Teleatención De Venezuela, C.A.

•	“Authorities” has the meaning given in Clause 3.1.1.

•	“Balancing Amount” an amount equal to the aggregate of:

(i)	the Working Capital Shortfall (expressed as a negative number) or the Working Capital Excess;

(ii)	the TEF Trade Receivables DSO Shortfall Amount (expressed as a negative number);

(iii)	the Debt Shortfall or the Debt Excess (expressed as a negative number); and

(iv)	all Leakage between 1 December 2012 and the Closing Date (inclusive) less the Notified Leakage (in both cases expressed as a negative number).

•
“BBVA Master Services Agreement” means the master services agreement entered into by Atento Mexicana Sociedad Anonima de Capital Variable with BBVA Bancomer, Sociedad Anonima, Institucion de Banca Multiple, Gruop Financiero BBVA Bancomer on 29 June 2007.

•
“Books and Records” shall have its ordinary meaning (but for the avoidance of doubt shall include all statutory books and company records (including tax and accounting records) and all correspondence, orders and enquiries, in whatever form held).

•	“Brazil Closing Purchase Price” means €456,180,000:

(i) less the amount of the Brazil Dividend;

(ii) less all Notified Leakage attributable to Atento Brazil (as determined by the Buyers’ Representative acting reasonably).

•	“Brazil Excess” means the lesser of: (i) the amount (if any) by which the total amount of Cash in Atento Brazil at the Effective Time exceeds €20,000,000; and (ii) €10,000,000.

•	“Brazil 13th Month Salary” means the customary ‘13th Month’ payable to employees of Atento Brazil with respect to calendar year 2012.

•	“Brazil Holdco” has the meaning given on page 1 of this Agreement.

•	“Brazil IOF Tax” means the IOF with respect to the disposal of the Brazil Shares to Brazil Holdco pursuant to Clause 4.1.1.

•	“Brazil Shares” means 100% of the issued and outstanding shares of Atento Brazil.

•	“Brazilian Banks” means Banco BTG Pactual S.A., Banco Santander (Brasil) S.A., Banco Bradesco BBI S.A. andBanco Itaú BBA S.A.

•
“Business Day” means any day of the week excluding Saturdays, Sundays and holidays as established by the official calendars for the cities of Madrid, Sao Paulo and London, provided that Closing shall not occur on a date that is a Saturday, Sunday or holiday as established by the official calendars for the cities of Madrid, Sao Paulo, Mexico City, Santiago, London, New York, The Hague and Luxembourg.

•	“Buyer Debt Repayment Amount” has the meaning given in Clause 6.8.

•	“Buyers’ Accountants” means PricewaterhouseCoopers.

•	“Buyer Representations and Warranties” has the meaning given in Clause 7.2.1.

•
“Buyer Tax Act” means any voluntary action taken by a Buyer or at the direction of a Buyer which is not necessary to comply with any law, published practice or relevant generally accepted accounting practice and which such Buyer knows or ought reasonably to know would have the result of creating or increasing a liability to Taxation or reducing or eliminating any Relief of any of the Subsidiaries.

•	“Buyers” means, collectively, Brazil Holdco, Mexico Holdco, Spain Holdco, Spain Holdco 2, Spain Holdco 4, Spain Holdco 5, Luxco 1 and Luxco 2 and “Buyer” shall mean any one of them.

•	“Buyers’ Representative” means Bain Capital, Ltd.

•	“Calendar Day” means a day reckoned from midnight to midnight, within the Gregorian calendar.

•
“Cash” means the consolidated immediately available cash of the Subsidiaries (whether in hand or credited to any account with any banking, financial, lending or other similar institution or organisation), including all interest accrued thereon, as at the Closing Date, as shown by the reconciled cashbook balances of the Subsidiaries;

•	“Cash Purchase Price” means the Purchase Price without giving effect to the Vendor Loan Note or the Contingent Value Instruments.

•	“CETIP” means CETIP S.A. – Mercados Organizados, which shall administer and operate the securities placement system on which the Debentures are listed for distribution.

•
“Chile Closing Purchase Price” means €7,634,070 less all Notified Leakage attributable to Atento Chile and its Subsidiaries (as at the Notified Leakage Date) as determined by the Buyers’ Representative acting reasonably.

•	“Chile Holdco Closing Purchase Price” means €16 less all Notified Leakage attributable to Atento Chile Holdco (as determined by the Buyers’ Representative acting reasonably).

•	“Chile Holdco Shares” means 100% of the shares of Atento Holding Chile S.A. held by TEF BV

•	“Chile Shares” means 100% of the shares of Atento Chile S.A. held by the Minority Chile Holders.

•	“Closing” means completion of all of the transactions described in Clause 4.1.

•
“Closing Brazil Tax” means Tax of 15% of the gain that Atento NV and the Brazil Minority Holders will realise from the sale of the Brazil Shares to Brazil Holdco and Spain Holdco 4 (pursuant to Clause 4.1.1) based on the portion of the Closing Purchase Price attributable to the Brazil Shares.

•
“Closing Mexico Tax” means Tax of 10% of the gain that Atento NV and Atento Colombia will realise from the sale of the Mexico Shares to Mexico Holdco and Spain Holdco 5 (pursuant to Clause 4.1.2) based on the portion of the Closing Purchase Price attributable to the Mexico Shares.

•
“Closing Date” shall mean the date that is 7 Business Days after the Regulatory Condition Precedent is satisfied (or waived), or such other date as the Seller and the Buyers’ Representative shall agree.

•	“Closing Purchase Price” means €929,443,000:

(i)	plus up to the Argentinean Peso equivalent of €110,000,000 (and as evidenced by the Contingent Value Instruments);

(ii)	less the June Debt Amount;

(iii)	plus the June Working Capital Amount;

(iv)	less the Working Capital Target;

(v)	less all Notified Leakage;

(v)	plus the 2013 Ticking Fee (if any) and the December Ticking Fee (if any).

•	“Closing Statements” means the Actual Debt Statement and the Actual Working Capital Statement.

•	“Collective Bargaining Agreement” means the 2012 collective bargaining agreement entered into by the Subsidiaries in Spain.

•	“Colombia Purchasers” means, collectively, Atento Spain, Atento Impulsa, S.L.U. and Atento Servicios Auxiliares de Contact Center, S.L.U.

•	“Colombia Shares” means, collectively, 100% of the shares of Atento Colombia held by each of Atento Brazil, Atento Mexico and Atento Venezuela S.A.

•	“Company” has the meaning given in Recital I.

•
“Computer Systems” means all hardware, handheld devices, firmware, peripherals, communication links, storage media, backup systems, networking equipment and other equipment used by or on behalf of any Subsidiary, together with all computer software and all related object executable source codes and databases used by or on behalf of any Subsidiary.

•	“Conditions Precedent” shall have the meaning given in Clause 3.

•
“Confidential Information” means (i) the existence and contents of each Sale and Purchase Document; (ii) any non-public information (in whatever form) concerning the business, finances, assets, liabilities, dealings, transactions, know-how, customers, suppliers, processes or affairs of a Party (or any of its Affiliates) from time to time; and (iii) any other non-public information (in whatever form) relating to a Party (or any of its Affiliates) that is disclosed by (or on behalf of) such Party to the other Party in connection with the negotiation, entry into, or performance of its obligations under the Sale and Purchase Documents.

•	“Confidentiality Agreement” means the confidentiality agreement dated 20 April 2012 between the Seller and Bain Capital, Ltd.

•	“Contingent Value Instruments” means the Luxco 1 Contingent Value Instrument and the Luxco 2 Contingent Value Instrument.

•
“Contribution Margin” shall mean the contribution margin  (being (i) revenue less direct cost divided by (ii) revenue), as calculated in accordance and consistent with Atento Brazil’s historic management accounts as illustrated in Schedule XX.  For purposes of clarity, Contribution Margin shall be expressed as a percentage.

•
“Contribution Shortfall” shall mean (A) zero if the Vivo Average Contribution Margin is thirty three percent (33%) or greater or (B) if the Vivo Average Contribution Margin is less than thirty-three percent (33%), the Euro amount equal to the product of (i) the Margin Shortfall times (ii) four-hundred and fifty-one million Euros (€451,000,000) times (iii) sixty three percent (0.63) times (iii) four (4).

•	“Core Warranties” has the meaning given in Clause 8.3(a).

•	“Czech Shares” means 100% of the issued and outstanding shares of Atento Czech.

•	“Czech Closing Purchase Price” means €9,066,800 less all Notified Leakage attributable to Atento Czech as determined by the Buyers’ Representative acting reasonably.

•	“Damages” means any economic damage or detriment (daños y perjuicios) pursuant to Article 1,106 et seq. of the Spanish Civil Code.

•	“Data Room” means the online data room hosted by Merrill Corporation (at https://datasite.merrillcorp.com) under the project name “Project Atalaya”, as at 12:00 noon on 28 September 2012.

•	“Debentures” means the debentures or other form of financing for the acquisition of the Brazil Shares to be acquired by Brazil Holdco pursuant to this Agreement.

•	“Debt” means at the Effective Time:

(i)
all financial borrowings and other indebtedness of any Subsidiary by way of any overdraft, acceptance, credit or similar facility (including Inter-company Indebtedness, the Buyer Debt Repayment Amount, the Buyer Payable to TEF Amount and the Buyer Argentina Payable to TEF Amount);

(ii)
all due and outstanding break fees, prepayment fees and other costs, expenses or penalties related to or arising as a result of the termination or prepayment of all financial borrowings and other indebtedness of any Subsidiary to any Third-Party or Related Party;

(iii)	[Intentionally left blank]

(iv)	all recourse factoring or recourse discounting of receivables by any Subsidiary;

(v)	all interest, fees and penalties accrued on any or all of the financial borrowings detailed above (to the extent not already included in item (i));

(vi)
the mark to market effect (positive or negative) of all interest rate, foreign exchange and other derivative instruments to which a Subsidiary is party (or with respect to which a Subsidiary has obligations), and any amounts payable on the termination of such arrangements as if they are to be terminated on Closing, (to the extent not already included in item (i));

(vii)	all finance lease obligations of each Subsidiary;

(viii)
all outstanding fees payable to all advisors engaged on behalf of the Seller (or any of its Affiliates), in each case by a Subsidiary in connection with the transactions contemplated in this Agreement;

(ix)
all bonuses and other monetary incentives (including securities (or any right to acquire securities) of any Subsidiary) in effect on or prior to Closing and payable or issuable by any Subsidiary to the extent they arise as a result of the sale of the shares in any Subsidiary (including any related social security contributions or Tax payable by any Subsidiary, unless otherwise considered for purposes of determining the Actual Working Capital Amount;

(x)
all unpaid current corporate income Tax liabilities net of current corporate income Tax assets to the extent such assets are available to be used against Tax liabilities for the period up to the Effective Time (excluding any deferred income Tax assets or liabilities) of any Subsidiary and consolidation Tax owed to any member of the Retained Group (either positive or negative);

(xi)
all social security contributions or Tax payable by a Subsidiary in respect of the issue of shares or the issue or exercise of share options, unless otherwise considered for purposes of determining the Actual Working Capital Amount;

(xii)	dividends or other distributions declared in favour of and due and payable to, any Related Party (other than pursuant to Clause 4.1.3);

(xiii)	[intentionally left blank]

(xiv)	cash payment obligations in connection with or as a result of site dismantling in Brazil committed on or before the Effective Time and unpaid;

(xv)
provisions for employee voluntary or mandatory departure plans (for avoidance of doubt, excluding any termination of employees in the ordinary course of business, but including termination of Senior Employees (who are not then re-hired by the Buyer as a employee or consultant after Closing));

(xvi)	accrued and outstanding pension or other retirement net liabilities, not including the legal provision for retirement benefit in Mexico;

(xvii)	any outstanding liability cash payment for wage increases recognized in the 2012 Collective Bargaining Agreement in Spain for previous years;

(xviii)	the aggregate of: (a) the shortfall (if any) between €20,000,000 and the total aggregate amount of Cash in Atento Brazil at the Effective Time; and (b) the RoW Shortfall (if any);

(xix)	€35,000,000 less the Brazil Excess (if any);

(xx)	€8,000,000 less the Net Chile Excess (if any);

(xxi)
the shortfall (if any) between the Subsidiaries’ actual capital expenditure (outside of Argentina) committed for year 2012 and €85,394,000, being the amount of capital expenditure (for the Subsidiaries (other than Argentina) projected for the period 1 January 2012 to the Effective Time);

(xxii)	the Vivo Contribution Margin Shortfall;

(xxiii)	any portion of the Brazil 13th Month Salary that is accrued but not paid in accordance with Clause 6.10; and

(xxiv)	the Majority Promissory Note and the Minority Promissory Note;

but excluding any unamortised debt issuance costs.

For the avoidance of doubt, the Buyers shall not be entitled to any double counting of the same item.  If any amount forming part of Debt in the Closing Statements gives rise to an adjustment of the Purchase Price, the Buyers shall not be permitted to also make a claim for such amount under any other provision of this Agreement.

•	“Debt Excess” means the amount (if any) by which the Actual Debt Amount exceeds the June Debt Amount.

•	“Debt Shortfall” means the amount (if any) by which the Actual Debt Amount is less than the June Debt Amount.

•	“December Ticking Fee” means (A) €493,000 times (B) the number of days equal to the lesser of (i) 31 and (ii) from 1 December 2012 to the Closing Date (inclusive).

•
“Determined Claim” means a claim where: (i) the amount of which the Seller and the relevant Buyers’ Representative have agreed in writing; or (ii) in respect of which the arbitrators have made an award pursuant to Clause 14.

•	“Diligence CD-ROM” means the CD-ROM in Agreed Form containing all of the Information Disclosed and deposited with the Public Notary.

•	“Disagreement Notice” has the meaning given in paragraph 6b. of Schedule V.

•	“Dispute” means all disputes, disagreements, conflicts, controversies or issues.

•	“Effective Time” means 11:59 pm on 30 November 2012.

•
“Encumbrance” means any option, right to acquire, right of conversion, right of pre-emption, right of first refusal, restriction on transfer, equity, claim, charge (whether fixed or floating), mortgage, pledge, lien, assignment, power of sale, hypothecation, title retention or other third party right or security interest of any kind and any agreement, arrangement or obligation (including any conditional obligation) to create any such right or interest.

•
“Engagement Letter” means an engagement letter of an Independent Expert appointed by in accordance with paragraph 9 of Schedule VI on such Independent Expert’s standard terms (or such other terms as the Parties and such Independent Expert may agree) and duly signed by the Parties and such Independent Expert.

•	“Excess Cash” means, in respect of a Subsidiary Grouping, the amount of Cash (if any) in excess of €2,000,000 in such Subsidiary Grouping as at the Effective Time.

•
“Existing Facilities” means the €235 million term and revolving loan facility agreement dated 29 March 2011 between, amongst others, the Company as debtor and Banco Santander, S.A. and HSBC Bank PLC, Sucursal en España as original lenders (including all interest all accrued thereon and all break fees, prepayment fees and other costs, expenses or penalties related to or arising as a result of the termination or prepayment of the loan facility).

•
“Fairly Disclosed” means disclosed before the date of this Agreement in reasonable detain in the Information Disclosed and Schedule XXV this Agreement or the Disclosure Letter to identify to the Buyers the nature and scope of the matter disclosed.

•
“Financial Statements” means (i) consolidated accounts of the Group Companies and (ii) the individual annual accounts for each Group Company, in each case for the periods ended on 31 December 2010 and 31 December 2011 and including the profit and loss account, cash flow statement, balance sheet and related notes and disclosures.

•	“Financing” has the meaning give in Clause 6.5.

•
“Governmental Authority” shall mean the government of any of the Revenue Jurisdiction (as defined in the Master Services Agreement) or any other country or any state, province or other political subdivision thereof or any entity, body, regulatory or administrative authority, agency, commission, court, tribunal or judicial body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any quasi-governmental entity established to perform such functions.

•	“Group Companies” means the Company and the Subsidiaries collectively, and “Group Company” shall mean any one of them.

•	“Group Management Accounts” means the monthly consolidated management accounts of the Group Companies for each month for the period between 31 December 2010 and 31

August 2012 and including the profit and loss account, cash flow statement and balance sheet, as set out in the Information Disclosed.

•	“Guatemala Shares” means 100% of Atento NV’s holding of shares of Atento Guatemala.

•
“IFRS” means International Financial Reporting Standards, International Accounting Standards and interpretations of those standards issued by the International Accounting Standards Board and the International Financial Reporting Interpretations Committee and their predecessor bodies as adopted by the European Union as at the Closing Date

•	“Independent Expert” means one of PricewaterhouseCoopers, Deloitte Touche Tohmatsu, Ernst & Young, KPMG, Duff & Phelps and Grant Thornton.

•	“Individual Deductible” has the meaning give in Clause 8.4.4.

•
“Individual Management Accounts” means the individual monthly management accounts for each Subsidiary, in each case for each month for the period between 31 December 2010 and 31 August 2012 and including the profit and loss account, cash flow statement and balance sheet, as set out in Information Disclosed.

•	“Information Disclosed” has the meaning given in Recital V.

•
"INSS Brazilian Claim" means any Damages resulting as a result of or in connection with the 2004 inspection by the National Social Security Institute of Brasil, with the most significant claim being approximately 87.7 million Brazilian Reals in connection with the payment in cash of “transport vouchers” to employees.

•
“Intellectual Property” means all copyright, moral rights, design rights, registered designs, database rights, patents, utility models, business names, trade marks, service marks, trade names, rights arising in domain names, know-how, trade secrets and rights in confidential information and any other intellectual property rights or rights of a similar nature (in each case, whether registered or not) and all applications and rights to apply for any of them which may subsist anywhere in the world.

•
“Inter-company Indebtedness” means all financial indebtedness to a Related Party by the Subsidiaries (includingand outstanding balances pursuant to cash-pooling arrangements), including in each case accrued interest thereon and break fees, prepayment fees and other costs, expenses or penalties related to or arising as a result of the termination or prepayment of such indebtedness (but excluding ordinary course trading receivables and amounts owed pursuant to ordinary course employment or consultancy agreements).

•	“IOF” means Imposto sobre Operações Financeiras.

•
“Judicial Deposits” means (as at the Closing Date) the aggregate of all amounts deposited by the Subsidiaries with courts or Governmental Authorities as security for claims made against any Subsidiary by its current or former employees, consultants, officers or directors.  For purposes of reference, the aggregate amount of the Judicial Deposits was Rs 96,109,000 as set out in the May 2012 Management Accounts).

•	“June Debt Amount” means €206,541,000.

•	“June Debt Statement” means a statement in the form set out in Part 2(a) of Schedule V setting out the constituent elements of the June Debt Amount.

•	“June Working Capital Amount” means €44,532,000. (expressed as a negative number).

•	“June Working Capital Excess” means the amount (if any) by which the June Working Capital Amount exceeds the Working Capital Target.

•	“June Working Capital Shortfall” means the amount (if any) by which the June Working Capital Amount is less than the Working Capital Target.

•	“June Working Capital Statement” means a statement in the form of the worked example set out in Part 3(a) of Schedule V.

•	“Labour Dispute” has the meaning given in Clause 9.1.1.

•
“Leakage” means the aggregate of the amounts (expressed in euro) resulting from the matters referred to in Clause 6.9.1 to the extent they occur between 1 December 2012 and the Closing Date (inclusive) but excluding all Permitted Leakage.

•	“Long Stop Date” means the date falling 119 days after the date of this Agreement.

•
“Luxco 1 Contingent Value Instrument” means the instrument providing for the payment of up to the Argentinean Peso equivalent of €11,000,000 (as converted on the date of this Agreement) by Luxco 1 to TEF Company 2 substantially on the terms set out in Schedule X.

•
“Luxco 2 Contingent Value Instrument” means the instrument providing for the payment of up to the Argentinean Peso equivalent of €99,000,000 (as converted on the date of this Agreement) by Luxco 2 to TEF Company 1 substantially on the terms set out in Schedule X.

•
“Majority Promissory Note” means the promissory note to be issued by TEF Company 1 to Atento Chile Holdco and Atento NV in consideration for the share transfers described in Clause 3.2.1(a) on such terms to be agreed between the Buyer’s Representative and the Seller acting reasonably.

•	“Margin Shortfall” shall mean thirty-three percent (33%) minus the Vivo Average Contribution Margin.

•
“Minority Promissory Note” means the promissory note to be issued by TEF Company 2 to Atento Chile Holdco and Atento NV in consideration for the share transfers described in Clause 3.2.1(b) on such terms to be agreed between the Buyer’s Representative and the Seller acting reasonably

•
“Master Services Agreement” means the master services agreement (and any ancillary agreement relating thereto) to be entered into between the Seller and Spain Holdco (or its nominee) at Closing in the form set out in Schedule XVIII.

•	“Material Contracts” means all Related Party Agreements and all other agreements or arrangements having a value or revenue greater than an amount equal to €1,000,000 to which a Subsidiary is party.

•
“Material Supplier/Customer Agreements” means the 25 most significant contracts entered into by the Group Company with customers and the 34 most significant contracts entered into by the Group Companies with suppliers, as set out in Schedule XXVI.

•	“Mexico Holdco” has the meaning given on page 1 of this Agreement.

•	“Mexico Closing Purchase Price” means €114,109,000:

(i) less the Mexico Dividend;

(ii) less all Notified Leakage attributable to Atento Mexico and its Subsidiaries at the Notified Leakage Date (as determined by the Buyers’ Representative acting reasonably).

•	“Mexico Shares” means 100% of the issued and outstanding shares of Atento Mexico.

•	“Mexican Subsidiaries” means, collectively, Atento Mexicana, S.A. de C.V., Atento Servicios, S.A. de C.V. and Atento Atencion y Servicios, S.A. de C.V.

•	“Minority Brazil Holders” means Maria Reyes Cerezo Rodriguez-Sedano, Francisco Borja Garcia-Altamirano and Jose Roberto Beraldo.

•	“Minority Chile Holders” means Telefónica Chile S.A., Telefónica Empresas S.A. and Compañía de Teléfonos de Chile - Transmisiones Regionales S.A.

•	“Net Chile Excess” means the lesser of: (a) €8,000,000 and (b) the Excess Cash in Atento Chile Holdco.

•	“New Vivo Contract” has the meaning given in paragraph 7.7 of Schedule VII.

•	“Non-compliance”means any breach of the Representations and Warranties;

•	“Notified Debt Amount” has the meaning given in Clause 6.8.

•	“Notified Leakage” means all Leakage notified on or prior to the date that is 5 Business Days prior to Closing pursuant to Clause 6.9.2.

•	“Notified Leakage Date” means the date on which the Seller delivers the notice referred to in Clause 6.9.2.

•	“NV Closing Purchase Price” means €105,549,000:

(i) plus the net amount of the Brazil Dividend;
(ii) plus the net amount of the Mexico Dividend;
(iii) less all Notified Leakage attributable to Atento NV;
(iv) plus the Brazil Closing Purchase Price (less the Closing Brazil Tax);
(v)  plus the Mexico Closing Purchase Price (less the Closing Mexico Tax);

•	“NV Shares” means the dividend to be declared by Atento NV immediately following Spain Holdco 2’s acquisition of the NV Shares pursuant to Clause 4.1.3.

•	“NV Shares” means 100% of the issued and outstanding shares of Atento NV.

•	“Panama Shares” means 100% of the issued and outstanding shares of Atento Panama.

•	“Parties” has the meaning given on page 1 of this Agreement.

•
“Payment Statement” means a statement setting out the total consideration payable under Clause 5.1 and the Balancing Amount payable by a Buyer or the Seller under Clause 5.4, as agreed and determined in accordance with Schedule V.

•
“Permitted Leakage” means (i) the settlement of a liability to any member of the Retained Group in respect of Inter-company Indebtedness to the extent that such liability has been expressly reflected in the Closing Statements; (ii) amounts paid or payable by a Subsidiary to a member of the Retained Group pursuant to the terms of the Service Contracts (as defined in the Master Services Agreement) in existence as at 1 December 2012; (iii) amounts paid or payable pursuant to any agreements or arrangements between a Subsidiary on the one hand and a Related Party on the other hand that are listed on Schedule XVI; and (iv) amounts arising from the steps set out in Clauses 3.2.1 and 4.1 being implemented in accordance with this Agreement.

•
“Peru Indemnity” means the indemnity provided by Telefonica del Peru S.A.A. to Atento Telecomunicaciones S.A., Atento NV and Atento Chile Holdco in the acquisitions of Teleatentodel Peru S.A.C dated September 30th 1999 and November 12th 2008

•	“Public Notary” means such public notary as shall be agreed between the Parties.

•	“Purchase Price” has the meaning given in Clause 5.1.

•	“Pre-Closing Actions” means, collectively, the steps set out in Clause 3.2.1 to be implemented by the Seller and certain of the Subsidiaries.

•
“Post-Closing Brazil Tax” means Tax on the additional gain (if any) that Atento NV and the Brazil Minority Holders realise from the sale of the Brazil Shares to Brazil Holdco and Spain Holdco 4 (pursuant to Clause 4.1.1) if a payment is required to be made under Clause 5.4.2 in respect of the Brazil Shares.

•
“Post-Closing Mexico Tax” means Tax on the gain (if any) that Atento NV and Atento Colombia realise from the sale of the Mexico Shares to Mexico Holdco and Spain Holdco 5 (pursuant to Clause 4.1.2) if a payment is required to be made under Clause 5.4.2 in respect of the Mexico Shares.

•	“Puerto Rico Shares” means 100% of the issued and outstanding shares of Atento Puerto Rico.

•	“Reference Accounts” means the Financial Statements for the period ended 31 December 2011.

•	“Regulatory Condition Precedent” has the meaning given in Clause 3.1.1.

•	“Related Party” means any member of the Retained Group or any of their respective Affiliates, or any employee, officer or director or direct or indirect investor of any of the foregoing.

•	“Related Party Agreements” has the meaning given in paragraph 7.6 of Schedule VII.

•
“Relief” means any loss, relief, allowance, credit, deduction, exemption, set off or right to repayment of Tax including, without limitation, any deduction in computing income, profits or gains for the purposes of any Taxation;

•	“Representations and Warranties” means the Representations and Warranties set out in Schedule VII.

•	“Resigning Persons” means those persons who shall be resigning from the boards of the Subsidiaries as notified in writing by the Seller to the Buyer’s Representative no later than 1 December 2012.

•	“Restricted Period” means the period of two years commencing on the Closing Date, or such shorter period of time as is recognised by applicable law as being binding on the Seller.

•	“Retained Group” means the Seller and its Affiliates (other than a Subsidiary).

•
“RoW Shortfall” means the shortfall (if any) between €15,000,000 and the total aggregate amount of Cash (but excluding all Excess Cash) in the Subsidiaries (other than Atento Brazil) at the Effective Time.

•	“Sale and Purchase Documents” means this Agreement and any other documents entered into pursuant to or in connection with this Agreement.

•	“Seller” means Telefónica, S.A.

•	“Seller Debt Repayment Amount” has the meaning given in Clause 6.8.

•
“Seller Representatives” means Alberto Reynal Ample (CEO of the Atento group of companies), Nelson Armbrust (CEO of Atento Brazil), Jose Beraldo (CFO of Atento Brazil), Luis Ricardo (Telefonica Business Director of Atento Brazil), Alberto Horcajo (former CEO of the Atento group of companies), Diego Lopez (Director of the Atento North American business),  Borja Garcia Alarcon (CFO of the Atento group of companies) and Mariano Castanos (Head of Atento Spain).

•	“Seller’s Accountants” means Ernst & Young.

•	“Senior Employee” means any top 25 employee or consultant of the Group Companies (taken as a whole) by reference to their total remuneration.

•	“Shares” means the Argentina Shares, the Brazil Shares, the Chile Shares, the Czech Shares, the Mexico Shares, the NV Shares and the Spain Shares.

•
“Spain Closing Purchase Price” means €33,176,500 less all Notified Leakage attributable to Atento Spain and its Subsidiaries at the Notified Leakage Date (as determined by the Buyers’ Representative acting reasonably).

•
“Spain Holdco” means Global Chaucer S.L.U., a company duly incorporated and in existence in accordance with the laws of the Kingdom of Spain, with Tax Identification Number B-86482809 and registered office in Madrid, calle Pradillo nº 5, bajo exterior, derecha (28002 Madrid).

•
“Spain Holdco 2” means Global Laurentia, S.L.U., a company duly incorporated and in existence in accordance with the laws of the Kingdom of Spain, with Tax Identification Number B-86521267 and registered office in Calle Pradillo nº 5, bajo exterior, derecha, 28002, Madrid.

•
“Spain Holdco 4” means B. C. Spain HoldCo 4, S.A.U., a company duly incorporated and in existence in accordance with the laws of the Kingdom of Spain, with Tax Identification Number A-86542776 and registered office in Calle Pradillo nº 5, bajo exterior, derecha, 28002, Madrid.

•
“Spain Holdco 5” means Global Kiowa, S.L.U., a company duly incorporated and in existence in accordance with the laws of the Kingdom of Spain, with Tax Identification Number B-86521226 and registered office in Calle Pradillo nº 5, bajo exterior, derecha, 28002, Madrid.

•	“Spain Shares” means 100% of the issued and outstanding shares of Atento Spain.

•	“Spanish Civil Code” means the Spanish “Código Civil” and any of its amendments from time to time.

•	“Subsidiaries” has the meaning given in Recital II.

•	“Subsidiary Grouping” means each of the seven following groups of Subsidiaries (taken separately):

(i) Atento Chile Holdco and Atento Chile (collectively);
(ii) Atento Colombia;
(ii) Atento Peru;
(iii) Atento Puerto Rico and Contact US Teleservices, Inc. (collectively);
(iv) Atento Panama, Atento Guatemala and Atento El Salvador (collectively);

(v) the Atento Argentina Companies;
(vi) Atento Czech; and
(vii) Atento Maroc, S.A.

•	“Target TEF Trade Receivables DSO” means 88 days.

•
“Tax” or “Taxation” means all forms of direct or indirect taxation in any jurisdiction and whether levied by reference to actual, deemed, gross or net income, profits, gains, net wealth, asset values, turnover, value added, receipt, payment, sale, use, occupation, franchise or values or other reference and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person and all related penalties, charges, surcharges, fines, costs and interest relating thereto.

•	“Tax Claim” means a claim made by any Taxation Authority.

•
“Tax Group” means the Spanish Corporate Income Tax group number 24/90, in accordance with the special consolidated regime laid down in Capítulo VII of Título VII of the Spanish Texto Refundido de la Ley del Impuesto sobre Sociedades, which parent company is the Seller.

•
“Tax Liability” shall mean (i) any liability to make a payment of Tax or in respect of Tax; (ii) the loss of any Taxation asset or Relief taken into account in calculating Tax; and (iii) the use of any Relief arising in any period (or part period) commencing after Closing to eliminate any  liability for Tax arising in any period (or part period) ending on or prior to Closing or any Tax that would otherwise be indemnified under Clause 9.2.

•	“Tax Return” shall mean any report, filing, return or other information required to be supplied to a Governmental Authority in connection with any Taxes.

•
“Taxation Authority” means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any law in relation to Taxation.

•	“TEF BV” means Telefónica Internacional Holding B.V.

•
“TEF Company 1” means a member of the Retained Group to be nominated by the Seller (by written notice to the Buyer’s Representative no later than 5 Business Days prior to Closing) for purposes of being the transferee of the share transfer described in Clause 3.2.1(a).

•
“TEF Company 2” means a member of the Retained Group to be nominated by the Seller (by written notice to the Buyer’s Representative no later than 5 Business Days prior to Closing) for purposes of being the transferee of the share transfer described in Clause 3.2.1(b).

•	"TEF Trade Receivables DSO Shortfall" means the amount if any by which the Actual TEF Trade Receivables DSO is less than the Target TEF Trade Receivables DSO.

•
"TEF Trade Receivables DSO Shortfall Amount" means the value attributable to the TEF Trade Receivables DSO Shortfall as calculated in accordance with the illustrative example set out in Schedule XXVII.

•	“Third-Party” means any person (including any Taxing Authority) that is not the Seller, an Affiliate of the Seller, a Buyer, the Company or one of the Subsidiaries.

•	“Top 25 Customer/Top 34 Supplier” means those customers and suppliers of the Group Companies as are set out in Schedule XIX.

•	“Transition Period” has the meaning given in Clause 6.1.

•
“Vendor Due Diligence Reports” means the following reports provided by the Seller to Bain Capital, Ltd.: (i) Project Atalaya Tax Vendors Due Diligence dated 17 May 2012 and prepared by Deloitte; (ii) Atalaya Financial Vendors Due Diligence dated 17 May 2012 and prepared by Deloitte (and the addendum thereto dated 15 June 2012); and (iii) Vendors Due Diligence dated 11 May 2012 prepared by Ramon y Cajal Abogados.

•
“Vendor Loan Note” means the instrument providing for the payment of €110,000,000 to the Seller to be issued by Luxco 1 or Spain Holdco (or any Affiliate thereof with the consent of the Seller (not to be unreasonably withheld or delayed)) substantially on the terms set out in Schedule XXIV, which amount forms part of the consideration for the transfer of the Shares and the Atento Assets and Liabilities as contemplated in this Agreement.

•
“Venezuela Buyer” means a member of the Retained Group to be nominated by the Seller (by written notice to the Buyer’s Representative no later than 5 Business Days prior to Closing) for purposes of being the transferee of the share transfer described in Clause 3.2.1(a).

•	“Venezuela Shares” means 100% of the shares of each of the Atento Venezuela Companies held by Atento NV.

•	“Vivo Average Contribution Margin” shall mean the weighted average Contribution Margin under the New Vivo Contract during the Applicable Period.

•	“Working Capital Excess” means the amount (if any) by which the Actual Working Capital Amount exceeds the June Working Capital Amount.

•	“Working Capital Shortfall” means the amount (if any) by which the Actual Working Capital Amount is less than the June Working Capital Amount.

•	“Working Capital Target” means €59,673,000 (expressed as a negative number).

Schedule III – Closing Deliverables

Part 1 – Sale and Transfer of the Brazil Shares

1.	Share Transfers

Transferor	Transferee	Number of Shares to be transferred
Atento NV	Brazil Holdco	152,170,495
Maria Reyes Cerezo Rodriguez-Sedan	Brazil Holdco	1
Francisco Borja Garcia-Altamirano	Brazil Holdco	1
Jose Roberto Beraldo	Spain Holdco 4	1

2.	On Closing, Atento NV shall deliver:

a.	a certificate issued by an officer of Atento Brazil with sufficient powers, stating that all applicable statutory provisions have been complied with;

b.
duly executed board resolutions of Atento NV’s authorizing the sale of 100% of its holding of shares in Atento Brazil, its entry into, and performance of its obligations under, the document referred to in paragraph d. below (and the transactions contemplated thereby);

c.
to the extent required by Brazil Holdco, duly executed shareholder resolutions of Atento Brazil revoking all existing powers of attorney granted by Atento Brazil and granting such additional powers of attorney as shall be required by Brazil Holdco;

d.	its duly executed share transfer form in respect of 100% of its holding of shares of Atento Brazil; and

e.	the Minority Brazil Holders’ duly executed share transfer forms in respect of 100% of their respective holding of shares of Atento Brazil.

3.	On Closing, Brazil Holdco and Spain Holdco 4 shall:

a.	deliver to Atento NV and the Brazil Minority Holders its duly executed share transfer form; and

b.
subject to each action in paragraph 2. above and Part 10 below being duly satisfied (or waived by the Buyers’ Representative), Brazil Holdco and Spain Holdco 4 shall pay (or procure the payment of) the Brazil Closing Purchase Price in cash and Atento NV and the Minority Brazil Holders shall, in turn, deliver to Brazil Holdco and Spain Holdco 4 a full and effective receipt therefore); and

c.	Brazil Holdco and Spain Holdco 4 shall withhold the Closing Brazil Tax and shall pay such amount to the Brazil Tax Authorities within the customary time frame.

4.
On Closing, the Seller shall deliver to the trustee for the holders of the Debentures a letter (with respect to the payment of certain receivables that Atento Brazil shall assign by way of security in favour of the trustee for the holders of the Debentures) in substantially the form as set out in Schedule XXII.

Part 2 – Sale and Transfer of the Mexico Shares

1.	On Closing, Atento NV and Atento Colombia shall deliver to Mexico Holdco:

a.
duly executed board resolutions authorizing the sale of 100% of their respective holdings of shares in Atento Mexico and entry into, and performance of its obligations under, the document referred to in paragraph d. below (and the transactions contemplated thereby);

b.
certificate issued by the Secretary of Atento Mexico with sufficient powers, stating that: (i) all applicable statutory and corporate provisions and approvals have been complied with and/or obtained, and (ii) all of the Mexico Shares have been duly issued in favour of Atento NV and Atento Colombia respectively, and paid in full by same;

c.	duly executed ordinary shareholders meeting of Atento Mexico:

i.	authorizing its entry into, and performance of its obligations under, the documents referred to in paragraph 3 of Part 10 (and the transactions contemplated thereby);

ii.
and to the extent required by Mexico Holdco, revoking any and all powers of attorney granted by Atento Mexico whether through shareholders’ meetings, board meetings, by any attorney-in-fact with delegation authority, or by any other means prior to the date herein; and

d.	its duly executed counterpart to the share purchase agreement in respect of the Mexico Shares;

e.	duly endorsed stock certificates in respect of the Mexico Shares in favour of Mexico Holdco and Spain Holdco 5; and

f.	evidence of the registration of the transfer of the Mexico Shares in favour of Mexico Holdco and Spain Holdco 5 in the stock registry book of Atento Mexico.

2.	On Closing, Mexico Holdco and Spain Holdco 5 shall:

a.	deliver to Atento NV their duly executed counterparts to the share purchase agreement in respect of the Mexico Shares;

b.
subject to each action in paragraph 1. above and Part 10 below being duly satisfied (or waived by the Buyers’ Representative), Mexico Holdco and Spain Holdco 5 shall pay (or procure the payment of) the Mexico Closing Purchase Price in cash and Atento NV and Atento Colombia shall, in turn, deliver to the Buyers’ Representative (on behalf of Mexico Holdco and Spain Holdco 5) a full and effective receipt therefore); and

c.
Atento NV and Atento Colombia shall nominate Mexico Holdco as its Mexican representative to account for any Mexican non resident capital gains tax liabilities of Atento NV and Atento Colombia in respect of the sale of Atento Mexico to Mexico Holdco and Spain Holdco 5.   Mexico Holdco and Spain Holdco 5 shall withhold the Closing Mexico Tax and shall pay such amount to the Mexican Tax Authorities as soon as practicable but in any event no later than 15 Busines Days after the Closing or such other period set forth for such purpose by the applicable law.

Part 3 – Sale and Transfer of the NV Shares

1.	On Closing, the Company shall deliver to Spain Holdco 2:

a.	the original shareholders register of Atento NV that shows the Company as the sole owner of the NV Shares without any Encumbrances;

b.
duly executed board resolutions authorizing the sale of the NV Shares and entry into, and performance of its obligations under, the document referred to in paragraph c. below (and the transactions contemplated thereby); and

c.
a power of attorney duly executed and legalized on behalf of the Company and Atento NV, authorising an employee of a law firm that is a Dutch public notary. to attend to and to execute the Deed of Transfer notarial deed of sale and transfer in respect of the sale and transfer of NV Shares to Spain Holdco 2.

2.	On Closing, Spain Holdco 2 shall:

a.
deliver to the Company a power of attorney duly executed and legalized on behalf of Spain Holdco 2 authorising an employee of Loyens & Loeff N.V. to attend to and to execute the notarial Deed of Transfer in respect of the sale and transfer of NV Shares to Spain Holdco 2; and

b.
subject to each action in paragraph 1. above, and Part 10 below being duly satisfied (or waived by Spain Holdco 2), Spain Holdco 2 shall settle (or procure the settlement of) of the NV Closing Purchase Price by:

i.	issuing the Vendor Loan Note; and

ii.	paying the balance in cash,

c.	and the Company shall, in turn, deliver to Spain Holdco 2 a full and effective receipt therefore.

Part 4 – Sale and Transfer of the Argentina Shares

1.	TEF Company 1 and TEF Company 2 shall deliver to Luxco 1 and Luxco 2:

a.	a certificate issued by an officer of each of the Atento Argentina Companies with sufficient powers, stating that all applicable statutory provisions have been complied with;

b.
duly executed board resolutions authorizing the sale of its entire holding of shares in each of the Atento Argentina Companies and its entry into, and performance of its obligations under, the document referred to in paragraph c. below;

c.	its duly executed shareholder notice of delivery letter to each of the Atento Argentina Companies in respect of its transfer of shares in such company, which signatures shall be notarised;

d.
board resolution of each of the Atento Argentina Companies: (i) acknowledging receipt of the shareholder delivery letter referred to in paragraph c. above; and (ii) approving: (a) the registration of the transfer of shares of such Atento Argentina Company in its registry books (Libro de Registro de Acciones); (b) the cancellation of TEF Company 1’s and TEF Company 2’s share certificates; and (c) the issuance of new share certificates to Luxco 1 and Luxco 2;

e.	a notarised copy of the share registry book (Libro de Registro de Acciones) of each of the Atento Argentina Companies evidencing the registration of the transfers set out in the table above;

f.	its share certificates in respect of each Atento Argentina Company;

g.	new share certificates issued in the names of Luxco 1 and Luxco 2 by each of the Atento Argentina Companies; and

h.
the corporate books of each Atento Argentina Company, including (i) the Book(s) of  Minutes of the Board of Directors’ with respect to which resolution described in Part 4.1.d. above shall be already passed and executed by the board members; (ii) the Share Registry Book(s) (Libro de Registro de Acciones) with respect to which the annotation described in Part 4.1.e. above shall be already passed and signed by the President of each Atento Argentina Company, and (iii) the Book(s) of Minutes of Shareholders’ Meetings.

2.	On Closing, Luxco 1 shall, subject to each action in paragraph 1. above and Part 10 below being duly satisfied (or waived by the Buyers’ Representative),

a.	Issue the Luxco 1 Contingent Value Instrument; and

b.	assume TEF Company 2’s obligations under the Minority Promissory Note.

3.	On Closing, Luxco 2 shall, subject to each action in paragraph 1. above and Part 10 below being duly satisfied (or waived by the Buyers’ Representative),

a.	Issue the Luxco 2 Contingent Value Instrument; and

b.	assume TEF Company 1’s obligations under the Majority Promissory Note.

Part 5 – Sale and Transfer of the Spain Shares

1.	On Closing, the Company shall deliver to Spain Holdco 2:

i.	Originals of the registered certificates representing the Spain Shares;

ii.	Originals (primera copia autorizada: testimonio de la primera copia autorizada) of the public deeds evidencing the Company’s ownership over the Spain Shares; and

iii.	The Book of Registered Shareholders where Spain Shares are reflected.

2.	On Closing, Spain Holdco 2 shall :

a.
deliver to the Company duly executed resolutions of the management body of Spain Holdco 2 authorizing its entry into, and performance of its obligations under, the documents referred to in paragraph 3 below (and the transactions contemplated thereby) or the deed of appointment of a director with sufficient legal capacity for the entry into and performance of the Spain Holdco 2's obligations under such documents; and

b.
subject to each action in paragraph 1 above and paragraphs 3 and 4 and Part 10 below being duly satisfied (or waived by Spain Holdco 2), pay (or procure the payment of) the Spain Closing Purchase Price in cash and the Company shall, in turn, deliver to Spain Holdco 2 a full and effective receipt therefore); and

3.
On Closing, the Company and Spain Holdco 2 shall enter into a public deed before a Spanish Notary Public whereby the Company shall transfer the Spain Shares in favor of Spain Holdco 2 and shall acknowledge full receipt of the Spain Purchase Price from Spain Holdco 2.

4.	On Closing, the following actions shall be performed to perfect the transfer of the Spain Shares from the Company to Spain Holdco 2:

a.	The Notary Public shall endorse the registered certificates representing the Spain Shares in favor of Spain Holdco 2;

b.
The Notary Public shall make an annotation (rebaja) in the originals (primera copia autorizada and in the testimonio de la primera copia autorizada) of the public deeds evidencing the Company’s previous ownership over the Spain Shares so that they reflect that the Spain Shares have been transferred in favor of Spain Holdco 2; and

c.	The Secretary of the Board of Directors of the Company shall record the transfer in the Company’s Book of Registered Shareholders.

5.	On Closing, the Parties shall enter into a public deed before a Spanish notary public whereby this Agreement is raised into public status.

Part 6 – Sale and Transfer of the Atento Assets and Liabilities

1.	On Closing, the Seller and the Company shall deliver to Spain Holdco:

a.
duly executed resolutions of its relevant management body authorizing its entry into, and performance of its obligations under paragraph 3 below the document referred to in paragraph 3 below (and the transactions contemplated thereby) or the deed of appointment of a director with sufficient legal capacity for the entry into and performance of the Seller’s and the Company’s obligations under such documents; and

b.
where consents or waivers are required in respect of the transfer of any Atento Assets and Liabilities according to this Agreement, copies of all such consents and waivers obtained as at the Closing Date;

2.	On Closing, Spain Holdco shall:

a.
deliver to the Seller and the Company duly executed resolutions of the management body of Spain Holdco authorizing its entry into, and performance of its obligations under, the document referred to in paragraph 3 below (and the transactions contemplated thereby) or the deed of appointment of a director with sufficient legal capacity for the entry into and performance of the Spain Holdco's obligations under such documents; and

b.
subject to the closing deliverables set out in the APA, paragraph 1. above, paragraph 3. Below and Part 10 below being duly satisfied (or waived by Spain Holdco ), Spain Holdco shall pay (or procure the payment of) pay the Atento Assets and Liabilities Closing Purchase Price in cash and the Company shall, in turn, deliver to Spain Holdco a full and effective receipt therefore.

3.	On Closing, the Seller, the Company and Spain Holdco shall enter into a public deed before a Spanish Notary Public whereby the Company shall transfer the Atento Assets and Liabilities to Spain Holdco.

Part 7– Sale and Transfer of the Czech Shares

1.	On Closing, the Company shall deliver to Spain Holdco:

a.
certificate issued either by two members of its board of directors or by the chairman of board of directors of Atento Czech with sufficient powers, stating that all applicable statutory provisions have been complied with;

b.
duly executed board resolutions of the Company authorizing its entry into, and performance of its obligations under, the documents referred to in paragraphs c. and d. below (and the transactions contemplated thereby);

c.	its duly executed counterpart to the share purchase agreement in respect of the transfer of the Czech Shares to Spain Holdco; and

d.	the bearer share certificates in respect of the Czech Shares.

2.	Prior to Closing, Spain Holdco shall deliver to the Company:

a.	its duly executed counterpart to the share purchase agreement in respect of its acquisition of the Czech Shares; and

b.
subject to each action in paragraph 1 above and Part 10 below being duly satisfied (or waived by Spain Holdco ), Spain Holdco s shall pay (or procure the payment of) the Czech Closing Purchase Price in cash and the Company shall, in turn, deliver to Spain Holdco a full and effective receipt therefore).

Part 8 - Sale and Transfer of the Chile Shares

1.	Share Transfers

Transferor	Transferee	Number of Shares to be transferred
Telefónica Chile S.A.	Atento Chile Holdco	3,049,998
Telefónica Empresas S.A.	Atento Chile Holdco	106,474
Compañía de Teléfonos de Chile - Transmisiones Regionales S.A.	Atento Chile Holdco	52,731
	Atento NV	1

2.	Immediately after Closing and on the Closing Date, the Minority Chile Holders shall deliver to Atento Chile Holdco:

a.
duly executed board resolutions and special shareholders meeting approval, if applicable, authorizing the sale by each Minority Chile Holder of its entire holding of shares of Atento Chile and its entry into, and performance of its obligations under, the document referred to in paragraph b. below (and the transactions contemplated thereby); and

b.	its duly executed counterparts to the transfers of the Chile Shares (traspasos de acciones).

3.	Immediately after Closing and on the Closing Date, Atento Chile Holdco shall deliver to the Minority Chile Holders:

a.	duly executed board resolutions and special shareholders meeting approval, if applicable, authorizing the acquisition of the Chile Shares and its entry into, and performance of its obligations under, the document referred to in paragraph b. below (and the transactions contemplated thereby);

b.	its duly executed counterparts to the transfers of the Chile Shares (traspasos de acciones) , signed by their relevant representatives and two witnesses;.

c.	the new share certificates issued in respect of the Chile Holdco Shares where Spain Holdco 2 appears as shareholder, and the share certificates of the Minority Chile Holders duly cancelled; and

d.	an original “Form 30” certificate issued by the Labor Inspection Department (Inspección del Trabajo), confirming that there is no unpaid social security debt in relation to Atento Chile Holdco; and

e.
subject to each action in paragraph 2 above and Part 10 below being duly satisfied (or waived by Atento Chile Holdco), Atento Chile Holdco shall pay (or procure the payment of) the Chile Closing Purchase Price in cash and the Minority Chile Holders shall, in turn, deliver to Atento Chile Holdco a full and effective receipt therefore).

Part 9 - Sale and Transfer of the Chile Holdco Shares

1.	Immediately after Closing and on the Closing Date, TEF BV shall deliver to Spain Holdco 2:

a.
duly executed board resolutions authorizing the sale by TEF BV of its entire holding of shares of Atento Chile Holdco and its entry into, and performance of its obligations under, the document referred to in paragraph b. below (and the transactions contemplated thereby); and

b.	its duly executed counterparts to the transfer of the Chile Holdco Shares (traspasos de acciones).

2.	Immediately after Closing and on the Closing Date, Spain Holdco 2 shall deliver to TEF BV:

a.
duly executed board resolutions of authorizing the acquisition of the Chile Holdco Shares and its entry into, and performance of its obligations under, the document referred to in paragraph b. below (and the transactions contemplated thereby); and

b.	its duly executed counterparts to the transfer of the Chile Holdco Shares (traspasos de acciones); and

c.
subject to each action in paragraph 1 above and Part 10 below being duly satisfied (or waived by Spain Holdco 2), Spain Holdco 2 shall pay (or procure the payment of) the Chile Holdco Closing Purchase Price in cash and TEF BV shall, in turn, deliver to Spain Holdco 2 a full and effective receipt therefore).

Part 10 - Seller deliverables

On Closing, the Seller shall:

1.	procure the release of all guarantees, security and all other obligations or liabilities (howsoever described) provided by each Group Company under or in connection with the Existing Facilities;

2.
procure that each Resigning Person resigns from all of his offices and his employment with the relevant Group Company and shall deliver to the Buyer: (a) a resignation letter for each Resigning Person substantially in the form set out in Schedule IV.

3.	deliver to the Buyers’ Representative:

a.	if needed by the Buyer, (as agent for the Group Companies) all Books and Records belonging to each Group Company; and

b.	if so required by the Buyer, duly executed board or shareholder resolutions (as applicable) of each Subsidiary:

i.
revoking all existing bank mandates and all existing authorities to bankers in respect of the operation of its bank accounts and giving authority in favour of such persons as the Buyer may nominate to operate such accounts; and

ii.	accepting the resignation of such Subsidiary’s auditors; and

c.
an apostilled certificate in the Spanish language from the Dutch Tax Authorities confirming that Atento NV is tax resident in the Netherlands, such certificate to be dated prior to the date on which the Venezuela Shares are transferred pursuant to Clause 3.5.1.; and

4.
On Closing, Spain Holdco shall deliver to the Seller a duly executed board or shareholder resolutions (as applicable) of each Subsidiary accepting the resignations referred to in paragraph 2 above and stating that the relevant company has no claim against the Resigning Person. A copy of the refered resolution shall be delivered to the Resigning Person if required by it.

Schedule IV – Form of Resignation Letter

[**]

Atento [**] (the “Company”)

Att:

[**] [**] 20123

Dear Sirs:

I hereby resign from the office of Director of the Company with effect from the date of this letter, and I acknowledge and confirm that I have no claim of whatsoever kind outstanding for compensation (whether contractual, statutory or otherwise) against the Company or any other company which belongs to the Atento group of companies, or their officers, agents or employees. To the extent that any such claim may exist, I hereby irrevocably waive my rights to such claim (other than claims relating to the terms and conditions of my employment). I confirm that as at the date hereof I am not aware of any such claims. Further, I confirm that no arrangement is outstanding under which the Company has or may have any obligation to me with respect to my office as Director.

In witness whereof this letter has been delivered the day and year first before written.

Yours faithfully,

[**]

3 To be dated the Closing Date.

Schedule V – Closing Statements

Part 1: Combined Financial Statements

1.
After Closing the Buyers will cause Atento to prepare a set of financial statements as at the Effective Time for the Subsidiaries and the Atento Assets and Liabilities on a combined basis (that is, having made all necessary consolidation adjustments so as to eliminate any intra-group transactions and balances) (the "Combined Financial Statements"). The Combined Financial Statements will be prepared using the information extracted from the accounting records of the Subsidiaries and in accordance with those specific procedures that would be adopted at a financial year end, including detailed analysis of accruals and prepayments and cut-off procedures.

2.	The Combined Financial Statements shall be prepared in accordance with:

a.	the accounting principles, policies, treatments and categorisations as were used in the preparation of the Financial Statements for the period ended on 31 December 2011, as then applied; and then

b.	by reference to IFRS as at the Effective Time.

For the avoidance of doubt, to the extent that there are any differences between IFRS as at the Effective Time and the accounting policies and principles used to produce the underlying accounting records of the Subsidiaries, adjustments will be made to the information extracted from accounting records of the Subsidiaries in order for such to be in accordance with IFRS as at the Effective Time.

If any of the transactions set out in Clause 3.5 and Clause 4.1.7 occur after the Effective Time and on or prior to Closing, the Combined Financial Statements shall be prepared as if such transactions had been completed on or prior to the Effective Time.

3.	Atento will prepare the Combined Financial Statements within 45 Business Days after the Closing Date.

4.
Atento will engage its historic auditors, Ernst & Young (the "Auditors"), to perform an audit of the draft Combined Financial Statement in accordance with International Standards on Auditing and on the basis that the Combined Financial Statements are to be treated as a set of year-end accounts (the “Combined Financial Statements Audit”). Auditors will be required under their engagement to complete the Combined Financial Statements Audit and deliver the audited Combined Financial Statements to Atento within 40 Business Days after the receipt of the Combined Financial Statements.

PART 2: Closing Statements

1.	After Closing, the Buyers shall procure the preparation of:

a.	draft Closing Statements in accordance with Schedule VI; and

b.	a draft Payment Statement.

2.	The Buyers shall procure that the draft Closing Statements are prepared using the Audited Combined Financial Statements and that the draft Closing Statements and the draft

Payment Statement are submitted to the Seller within 20 Business Days after the receipt of the draft Audited Combined Financial Statements.

3.	For the purposes of the Actual Debt Amount, the definition of Debt will take precedence over the audited Combined Financial Statements.

4.
In order to enable the Buyers to prepare the draft Closing Statements and the draft Payment Statement and assess any matters set out in any Disagreement Notice, the Seller shall, on reasonable notice and subject to the execution of appropriate hold harmless letters and confidentiality undertakings:

a.
make available to the Buyers during normal office hours such relevant Books and Records of the Company, Atento Venezuela and the individual Seller in the possession or under the control of the Seller and that relate to any Subsidiary as the Buyers may reasonably require; and

b.
co-operate with the Buyers with regards to the provision of such information as is reasonably required by any Buyer in connection with its preparation of the draft Closing Statements and the draft Payment Statement and shall make available the services of the employees of the members of the Retained Group in connection with the provision of such information, provided that this does not interfere with the proper operation of the Retained Group after Closing.

5.
In order to enable the Seller to review the draft Closing Statements and the draft Payment Statement, the Buyers shall, on reasonable notice and subject to the execution of appropriate hold harmless letters and confidentiality undertakings:

a.	make available to the Seller during normal office hours such Books and Records of the Subsidiaries in the possession or under the control of the Buyers as the Seller may reasonably require; and

b.
co-operate with the Seller with regards to the provision of such information as is reasonably required by the Seller in connection with its review of the draft Closing Statements and the draft Payment Statement and shall make available the services of the employees of the Subsidiaries in connection with the provision of such information, provided that this does not interfere with the proper operation of the Subsidiaries after Closing.

6.
Within 30 Business Days after the date of receipt of the draft Closing Statements and the draft Payment Statement (the “Review Period”), the Seller shall serve notice on the Buyers’ Representative that either:

a.	the draft Closing Statements are agreed; or

b.	the draft Closing Statements are not agreed, in which case such notice (a “Disagreement Notice”) shall set out in reasonable detail:

i.
those amounts with which the Seller disagrees on the basis that they are not in accordance with the Accounting Policies (it being understood that all other amounts in the draft Closing Statements are agreed);

ii.	to the extent reasonably possible, the quantum (in the Seller’s opinion) of such amounts as are in disagreement; and

iii.	the reasons why the Seller disagrees with those items.

7.	If the Seller:

a.	notifies the Buyers’ Representative in accordance with paragraph 6(a) above that the draft Closing Statements and the draft Payment Statement are agreed; or

b.	fails to give notice to the Buyers’ Representative as required by paragraph 6 above,

the draft Closing Statements and the draft Payment Statement shall be final and binding and shall, for the purposes of this Agreement, be treated as agreed on the date on which such notice is served or the next date after the last date on which such notice could be served (as applicable).

8.
If the Seller serves a Disagreement Notice in accordance with paragraph 6(b) above, the Buyers and the Seller shall use reasonable good faith efforts to resolve the matters in dispute within 20 Business Days after the day of receipt of the Disagreement Notice by the Buyers.

9.
If the disputed items are agreed within the period specified in paragraph 7 above, the draft Closing Statements and the draft Payment Statement (in each case amended as agreed) shall be final and binding and shall, for the purposes of this Agreement, be treated as agreed on the date on which such agreement is reached.

10.	If the disputed matters are not agreed within the period specified in paragraph 8 above:

a.	the Buyers and the Seller may jointly refer the matters set out in the Disagreement Notice that remain in dispute to such Independent Expert as may be agreed between them in writing;

b.	if the Buyers and the Seller are unable to agree on such appointment within a further 10 Business Days, the Independent Expert shall be selected as follows

i.	KPMG; then

ii.	BDO; then

iii.	Grant Thornton; and then

iv.	Mazars.

c.	the Parties will execute the Independent Expert’s Engagement Letter within 10 Business Days of the Independent Expert being selected in accordance with paragraph 10a. or 10b. above.

11.	The Independent Expert shall act on the following basis:

a.	the Independent Expert shall act as an expert and not as an arbitrator;

b.
the Independent Expert’s terms of reference shall be limited to determining only the matters set out in the Disagreement Notice that remain in dispute and, in doing so, the Independent Expert shall apply the Accounting Policies;

c.	except to the extent that the Buyers and the Seller agree otherwise, the Independent Expert shall determine its own procedure but the procedure of the Independent Expert shall:

i.	give the Parties a reasonable opportunity to make written and oral representations;

ii.
require that the Seller supplies to the Buyers’ Representative, and the Buyers’ Representative supplies to the Seller, a copy of any written representations or other written communications (including by way of e-mail) at the same time as they are supplied to the Independent Expert; and

iii.	permit each Party to be present while oral representations (or other form of oral communications) are being made to the Independent Expert by any other Party; and

d.
the Independent Expert’s costs (including any fees and costs of any advisers appointed by the Independent Expert) shall be borne equally by the Seller on the one hand and the Buyers on the other hand, or as the Independent Expert may determine.

12.
The Parties shall cooperate with the Independent Expert, and shall comply with all reasonable requests made by the Independent Expert in connection with the carrying out of its duties. In particular, but without limitation, the Parties shall provide the Independent Expert with all information reasonably required by the Independent Expert in relation to any Subsidiary, and the Independent Expert shall be entitled (to the extent it considers appropriate) to base its determination on the Books and Records of each Subsidiary.

13.	The determination of the Independent Expert pursuant to paragraph 11 above shall:

a.	be made as soon as is reasonably practicable, and in any event within 20 Business Days after all necessary information from the Parties;

b.	be made in writing and, unless otherwise agreed by the Seller and the Buyers, include reasons for each relevant determination;

c.	be sent simultaneously by the Independent Expert to the Buyers’ Representative and the Seller by email to addresses provided by them for the purpose; and

d.
be final and binding on the Parties in respect of any matter falling within the Independent Expert’s jurisdiction (save in the event of fraud, in which case the relevant part of the determination shall be void and the matter shall be referred to another firm of independent accountants on the terms of this Schedule V for correction), and the Closing Statements and the Payment Statement (in each case amended as determined by the Independent Expert) shall, for the purposes of this Agreement, be treated as determined on the date on which the Independent Expert’s determination is sent to the Parties.

14.
Nothing in this Schedule V shall entitle any Party or the Independent Expert access to any information or document that is protected by legal professional privilege or litigation privilege, provided that this paragraph 14 shall not entitle any Party to refuse to disclose such parts of any documents as contain only the facts on which the relevant claim or Dispute is based.

PART 2(a): June Debt Statement

		Balances (€000’s)4
(i)	Financial borrowings and other indebtedness (including Buyer Debt Repayment Amount, Buyer Payable to TEF Amount and Buyer Argentina Payable to TEF Amount)	123,247
(ii)	Early pay penalties on borrowing and other indebtedness	TBD
(iii)	Inter-company debt	14,0275
(iv)	Factoring of receivables	-
(v)	Interest, fees, and penalties accruals	1,340
(vi)	Derivative instruments and mark-to-market	8956
(vii)	Finance lease obligations	939
(viii)	Transaction fees / advisors engaged on behalf of seller	-
(ix)	Bonus/incentives as result of sold shares	1,211
(x)	Corporate income tax payables and consolidation tax debt	5,405
(xi)	Social security and tax obligations on newly issued shares	-
(xii)	Dividends or distributions payable	-
(xiii)	Site dismantling	400
(xiv)	Employee voluntary or mandatory restructuring plans	587
(xv)	Pension and other retirement plans	-
(xvi)	Spain collective bargaining agreement amounts due	145
(xvii)	Shortfall below €20m in Brazil plus ROW shortfall	-
(xviii)	€35m less Brazil Excess	25,000
(xix)	€8m less Net Chile Excess	-
(xx)	Capital Expenditure Shortfall	TBD
(xxi)	Vivo Contribution Margin Shortfall	TBD
(xxii)	Brazil Extra Salary	13,902
(xxiii)	Majority Promissory Note / Minority Promissory Note	19,443
	June Debt Amount	206,541

4 Consolidates Argentina and Atento Assets and Liabilities but excludes Venezuela.
5 Assumes €0 early payment penalties on intercompany borrowings and no amounts left outstanding in June under clause 6.7.4
6 Amount shown does not include potential early payment penalties.

Part 2(b): Actual Debt Statement

	June Debt Statement Balances7 (€000’s) (Value A)	Balances as the Effective Time (€000’s) (Value B)	Difference (€000’s) (Value B less Value A)
Financial borrowings and other indebtedness (including Buyer Debt Repayment Amount, Buyer Payable to TEF Amount and Buyer Argentina Payable to TEF Amount)	123,247	([•])	([•])
Early pay penalties on borrowing and other indebtedness	TBD	([•])	([•])
Inter-company debt	14,0278	([•])	([•])
Factoring of receivables	-	([•])	([•])
Interest, fees, and penalties accruals	1,340	([•])	([•])
Derivative instruments and mark-to-market	8959	([•])	([•])
Finance lease obligations	939	([•])	([•])
Transaction fees / advisors engaged on behalf of seller	-	([•])	([•])
Bonus/incentives as result of sold shares	1,211	([•])	([•])
Corporate income tax payables and consolidation tax debt	5,405	([•])	([•])
Social security and tax obligations on newly issued shares	-	([•])	([•])
Dividends or distributions payable	-	([•])	([•])
Site dismantling	400	([•])	([•])
Employee voluntary or mandatory restructuring plans	587	([•])	([•])
Pension and other retirement plans	-	([•])	([•])
Spain collective bargaining agreement amounts due	145	([•])	([•])
Shortfall below €20m in Brazil plus ROW shortfall	-	([•])	([•])
€35m less Brazil Excess	25,000	([•])	([•])
€8m less Net Chile Excess	-	([•])	([•])
Capital Expenditure Shortfall	TBD	([•])	([•])
Vivo Contribution Margin Shortfall	TBD	([•])	([•])
Brazil Extra Salary	13,902	([•])	([•])

Majority Promissory Note / Minority Promissory Note	19,443	([•])	([•])
Debt	206,541	([•])	([•])
	June Debt Amount	Actual Debt Amount	Difference
	([•])	([•])	([•])
Debt Shortfall (if any) (€000’s)
Debt Excess (if any) (€000’s)

7 Consolidates Argentina and Atento Assets and Liabilities but excludes Venezuela.
8 Assumes €0 early payment penalties on intercompany borrowings and no amounts left outstanding in June under clause 6.7.4
9 Amount shown does not include potential early payment penalties.

PART 3(a): June Working Capital Statement

Balances (€000’s)10
Brief Description:
Telefonica receivables	253,653
Multisector receivables	169,018
Other receivables	23,833
Income tax assets	19,735
Other tax assets	10,409
Current assets reported	476,648
Payables to Group companies	(25,758)
Consolidated tax debt	(4,857)
Other non-trade payables to Group companies	(604)
Trade payables	(56,443)
Advances received on orders	(43)
Advances received on orders from Group	(4)
Income taxes payable	(21,991)
Other taxes payable	(56,699)
Fixed assets suppliers	(24,330)
Dividends payable	-
Wages and salaries payables and other non-trade payables	(97,740)
Current deferred income	(222)
Current liabilities reported	(288,692)
Reported Working Capital	187,956
Items to be eliminated from operating working capital analysis:
Telefonica receivables	(253,653)
Advances received on orders from Group (Telefónica)	4
Extra-payment Brazil	13,902
Provision for the increase of the Wages & salaries in Spain	145
Provision for taxes (Brazil)	-
Vento purchase	-
Consolidation tax debt	4,857
Corporate income taxes	2,256

10 Consolidated excluding Venezuela but including Argentina and Atento Assets and Liabilities.

Dividends payable	-
June Working Capital Amount	(44,532)
Working Capital Target	(59,673)

June Working Capital Excess (€000’s)	€15,141

PART 3(b): Actual Working Capital Statement

	June Balances (€000’s)11 (Value A)	Balances as the Effective Time (€000’s) (Value B)	Difference (€000’s) (Value B less Value A)
Brief Description:
Telefonica receivables	253,653	[ ]	[ ]
Multisector receivables	169,018	[ ]	[ ]
Other receivables	23,833	[ ]	[ ]
Income tax assets	19,735	[ ]	[ ]
Other tax assets	10,409	[ ]	[ ]
Current assets reported	476,648	[ ]	[ ]
Payables to Group companies	(25,758)	[ ]	[ ]
Consolidated tax debt	(4,857)	[ ]	[ ]
Other non-trade payables to Group companies	(604)	[ ]	[ ]
Trade payables	(56,443)	[ ]	[ ]
Advances received on orders	(43)	[ ]	[ ]
Advances received on orders from Group	(4)	[ ]	[ ]
Income taxes payable	(21,991)	[ ]	[ ]
Other taxes payable	(56,699)	[ ]	[ ]
Fixed assets suppliers	(24,330)	[ ]	[ ]
Dividends payable	-	[ ]	[ ]
Wages and salaries payables and other non-trade payables	(97,740)	[ ]	[ ]
Current deferred income	(222)	[ ]	[ ]
Current liabilities reported	(288,692)	[ ]	[ ]
Reported Working Capital	187,956	[ ]	[ ]
Items to be eliminated from operating working capital analysis:
Telefonica receivables	(253,653)	[ ]	[ ]
Advances received on orders from Group (Telefónica)	4	[ ]	[ ]
Extra-payment Brazil	13,902	[ ]	[ ]

Provision for the increase of the Wages & salaries in Spain	145	[ ]	[ ]
Provision for taxes (Brazil)	-	[ ]	[ ]
Vento purchase	-	[ ]	[ ]
Consolidation tax debt	4,857	[ ]	[ ]
Corporate income taxes	2,256	[ ]	[ ]
Dividends payable	-	[ ]	[ ]
	June Working Capital Amount	Actual Working Capital Amount	Difference
	(44,532)	[ ]	[ ]
Working Capital Shortfall (if any)(€000’s)
Working Capital Excess (if any)(€000’s)

11 Consolidated excluding Venezuela but including Argentina and Atento Assets and Liabilities.

Schedule VI – Accounting Policies12

PART 1: Preparation of Closing Statements

1.	The Closing Statements shall be prepared in accordance with Part 2 and Part 3 below and:

a.	adopt the principles, policies, practices, categorisations, methods and techniques set out in Part 4 of this Schedule VI; and then

b.	adopt the accounting principles, policies, treatments and categorisations as were used in the preparation of the audited Combined Financial Statements, as then applied; and then

c.	if none of the specific accounting treatments set out in this Schedule or the audited Combined Financial Statements deal with a matter, by reference to IFRS.

2.	For the avoidance of doubt, paragraph a. above shall take precedence over paragraphs b. and c. above, and paragraph b. above shall take precedence over paragraph c. above.

PART 2: Actual Debt Statement

The Actual Debt Statement shall take the form of the worked example set out in Part 2(b) of Schedule V and shall set out the constituent elements of the Actual Debt Amount of the Subsidiaries (including the constituent elements of the Debt as at the Effective Time).

PART 3: Actual Working Capital Amount

1.
The Actual Working Capital Amount shall be calculated as the consolidated current assets less current liabilities excluding Cash and cash equivalents, current financial assets, deferred tax assets and liabilities , the current portion of any provision for contingent liabilities, litigation and employee claims, or dismantling, any item considered within Debt, and Seller trade receivables net of advances on orders from the Seller, all as of the Effective Time.

2.	The Actual Working Capital Statement shall take the form of the worked example set out in Part 3(b) of Schedule V and shall set out the constituent elements of the Actual Working Capital Amount.

PART 4: Specific Accounting Policies

The Closing Statements shall be prepared on the basis of the following specific accounting policies.

1.	For purposes of the Closing Statements, the Effective Time shall be treated as the end of a Tax accounting period.

2.	The provisions of this Schedule VI shall be interpreted so as to avoid double counting (whether positive or negative) of any item to be included in the Closing Statements.

3.	Trade receivables which have been subject to non-recourse factoring or invoice discounting arrangements will not be recognised in the Closing Statements.

12	Schedule TBD.

Schedule VII – Representations and Warranties

1.	Organization and Standing; Books and Records; Insolvency

1.1.	Each Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

1.2.	Each Subsidiary is duly authorized to conduct its business as it is now being conducted and to own, lease and operate its assets.

1.3.
Each Subsidiary maintains and has maintained in accordance with applicable law and regulation an official minutes book which contains true and complete records of all of the corporate resolutions adopted by such Subsidiary. All resolutions required to be registered with the applicable Companies Registry, and all other documents required to be delivered by law or regulation, by or in respect of each Subsidiary, to any governmental authority, have been duly registered or delivered.

1.4.
The statutory books, books of account and other records of any kind whatsoever of each Subsidiary (i) are maintained in accordance with applicable law on a proper and consistent basis; and (ii) contain true and complete records of the matters required to be dealt with in such books and records.

1.5.
Neither the Seller nor any Subsidiary is subject to any dissolution, winding-up, insolvency, liquidation, or bankruptcy process or procedure, nor has the Seller or any Subsidiary adopted any agreement or taken any step regarding (and there is no resolution that has been passed approving) a dissolution, liquidation, winding-up merger, or spin-off of the Seller or a Subsidiary, and there are no circumstances that may give rise to any of the foregoing, and to the Seller’s knowledge, no action or request is pending by a third party to declare any Subsidiary insolvent or bankrupt.

1.6.
No Subsidiary has by reason of actual or anticipated financial difficulties commenced negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness (other than in respect of the Existing Facilities), no creditor of any Group Company has taken, or is entitled to take any steps to enforce, or has enforced any security over or has seized any assets of any Subsidiary, no unsatisfied judgment is outstanding against any Subsidiary and no Subsidiary has suspended or ceased to carry on all or a material part of its business, and to the Seller’s knowledge, none of the foregoing can be reasonably expected.

2.	Authorization; Due Execution; Non-Violation

2.1.
The Seller has all requisite power and authority to execute and deliver this Agreement, and the other agreements, certificates and documents delivered in connection herewith and to perform its obligations hereunder and thereunder and to effect and consummate the transactions contemplated hereby and thereby and the obligations of the Seller hereunder and thereunder will when executed constitute valid, enforceable and binding obligations of the Seller in accordance with their terms.

2.2.
The execution of this Agreement and the performance by the Seller of its obligations hereunder will not constitute a breach of, conflict with or violate: (i) the constitutional documents of the Seller or any Group Company (ii) any applicable law or regulation, or any order, injunction, judgment or decree of any court (that applies to any Group Company or any Seller); or (iii) any agreement or arrangement with a Top 25

Customer/Top 34 Supplier to which the Seller or any Group Company is a party or any agreement or arrangement referred to in paragraph 7.3 below, except as set out in Schedule XXV.

2.3.
The Seller has complied with any and all requirements as are imposed upon it by the applicable laws and regulations and its corporate bylaws regarding the signing of this Agreement and the assumption of the obligations contained in the same.

3.	Share Capital; Title

3.1.
Save as disclosed in Schedule XXV, the issued share capital of each of the Group Companies is as set forth in Part 1 of Schedule I. The share capital of each of the Group Companies (as set forth in Part 1 of Schedule I) has been duly authorized, validly issued and fully paid up.

3.2.
The Seller is the sole direct or indirect beneficial owner of the Shares, free and clear of any Encumbrances. The Company directly or indirectly owns that number of issued and outstanding shares of each of the Subsidiaries as is set opposite the name of each Subsidiary in Part 1 of Schedule I (in each case free and clear of any Encumbrances).

3.3.	The structure chart set out in Part 2 of Schedule I depicting the relationship amongst the Seller and the Group Companies is true, complete and accurate.

3.4.
There are no outstanding securities of any Subsidiary that are convertible into or exchangeable for any securities of any Subsidiary, and there are no agreements or arrangements in force that call for, or grant to any person the right (whether exercisable now or in future) to call for the creation, issue, sale, transfer, redemption or repayment of any securities of the Company or any of its Subsidiaries.

4.	Consequences of sale / No material undisclosed facts

4.1.
There are no Material Supplier/Customer Agreements concerning any Group Company that will or may be breached or terminated or become subject to any Encumbrance, or the material terms of which will or may be varied in any way, and no asset of any Group Company shall become subject to any Encumbrance, in each case as a result of a direct or indirect change in the control of any Group Company or as a result of the completion of any of the transactions contemplated herein.

4.2.	The entering into and performance of this Agreement by the Seller, will not and is not likely to:

4.2.1.	cause any Group Company to lose the benefit of any material right or privilege it presently enjoys; or

4.2.2.	relieve any person of all or part of any material obligation it presently owes to any Group Company.

4.3.	To the Seller’s knowledge,

4.3.1.
the sale of the Shares and the Atento Assets and Liabilities to the Buyers will not cause any material customer, supplier or service provider of any member of the Atento group of companies to cease doing business with any such member; or

4.3.2.	no officer or Senior Employee of any Group Company has indicated that he will resign (or is considering resigning) following the date of this Agreement.

5.	Financial Statements; Independent accountants

5.1.	The Financial Statements present a true and fair view of:

5.1.1.	the consolidated profits and losses, cash flows, assets and liabilities of the Group Companies at the dates and for the periods indicated;

5.1.2.	the individual profits and losses, cash flows, assets and liabilities of each Group Company at the dates and for the periods indicated;

5.1.3.	in each case have been prepared in accordance with IFRS and all applicable laws and regulations and have been audited (other than in respect of the Mexican Subsidiaries and Atento Czech); and

5.1.4.	and in the case of the Mexican Subsidiaries and Atento Czech have been prepared in accordance with local general accounting principles and all applicable laws and regulations and have been audited.

5.2.	The Group Management Accounts have been prepared:

5.2.1.	from the books of account and ledgers of the Group Companies;

5.2.2.	with due care and good faith;

5.2.3.	in accordance, in all material respects, with the accounting policies, principles, practices, categorisations and monthly reporting procedures as consistently applied; and

5.2.4.
present an accurate view of the profits and losses, cash flows, assets and liabilities of the Group Companies at the dates and for the periods indicated which is not materially misstated or misleading.

5.3.	The Individual Management Accounts have been prepared:

5.3.1.	from the books of account and ledgers of the relevant Group Company;

5.3.2.	with due care and good faith;

5.3.3.	in accordance, in all material respects, with the accounting policies, principles, practices, categorisations and monthly reporting procedures as consistently applied; and

5.3.4.	present an accurate view of the profits and losses, cash flows, assets and liabilities of each Group Company at the dates and for the periods indicated which is not materially misstated or misleading.

5.4.	The Accounting Records of each Group Company:

5.4.1.	have at all times been kept on a proper and consistent basis in accordance with applicable law, and except as provided in Schedule XXV no change in the methods or bases of valuation or accountancy treatment have been made during the six years prior to the Accounts Date or since;

5.4.2.	are up to date, and contain complete and accurate details of the business of the Group Company concerned and of all matters required by law to be entered in them; and

5.4.3.	contain or reflect no material inaccuracies or discrepancies of any kind.

5.5.	The accountants who audited or reviewed the Financial Statements are independent auditors with respect to the Companies as required, if any, by law.

6.	Borrowings

6.1.	Complete and accurate details of all overdraft, loan and other financial facilities available to each Subsidiary have been Fairly Disclosed, and:

6.1.1.	neither the Seller nor any Subsidiary has done or omitted to do anything that might affect or prejudice the continuation of such facilities; and

6.1.2.	the continuation of each such facility will not be affected or prejudiced by the transaction contemplated by this Agreement, except as provided in Schedule XXV.

6.2.
The amounts borrowed by each Subsidiary do not exceed any overdraft limits, or any limitations on borrowings contained in any facility agreement, debenture or other agreement or instrument binding upon it or in its constitutional documents.

6.3.	No part of the borrowings or loan capital of any Subsidiary is dependent on the guarantee, indemnity or suretyship of, or security provided by, any other person.

6.4.
No event that is, or, with the passing of time or the giving of any notice, certificate, declaration or demand, would become, an event of default under or breach of the material terms of any loan capital, borrowing, debenture or financial facility of any Subsidiary, or that would entitle any third party to call for repayment prior to normal maturity, has occurred or been alleged.

6.5.	No Subsidiary holds, nor is any Subsidiary liable on, any equity or debt securities that are not fully paid up or that carry any material liability, except as provided in Schedule XXV.

6.6.
No Subsidiary has granted or agreed to grant any type of financing (other than trade financing) guarantee, letter of credit, financial indemnity or assurance to a person other than a Subsidiary or employees of any Subsidiary.

7.	Contracts and Commitments

7.1.	No Group Company is or has been a party to or subject to any contract, transaction, arrangement or understanding that is material in the context of the business of such Group Company that:

7.1.1.	is not in the ordinary and usual course of business;

7.1.2.	is not wholly on arm’s length terms; or

7.1.3.	restricts its freedom to carry on its business in any part of the world in such manner as it thinks fit.

7.2.	No Subsidiary is or has agreed to become a member of any joint venture, consortium, partnership or unincorporated association.

7.3.
Full details of all agreements or arrangements: (i) generating expenditure or revenues of €10,000,000 or more per annum; or (ii) of fundamental importance to the business activities of any Group Company, have been Fairly Disclosed.

7.4.
To the Seller’s knowledge, no Group Company is in material breach of any of the agreements or arrangement referred to in the previous paragraph, and no other party to any such agreements or arrangements is in material breach and the Seller is not aware of any grounds for the rescission, avoidance, or repudiation of, and no notice of termination has been received with respect to any such agreements or arrangements.

7.5.	Schedule XV accurately and completely sets out all Inter-company Indebtedness as at the date of this Agreement.

7.6.
Schedule XVII accurately and completely lists all material agreements and arrangements between a Group Company on the one hand and a Related Party on the other hand (other than ordinary course employment or consultancy agreements that in each case are on arms’ length terms) (“Related Party Agreements”) and there are no other agreements, arrangements, obligations or payments between the same that are material to the business or operations of any Group Company (or the Group Companies taken as a whole).

7.7.
The CRM (as defined in the Master Services Agreement) services contract to be entered into by Atento Brazil and Vivo S.A. (on or about 1 November 2012) will be entered into substantially in the form set out in Schedule XXVIII (the “New Vivo Contract”)

8.	Trading arrangements

8.1.
Except for any guarantee or warranty implied by law contained in its standard terms of business or given in the ordinary course of its business, no Group Company has given any guarantee, indemnity or warranty, or made any representation, in respect of goods or services supplied or contracted to be supplied by it, nor accepted any liability or obligation that would apply after the supply of such goods or services that is material in the context of its business, except as included in the Information Disclosed.

9.	Assets

9.1.
All assets included in the Reference Accounts and all assets acquired by any Group Company or otherwise arising since the Accounts Date (other than any assets disposed of or realized in the normal course of trading): (a) comprise all assets necessary or desirable for the carrying on of the business of the relevant Group Company in substantially the same manner and to substantially the same extent as at present; (b) comprise all assets necessary or desirable for the provision of Services under the Service Contracts (as such terms are defined in the Master Services Agreement); (b) are legally and beneficially owned by the relevant Group Company; and (c) are free from Encumbrances (excepting rights and retention of title arrangements arising by operation of law in the ordinary and usual course of business).

9.2.
All vehicles, office equipment and other equipment owned or used by each Group Company in connection with its business that is material for the continuation of such business are in good repair and condition (subject to normal wear and tear) and are in reasonable working order and not dangerous.

10.	Employment and Social Security Matters

10.1.
Each Group Company has substantially complied with all laws governing transfer of employees and employment relationships, including without limitation all laws relating to wages (fixed and variable, including incentives and share related plans, in cash or in kind), hours, unfair labor practices, discrimination, immigration, payment of social security contributions, applicable collective bargaining agreements (Convenios Colectivos), individual or group agreements, contracting and subcontracting of services, and all laws concerning prevention of employment risks and occupational hazards, and each of the Group Companies is up-to-date on the payment of all remuneration due to its employees. Likewise, each of the Group Companies has substantially complied with all internal company policies.

10.2.
Each of the Group Companies has at all times substantially complied with the applicable laws and regulations governing social security, duly registered with social security all employees or other persons rendering services to it, and has correctly carried out all required payments, filings and information disclosures, in compliance with applicable law.

10.3.	Full details of the terms of employment (including the emoluments) of the top 25 Senior Employees (determined by reference to their aggregate emoluments) have been Fairly Disclosed.

10.4.
Key particulars of the terms of material engagements by any Group Company of all consultants or other persons who are not an employee having a value in excess of €1,000,000 are contained in the Diligence Reports and such particulars are complete and accurate in all material respects.

10.5.
Details of all collective bargaining agreements applicable to the Group Companies or other similar arrangements or understandings (whether binding or not) to which any Group Company is a party or is subject, have been Fairly Disclosed.

11.	Pensions

11.1.
Save as has been Fairly Disclosed, there is no arrangement under which any Group Company has or may have any obligation (whether or not legally binding) in respect of its employees or their spouses or dependants to provide or contribute towards any pension, or to make any other payment or provide any other benefit on retirement, death, sickness, disability or accident, and no proposal or announcement has been made by any Group Company to any person about the introduction, continuance, increase or improvement of, or contribution towards, any such pension, payment or benefit.

12.	[Intentionally left blank]

13.	Intellectual Property

13.1.
Full and accurate details of all Intellectual Property rights (registered and unregistered) owned by each Subsidiary that are material to its business (and the business of each Subsidiary taken as a whole) have been Fairly Disclosed and are:

13.1.1.
in respect of each Subsidiary’s proprietary Intellectual Property, legally and beneficially owned by the relevant Subsidiary’s and not held jointly or in common with any person that is not a Subsidiary and are not subject to any Encumbrance or can be easily acquired on reasonable terms;

13.1.2.	valid, subsisting and enforceable, and nothing has been done or omitted to be done by which they may cease to be valid and enforceable;

13.1.3.	to the Seller’s knowledge, not subject to infringement, challenge, opposition or attack or the subject of any claim for ownership or compensation by any third party or competent authority; and

13.1.4.	with respect to material Intellectual Property rights, are registered in the name of the relevant Subsidiary in all jurisdictions relevant to its business.

13.2.	To the Seller’s knowledge, none of the activities of any Subsidiary, its products, business methods, processes or services infringe any person’s Intellectual Property rights.

13.3.
Full and accurate details of all licenses of Intellectual Property rights owned by third parties that have been granted to any Group Company and are material to the business of any Group Company have been Fairly Disclosed.  To the Seller’s knowledge, no Group Company is in breach of any such licenses and there is no cause for any such license to come to an end or be restricted.

13.4.	To the Seller’s knowledge, and except as provided in Schedule XXV Computer Systems that are material to the business of each Group Company:

13.4.1.	are used exclusively by each relevant Group Company;

13.4.2.
are legally and beneficially owned by the relevant Group Company. In particular but not limited to, regarding the computer software that forms part of the Computer Systems that are material to the business, the relevant Group Company owns all Intellectual Property Rights regarding such software and has exclusive access to the source code are in good working order and performing the functions for which they were acquired efficiently and without material errors or downtime;

13.4.3.	have adequate capacity for each relevant Group Company’s present needs;

13.4.4.
have been satisfactorily and appropriately maintained and supported and have the benefit of appropriate maintenance and support agreements and adequate security measures, back-up systems, disaster recovery arrangements, measures to protect them from viruses and other harmful code;

13.4.5.
have not been used in such a way as would invalidate any manufacturer’s or supplier’s guarantee or warranty or entitle the provider of maintenance or support for the Computer Systems to exclude, suspend or terminate those services; and

13.4.6.	the authenticity, integrity and confidentiality of all data held by or transmitted by the Computer Systems are preserved.

14.	Licenses and Permits

14.1.
The Group Companies possess such governmental licenses, consents, permits, concessions, and authorizations issued by the appropriate regulatory agencies or bodies in the European Union, Spain, Mexico, Brazil and the United States and other jurisdictions, as are necessary to conduct the business now operated by them. All such licenses, consents, permits and authorizations are valid and subsisting; and, to the Seller’s knowledge, there is no reason why any of them should be varied, suspended, cancelled, or revoked or not renewed on the same terms.

15.	Real Property; Leases

15.1.	No Group Company owns any interest in any freehold property.

15.2.
All of the leases (which expression includes any letting, any underlease or sublease (howsoever remote) and any tenancy or license to occupy and any agreement for any lease, letting, underlease, sublease or tenancy) material to the business of the Subsidiaries (taken as a whole) (collectively, the “Properties”) are valid and in full force and effect in accordance with their terms. No Subsidiary (i) is in breach of any of its material obligations under such leases, tenancies or licenses (and no notice of any such breach has been received or is likely to be received to the Seller’s knowledge); or (ii) has received or served notice of termination of any such leases, tenancies or licenses.

15.3.
In relation to each Property the Subsidiaries have exclusive possession of each Property and to the Seller’s knowledge, there is no circumstance which (with or without the passage of time or the taking of other action) would entitle any person to exercise a right or power of entry or to take possession, or which would adversely restrict the continued possession, enjoyment or current (or a permitted) use of any Property;

16.	Insurance

16.1.
Each Group Company maintains insurance cover in such amounts and covering such risks as are adequate and customary for the business (and, in particular has maintained all insurance required by law or regulation), and value of the properties of, such Group Company and such insurance policies are in full force and effect, fully paid up, contain no special or unusual limits, terms, exclusions or restrictions, and to the best of the Seller’s knowledge, no circumstances have arisen that would render any of the policies void, voidable or unenforceable or would entitle the insurer to terminate that policy, or to decline to pay all or any part of any claim made under it, provided that such policies shall terminate when the Subsidiaries cease to be controlled directly or indirectly by the Seller.

16.2.	Full and accurate details of the insurance policies in respect of which each Group Company has an interest and are material to its business have been Fairly Disclosed.

17.	Data Protection

17.1.	Each Group Company has substantially complied with all standards, laws and regulations in force and effect applicable to it regarding the collection, processing and protection of personal data.

17.2.
Where a Group Company uses a data processor (or sub processor) to carry out the processing of personal data of the Group Company or of clients, (a) the relevant formalities set out by applicable law for the engagement of such processor (or sub-processor) have been complied with; and (b) the processor (or sub-

processor) has provided sufficient guarantees in relation to the applicable security measures.]

18.	Management between the date of the Financial Statements and the date of this Agreement

18.1.
Since the Accounts Date each Group Company has carried out its business in the normal and ordinary course and consistent with past practice and with the diligence of a prudent business, no significant change in such Group Company’s business (or the business of the Group Companies taken as a whole) has occurred, and no Group Company has incurred any obligation or liability other than in the ordinary course of business in accordance with past practice.

18.2.	Since the Accounts Date:

18.2.1.
there has been no material adverse change in the financial or trading position of any Group Company and, to the best of the Seller’s knowledge, information and belief, no circumstance has arisen or is likely to arise that will, or is likely to, give rise to any such change;

18.2.2.	no debts or other receivables have been factored, sold or agreed to be factored or sold by any Group Company;

18.2.3.	to the Seller’s knowledge, there has been no material change in the manner or time of issue of invoices or the collection of debts by any Group Company; and

18.2.4.
no Group Company has acquired or disposed of, or agreed to acquire or dispose of, any asset of a value in excess of €2,000,000 on capital account, and no contract involving expenditure on capital account in excess of €2,000,000 has been entered into by any Group Company; and

18.2.5.	no Group Company has changed its accounting reference period.

19.	Absence of Proceedings

19.1.
To the best of the Seller’s knowledge, there is no existing or pending material action, suit, proceeding, prosecution, inquiry or investigation or arbitration proceeding involving any Subsidiary or, to the knowledge of the Seller, threatened against or affecting any Subsidiary and there are no circumstances likely to lead to any material action, proceeding, suit, prosecution, investigation, inquiry, or arbitration against any Subsidiary.

20.	Compliance with Laws

20.1.
Each Group Company is conducting, and during the three year period prior to Closing has conducted, its business in compliance with all applicable labour laws, by-laws and regulations and no Group Company is, nor has been during the three year period prior to Closing, in breach of any such laws, bye-laws or regulations;

20.2.
There is no investigation, disciplinary proceeding or enquiry by, or order, decree, decision or judgment of, any court, tribunal, arbitrator, governmental agency or regulatory body outstanding or, to the best of the Seller’s knowledge, information and belief, anticipated against any Group Company or any person for whose acts or defaults it may be vicariously liable which has had, or may have, a material adverse effect upon the assets, business or operations of any Group Company; and

20.3.
No Group Company has received any notice or other communication (official or otherwise) during the past 12 months from any court, tribunal, arbitrator, governmental agency or regulatory body with respect to an alleged, actual or potential material violation and/or failure to comply with any material applicable law, bye-law or regulation or requiring it to take or omit any material action.

20.4.
To the best of the Seller’s knowledge, no Group Company has, and no director, officer, employee, consultant, agent or other person associated with any Group Company has, in furtherance of or in connection with the business of any Group Company:

20.4.1.
offered, promised or given any financial or other advantage to any person with the intention of influencing a person (who need not be the recipient of the advantage) to perform his or her function improperly, or where the acceptance of such advantage would itself be improper;

20.4.2.	requested, agreed to receive or accepted any financial or other advantage where this would be improper or likely to influence the recipient in the performance of his or her role; or

20.4.3.
offered, promised or given any financial or other advantage to a public official (or to any other person at the request of, or with the acquiescence of, a public official) with the intention of influencing that official in the performance of his or her public functions, whether or not that performance would be improper.

21.	No Transaction Costs

21.1.
No Subsidiary is (or will be) responsible for, or has or will incur, any fees, costs, expenses, liabilities or other obligations in connection with the Seller’s negotiation and implementation of the transactions contemplated by the Sale and Purchase Documents.

21.2.
No management incentive payments, bonus or other payment of any nature payable in connection with or as a result of the transactions contemplated by the Sale and Purchase Documents, has been paid or made, or agreed to be paid or made in connection with or as a result of the transactions contemplated by the Sale and Purchase Documents, in each case by the Seller, any Group Company or any of their respective Affiliates to any director, officer or employee of any Group Company.

Schedule VIII – Buyer Representations and Warranties

The Buyers herewith represent to the Seller regarding the Agreement, and shall repeat the following on the Closing Date:

i.
That they are entities properly established and validly existing in accordance with the standards and regulations that are applicable to them and that they have full capacity, without limitation of any kind whatsoever, to enter into this Agreement and assume the obligations set forth herein as well as those arising out of the same, and execute as many documents as may be necessary for such purpose.

ii.
That they have complied with any and all requirements as are imposed upon them by the applicable standards and regulations and their corporate bylaws regarding the signing of this Agreement and the assumption of the obligations contained in the same.

iii.
That they have full rights, powers and authorities to enter into this Agreement and comply therewith pursuant to its terms, for which purpose they have properly adopted all agreements necessary and adequate to authorize the signing, execution, and performance of this Agreement, which constitutes a valid and legally binding obligation enforceable in accordance with its terms.

iv.
That they are not subject to any legal cause of dissolution, liquidation, or bankruptcy, that they have not adopted any agreement regarding their dissolution, merger or spin-off, and there are no circumstances that may give rise to any of the situations mentioned above.

v.
That the signing of the Agreement neither violates nor gives rise to any noncompliance with any legal, regulatory, statutory provision or firm legal, arbitral, or administrative ruling binding the Buyers and/or their Affiliates.

vi.
On the Closing Date, the Buyers have financial resources or have obtained financing commitments on the part of prestigious and creditworthy third parties sufficient, at least, to pay the Purchase Price and meet any other payments to be made according to the terms and provisions of the Agreement. Except as set out in the terms of the Financing that have been shared with the Seller, the Buyers are not aware of any circumstance that, if it occurs, could adversely affect their capacity to meet the financial commitments assumed by virtue of the Agreement.

Schedule IX

Asset Purchase Agreement

Schedule X – [Luxco 1 // Luxco 2] Contingent Value Instrument

Schedule XI – Atento Assets and Liabilities

Schedule XII – Form of Local Transfer Document

Schedule XIII – Form of BBVA Contract

Schedule XIV

Pre-Closing Actions Deliverables

Part 1 –Transfer of the Argentina Shares

1.	Share Transfers

Atento Argentina S.A.

Transferor	Transferee	Number of Shares to be transferred
Atento Chile Holdco	TEF Company 1	3,299,738
Atento NV	TEF Company 1	630,634
	TEF Company 2	436,708

Centro de Contacto Salta S.A.

Transferor	Transferee	Number of Shares to be transferred
Atento Chile Holdco	TEF Company 1	45,00
	TEF Company 2	2,500
Atento NV	TEF Company 2	2,500

Mar del Plata Gestiones y Contactos S.A.

Transferor	Transferee	Number of Shares to be transferred
Atento Chile Holdco	TEF Company 1	45,000
	TEF Company 2	2,500
Atento NV	TEF Company 2	2,500

Microcentro de Contacto S.A.

Transferor	Transferee	Number of Shares to be transferred

Atento Chile Holdco	TEF Company 1	45,000
	TEF Company 2	2,500
Atento NV	TEF Company 2	2,500

Cordoba Gestiones y Contactos S.A.

Transferor	Transferee	Number of Shares to be transferred
Atento Chile Holdco	TEF Company 1	45,000
	TEF Company 2	2,500
Atento NV	TEF Company 2	2,500

Atusa S.A.

Transferor	Transferee	Number of Shares to be transferred
Atento NV	TEF Company 1	45,000
	TEF Company 2	2,500
Atento Chile Holdco	TEF Company 2	2,500

2.	Atento Chile Holdco and Atento NV shall deliver to TEF Company 1 and TEF Company 2:

a.	a certificate issued by an officer of each of the Atento Argentina Companies with sufficient powers, stating that all applicable statutory provisions have been complied with;

b.
duly executed board resolutions authorizing the sale of its entire holding of shares in each of the Atento Argentina Companies and its entry into, and performance of its obligations under, the document referred to in paragraph c. below;

c.	its duly executed shareholder notice of delivery letter to each of the Atento Argentina Companies in respect of its transfer of shares in such company;

d.
board resolution of each of the Atento Argentina Companies: (i) acknowledging receipt of the shareholder delivery letter referred to in paragraph c. above; and (ii) approving: (a) the registration of the transfer of shares of such Atento Argentina Company in its registry books (Libro de Registro de Acciones); (b) the cancellation of Atento Chile Holdco’s and Atento’s NV’s share certificates; and (c) the issuance of new share certificates to TEF Company 1 and TEF Company 2;

e.	a notarised copy of the share registry book (Libro de Registro de Acciones) of each of the Atento Argentina Companies evidencing the registration of the transfers set out in the table above;

f.	its share certificates in respect of each Atento Argentina Company; and

g.	new share certificates issued in the name of TEF Company 1 and TEF Company 2 by each of the Atento Argentina Companies.

3.	TEF Company 1 and TEF Company 2 shall deliver to Atento Chile Holdco and Atento NV:

a.	duly executed board resolutions authorising their entry into, and performance of their obligations in respect of, the transfer of the Argentina Shares; and

b.	the duly executed Majority Promissory Note and duly executed Minority Promissory Note.

Part 2 –Transfer of the Guatemala Shares

1.	Atento NV shall deliver to Atento Mexico:

a.
a certificate issued by an officer of Atento Guatemala with sufficient powers, stating that all applicable corporate and statutory provisions have been complied with for the transfer of the Guatemala Shares;

b.
duly executed board resolutions of Atento NV authorizing its entry into, and performance of its obligations under, the documents referred to in paragraphs c. and-d. below and approving the transfer of the Guatemala Shares (and the transactions contemplated thereby);

c.	a note to the board of directors of Atento Guatemala requesting registration of the transfer of the Guatemala Shares;

d.	stock certificates in respect of the Guatemala Shares duly endorsed by Atento NV in favour of Atento Mexico;

e.
a certificate issued by the Secretary of Atento Guatemala’s board of directors evidencing the entry of Atento Mexico in the shareholder register of Atento Guatemala as the owner of the Guatemala Shares; and

f.	such other documents as may be required to effect the transfer of the Guatemala Shares under the constitutional documents Atento Guatemala.

2.	Atento Mexico shall deliver to Atento NV:

a.	duly executed board resolutions of Atento Mexico authorizing the acquisition of the Guatemala Shares; and

b.	the fair market cash consideration for the Guatemala Shares.

Part 3 –Transfer of the Colombia Shares

1.	Share Transfers

Transferor	Transferee	Number of Shares to be transferred
Atento Venezuela, S.A.	Atento Spain	256
Atento Brazil	Atento Impulsa, S.L.U.	127
Atento Mexico	Atento Spain	49,872
	Atento Impulsa, S.L.U.	50,001
	Atento Servicios Auxiliares de Contact Center, S.L.U.	50,128

2.	Atento Brazil, Atento Mexico and Atento Venezuela, S.A. shall deliver to the Colombia Purchasers:

a.
a certificate issued by an officer of Atento Colombia with broad and sufficient powers, stating that all applicable statutory provisions have been complied and that all requirements under Atento Colombia’s constitutional documents relating to the transfer of shares of Atento Colombia have been duly complied with ;

b.
board resolutions of each of Atento Brazil, Atento Mexico, and Atento Venezuela, S.A. authorizing the sale of their respective shares of Atento Colombia and their entry into, and performance of, their respective obligations under, the document referred to in paragraph d. below (and the transactions contemplated thereby);

c.	stock certificates in respect of the Colombia Shares duly endorsed by each of Atento Brazil, Atento Mexico and Atento Venezuela, S.A. in favour of the Colombia Purchasers;

d.
letters of instruction addressed to the Secretary of Atento Colombia, whereby Atento Brazil, Atento Mexico and Atento Venezuela, S.A. request that the share transfers are duly registered in the stock ledger in order for it to reflect the new shareholder composition and effect the corresponding and applicable new entries in the stockledger;

e.
a copy of the stock ledger of Atento Colombia that evidences that 100% of the shares of Atento Colombia held by each of Atento Brazil, Atento Mexico and Atento Venezuela, S.A. have been transferred to the Colombia Purchasers in the proportions set out in the table above; and

f.	new share certificates issued in favour of the Colombia Purchasers.

3.	The Colombia Purchasers shall deliver to Atento Brazil, Atento Mexico and Atento Venezuela , S.A.:

a.	duly executed board resolutions authorizing their respective acquisitions of shares as set out in the table above; and

b.	the fair market cash consideration for the Colombia Shares.

4.
To the extent required under applicable law, the Colombia Purchasers shall as soon as practicable and, in any case, no later than one year after the transfer of the shares in Atento Colombia to the Colombia Purchasers, the Colombia Purchasers carry out a foreign investment substitution procedure before the Central Bank, through which the Central bank will be informed that the foreign investors in the company were replaced by others and the foreign investment of the Colombia Purchasers in Atento Colombia will be dully registered for foreign exchange purposes.

Part 4 –Transfer of the Venezuela Shares

1.	Atento NV shall deliver to the Venezuela Buyer;

a.	a certificate issued by an officer of each of the Atento Venezuela Companies with sufficient powers, stating that all applicable statutory provisions have been complied with;

b.	duly executed board resolutions of Atento NV authorizing the sale of the Venezuela Shares to the Venezuela Buyer;

c.	the stock registry books of the Atento Venezuela Companies evidencing the entry of the Company as the new owner of the Venezuela Shares; and

2.	The Venezuela Buyer shall deliver to Atento NV:

a.	duly executed board resolutions of relevant TEF entity authorizing its acquisition of the Venezuela Shares; and

b.	the fair market cash consideration for the Venezuela Shares.

3.
Within four weeks of the transfer of the Venezuela Shares, the Venezuela Buyer shall file the minutes evidencing the registration of the transfer of the Venezuela Shares with the Venezuelan Mercantile Registry.

Schedule XV –Inter-company Indebtedness

Schedule XVI –Related Party Agreements to be Terminated

None as of the date of this Agreement

Schedule XVII – All Related Party Agreements

Schedule XVIII –Master Services Agreement

Schedule XIX – Top 25 Customers/Top 34 Suppliers

Schedule XX –Contribution Margin Illustration

Q1-12
ATENTO BRASIL	Total TEF
Recurring Revenues	277,007
Revenues	278,275
Telecommunications Revenues	-
Other Ordinary Revenues	(1,267)
Total Variable Operating Costs	190,887
Operational Employees Salaries & Benefits	177,839
Employees Salaries & Social Security contributions	147,397
Employee Benefits	30,443
Training & Specialization COV	3,421
Trainers Salaries & Benefits	2,196
Other Training & Specialization expenses	1,225
Recruitment Expenses	1,185
Recruitment Employees Salaries & Benefits	716
Other Contracting Expenses	469
Implementation Costs	-
Salaries and Benefits of employees for development systems	-
Other Implementation Costs	-
Maintenance of developments	1,996
Salaries and Benefits of employees for maintenance of developed systems	1,114
Other expenses for maintenance of systems for the services	882
Subcontracting of the operation	-
Services rendered by other companies recharged to customers	-
Telecommunications	891
Telephone traffic relating to the service	983
Employees telephone expense	(92)
Travel and Representation Expenses COV	612
Other Variable Operating Costs Total	4,944
Office and computer equipment COV	25
Headphones spares	301
Fee TGS	149
Other Variable Operating Costs	4,469
Atento Group Other Variable Operating Costs	-
MC	86,119
% MC	31.1%

Schedule XXI – [Intentionally left blank]

Schedule XXII –Form of Receivables Assignment

Schedule XXIII –Headline Purchase Price Allocation

Argentina
•    Contingent Value Instrument (up to the Argentinean Peso equivalent of €110,000,000 as at the date of this Agreement)
•      Assumption of the Majority Promissory Note €17,499,000
•      Assumption of the Minority Promissory Note € 1,944,000

Brazil	€507,322,000
Mexico	€115,705,000
NV	€171,951,500
Czech	€8,900,000
Spain	€86,160,000
Atento Assets and Liabilities	€19,961,500
Total	€1,039,443,000

Schedule XXIV –Vendor Loan Note

Schedule XXV –Specific Disclosures Against the Representations and Warranties

Representation and Warranty	Disclosure
2.2	Certain agreements included in Schedule XXVI “CONTRATOS TOP 37 PROVEEDORES” and “CONTRATOS TOP 25 CLIENTES” have clauses of change of control.
3.1
Atento NV has only paid up Ar$625 of Ar$2,500 of its stake in the share capital of each of the following companies Centros de Contacto Salta, S.A., Mar del Plata Gestiones y Contactos S.A., Microcentro de Contacto, S.A., Córdoba Gestiones y Contactos, S.A.

5.4.1	There have been changes in the useful life of some assets in accordance with IFRS have been made during the six years prior to the Accounts Date or since
6.1.2	Some Facilities subject to clauses of change of control are listed in exhibit 6.1.2 here attached
6.5
Atento NV has only paid up Ar$625 of Ar$2,500 of its stake in the share capital of each of the following companies Centros de Contacto Salta, S.A., Mar del Plata Gestiones y Contactos S.A., Microcentro de Contacto, S.A., Córdoba Gestiones y Contactos, S.A.

13.4
(i) At Atento Chile, there are ongoing negotiations with SAP for licenses upgrades. During this negotiation process, the licenses have not been paid.
(ii) At Atento Brazil, Atento Mexico and Atento Argentina as a consequence of the growth of our operations, the capacity is constantly reviewed and analyzed. As a result of such analysis some investments may be required.
(iii) There is an audit ongoing in Mexico in order to determine the licenses of Microsoft, Oracle and SAP used, This exercise has been made also in the past. As a consequence of this audit, certain amounts may result payable to Microsoft.
(iv) At Atento Mexico, some recording systems have experienced problems in the past with random and managed incidents in speech-recognition, dialing and recording systems across Atento.

13.1
The registration process of certain trademarks already transferred to the Company and included in Schedule XI of this Agreement have not been finalized yet in the relevant registry of certain jurisdictions.

Disclosure
Schedule XVII
The Sourcing Service Agreement entered into by and between Atento Inversiones y Teleservicios, S.A.U. and Telefónica Global Services GmbH (“TGS”) dated on 2012 belongs to the Related Party Agreements. It shall not be terminated and has been Fairly Disclosed and it´s considered by the Buyers as Information Disclosed.

Schedule XXVI –Material Supplier/Customer Agreements

Schedule XXVII –TEF Trade Receivables Shortfall (Worked Example)

1) Illustration of the calculation of "Blended TEF VAT Rate"

	(A)	(B)	(C)
	VAT	Reported TEF Trade receivables	TEF Trade receivables excluding VAT
Spain	14%	56,125	49,146
Mexico	16%	17,002	14,657
CAM	11%	5,062	4,561
Brazil	10%	96,566	87,900
Peru	18%	22,572	19,171
Argentina	21%	29,280	24,198
Colombia	16%	5,154	4,443
Chile	18%	14,251	12,077
Puerto Rico	-%	1,288	1,288
Morocco	8%	5,362	4,953
Chequia	20%	915	763
Subtotal Receivables		**253,597**	**223,156**
Holding and Eliminations		51	51
Total		**253,648**	**223,207**

TEF AR including VAT (total B)	253,648
TEF AR excluding VAT (total C)	223,207
"Blended TEF VAT Rate" (D)	**13.6%**

Key:

(A) Effective VAT rate by geography provided by Atento Management.

(B) Reported TEF Trade receivables at Effective Date by geography (converted to Euros at the applicable rate on the Effective Date) net of advances on orders from received from Telefonica at Effective Date by geography (converted to Euros at the applicable rate on the Effective Date). No balances related to Venezuela are included in the Venezuela.

(C) Calculated as B divided by the quantity (1 plus A).

(D) Calculated as the quantity (total B divided by total C), less 1. Stated as a percentage.

(E) Reported monthly consolidated sales to Telefonica in Euros (consolidated and coverted into Euros in accordance with historical practice except as it relates to the exclusion of Venezuela sales) for those months prior to the Effective Time that, on a 'count back basis', are required for the DSO calculation

(F) Calculated as E multiplied by the quantity (D plus 1)

(G) Calculated as F divided by days in month

2) Illustration of the calculation of "Actual TEF Trade Receivables DSO"

	(E)		(F)	(G)	Illustration of 'count back method' for calculating DSO				
Consolidated sales in € in 000s	Reported sales	Blended TEF VAT Rate (as cacluated above)	Reported Sales grossed up for Blended TEF VAT Rate	Daily grossed up sales	Days in month	Remaining balance of TEF AR including VAT	Value of gross sales in TEF AR	% of gross sales in TEF AR	% of days in TEF AR
June	74,208	13.6%	84,329	2,811	30	253,648	84,329	100%	30
May	74,647	13.6%	84,827	2,736	31	169,320	84,827	100%	31
April	73,017	13.6%	82,975	2,766	30	84,492	82,975	100%	30
March	80,100	13.6%	91,024	2,936	31	1,517	1,517	2%	0.5
Total							**253,648**		**91.5**

Actual TEF Trade Receivables DSO	91.5

3) Illustration of the calculation of "TEF Trade Receivables DSO Shortfall Amount"

The calculation to be used is as follows: TEF Trade Receivables DSO Shortfall multiplied by the Daily Gross Sales value from the oldest month included in the calculation of Actual TEF Trade Receivables DSO (i.e. column (G) above)

For example, in the case above, no shortfall exists as 91.5 days exceeds 88 days. Therefore there is no adjustment.

If, purely by means of a separate example, the Actual TEF Trade Receivables DSO were 83.7 days, the calculation would be as follows:

TEF Trade Receivables DSO Shortfall:		
Target TEF Trade Receivables DSO	88.0	
Actual TEF Trade Receivables DSO	83.7	
TEF Trade Receivables DSO Shortfall	**(4.3)**	
Multiplied by:		
Daily grossed up sales of oldest month	2,766	(using daily grossed up sales from example above)
TEF Trade Receivables DSO Shortfall Amount	**(11,893)**